                            ID BIOMEDICAL CORPORATION

                             ANNUAL INFORMATION FORM
                                  FOR THE YEAR
                             ENDED DECEMBER 31, 2004














                           Dated as of March 25, 2005


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                                                           TABLE OF CONTENTS



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
TRADEMARKS AND TRADE NAMES...............................................................................5

THE COMPANY..............................................................................................6

BUSINESS OF ID BIOMEDICAL - GENERAL......................................................................7

VACCINES.................................................................................................8
   Marketed Products.....................................................................................9
         Fluviral........................................................................................9
         NeisVac-C......................................................................................10
   Clinical Development Programs........................................................................11
         Influenza Vaccines.............................................................................11
            Fluviral for the US market..................................................................11
            FluINsure, a Nasally-administered Influenza Vaccine.........................................11
            Cell Culture-Derived Influenza Vaccine......................................................14
            Preservative-Free Influenza Vaccine.........................................................14
         Subunit Vaccines...............................................................................16
         Development Programs...........................................................................16
            Group A Streptococcus (GrAS) StreptAvax(TM)Vaccine..........................................17
            Pneumococcal Group-Common Vaccine (PGCvax)..................................................20
            Adult Studies...............................................................................21
            Studies in the Elderly......................................................................21
            Children (Toddler) Study....................................................................22
            Children (infant) study.....................................................................23
         Adjuvant Technologies..........................................................................23
            Proteosome Technology.......................................................................23
            Emulsion-Based Technologies.................................................................25
         Preclinical/Research Programs..................................................................25
         Intramuscular Vaccines.........................................................................25
            Meningococcal Protein.......................................................................25
            Group B Streptococcal Vaccine...............................................................26
            Other Protein-based Subunit Vaccines........................................................26
         Intranasal Vaccines............................................................................26
            Respiratory Syncitial Virus (RSV)...........................................................26
            Measles.....................................................................................27
            Severe Acute Respiratory Syndrome Coronavirus (SARS)........................................28
            Group A Streptococcus.......................................................................28
            Bordetella Pertussis........................................................................28
            Allergy.....................................................................................28
            Autoimmune and Neurodegenerative Diseases...................................................29
         Vaccines against biological warfare agents.....................................................30
            Plague......................................................................................30
            Anthrax.....................................................................................31
   Business Strategy....................................................................................31
   Clinical and Regulatory Requirements.................................................................32
         Enhanced Surveillance for ORS in Canada (2000-2004)............................................34
         Clinical Programs..............................................................................35
         Preclinical/Research Programs..................................................................35
   Competition for Marketed Products and Clinical Programs..............................................35
         Influenza Vaccines.............................................................................35
         NeisVac-C......................................................................................37
         Group A Streptococcal (GrAS) Vaccines..........................................................37
         Pneumococcal Vaccines..........................................................................37
   Marketing, Distribution and Supply Agreements........................................................37
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
         Fluviral.......................................................................................38
   US Marketing, Distribution and Product Purchase Agreements...........................................38
         NeisVac-C......................................................................................39
            Baxter Corporation ("Baxter")...............................................................39
            Canadian Government Contracts...............................................................39
   License and Acquisition Agreements...................................................................40
         Shire Purchase Agreement.......................................................................40
            Consideration...............................................................................40
         Intellivax International, Inc..................................................................41
         Walter Reed Army Institute of Research.........................................................41
         University of California, Los Angeles (UCLA)...................................................42
         University of Tennessee Research Corporation (UTRC)............................................42
         United States Army Medical Research and Material Command.......................................43
         Dynport Vaccine Company, LLC...................................................................43
         National Research Council of Canada............................................................43
         National Institute for Biological Standards and Controls ("NIBSC").............................43
   Loan Facility Agreements.............................................................................44
         Shire LLC Credit Facility......................................................................44
         Second City Capital Partners LLC ("Second City") Loan Agreement................................44
         Innovatech.....................................................................................44
         Government Loan................................................................................45
   Other Agreements.....................................................................................45
         Technology Partnerships Canada Agreements......................................................45
            IDBQ TPC....................................................................................45
            ID Biomedical TPC...........................................................................45
         Alexandria Real Estate Equities, Inc. (ARE)....................................................46
   Patent Protection....................................................................................46
         Patents and Patent Applications................................................................46
   Legal Proceedings....................................................................................47
         Innovatech.....................................................................................47

GENE-BASED TESTING......................................................................................48
         Cycling Probe(TM)Technology....................................................................48
         Product Development Program....................................................................48
         Business Strategy..............................................................................48
         License and Acquisition Agreements.............................................................48
            Applied Biosystems..........................................................................48
            Takara Biomedical Group.....................................................................49
         Patents and Other Intellectual Property........................................................49

FACILITIES AND HUMAN RESOURCES..........................................................................49
         1630 Waterfront Center 200 Burrard Street, Vancouver, British Columbia.........................49
         2323, Du Parc Technologique Blvd, Quebec City, Quebec..........................................49
         525 Cartier Blvd West, Laval, Quebec...........................................................50
         7150 Frederick Banting, Suite 200 Ville St. Laurent, Quebec....................................50
         Institut national de la recherche scientifique (INRS) - 531 des Prairies Blvd., Laval, Quebec..50
         19204 North Creek Parkway, Bothell, Washington.................................................50
         30 Bearfoot Road, Northborough, Massachusetts..................................................50
         6996 Columbia Gateway Drive, Suite 103 Columbia, Maryland......................................50

AUDITORS, TRANSFER AGENT AND REGISTRAR..................................................................51

DESCRIPTION OF SHARE CAPITAL............................................................................51
         Common Shares..................................................................................51
         Preference Shares..............................................................................51
         Shareholder Rights Plan........................................................................51
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
         Share Purchase Warrants........................................................................52

MARKET FOR SECURITIES...................................................................................52
         Trading Price and Volume on the TSX............................................................52

DIRECTORS AND OFFICERS..................................................................................52

Cease Trade Orders, Bankruptcies, Penalties or Sanctions................................................56

COMMITTEES OF THE BOARD OF DIRECTORS....................................................................56
         Charter of the Audit Committee.................................................................57
            Limitation..................................................................................59
         Corporate Governance Committee.................................................................59
         Compensation Committee.........................................................................59

RISK FACTORS............................................................................................59
   Risks Related To Our Financial Condition.............................................................60
   Risks Related to Marketed Products...................................................................62
   Risks Related To the Development and Commercialization of Our Products...............................63

   Risks Related To Owning Our Shares...................................................................74

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS...............................................74

DIVIDEND POLICY.........................................................................................74

OFF-BALANCE SHEET TRANSACTIONS AND CONTRACTUAL COMMITMENTS..............................................75

PRINCIPAL ACCOUNTANT FEES AND SERVICES..................................................................75

INTERNAL CONTROLS - REPORT FROM MANAGEMENT..............................................................75

CODE OF ETHICS..........................................................................................76

CRITICAL ACCOUNTING ESTIMATES...........................................................................76

ADDITIONAL INFORMATION..................................................................................76

CAUTION REGARDING FORWARD-LOOKING STATEMENTS............................................................77

GLOSSARY OF TECHNICAL TERMS.............................................................................79

EXHIBIT 1...............................................................................................83
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                           TRADEMARKS AND TRADE NAMES




Throughout this Annual Information Form:

Fluviral, StreptAvax, FluINsure, PGCvax, Proteosome, Protollin, Cycling Probe Technology, NspA, and Sip are trade names and trademarks owned by ID Biomedical Corporation.

NeisVac-C is a trademark owned by Baxter International, Inc. and is used by ID Biomedical under license in Canada.

FluMist, Adjumer, Fluzone, Mutagrip, Vaxigrip, Fluarix, Influvac, Fluvirin, Begrivac, Fluad, Inflexal, Menjugate, Meningitec, Menactra, Pneumovax23, Prevnar, Pentacel and other mentioned brands are trade names and trademarks owned by their respective owners.

The various brands, trademarks and trade names may or may not be designated with symbols such as(R), or(TM).

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                                   THE COMPANY

ID Biomedical Corporation (IDB) was incorporated under the COMPANY ACT (British Columbia) on March 4, 1991. IDB has five wholly owned subsidiaries: ID Biomedical Corporation of Vancouver (IDBV); ID Biomedical Corporation of Washington (IDBW); ID Biomedical Corporation of Quebec (IDBQ); ID Biomedical Corporation of Maryland (IDBM) and ID Biomedical Corporation of Northborough
(IDBN). References herein to the "Company" may refer individually or collectively to ID Biomedical Corporation, IDBV, IDBW, IDBQ, IDBM and/or IDBN.

IDBV was incorporated under the CANADA BUSINESS CORPORATIONS ACT on December 16, 2004. The primary focus of IDBV is to own and manage the Company's Quebec based real estate properties. IDB holds 100% of the voting securities of IDBV.

IDBW was incorporated under the laws of the State of Delaware on March 9, 1993 under the name of ID Vaccine Corporation. ID Vaccine Corporation changed its name to ID Biomedical Corporation of Washington on December 29, 2000. The primary focus of IDBW is the development of the StreptAvax vaccine, the Company's vaccine against Group A Streptococcus; the scale-up of the Company's Proteosome protein adjuvant/delivery technology; the management of the Company's Good Manufacturing Practices (GMP) pilot manufacturing facility in Bothell, Washington; the production of the plague vaccine antigen; and the development of other biodefense related vaccine programs. IDB holds 100% of the outstanding voting securities of IDBW.

In May 2001, IDB acquired Montreal, Quebec based IDBQ and its Baltimore, Maryland subsidiary, IDBM (see "Vaccines - License and Acquisition Agreements").

IDBQ was incorporated under the CANADA BUSINESS CORPORATIONS ACT on June 13, 1991 under the name of Dialab Consultants en Services Diagnostiques Inc. and, on July 18, 1997, changed its name to Intellivax International, Inc. Intellivax International, Inc. subsequently changed its name to ID Biomedical Corporation of Quebec on April 15, 2002. The primary focus of IDBQ is the development of the Company's FluINsure intranasal influenza vaccine; the research and development of the Proteosome protein adjuvant/delivery technology; and the research and preclinical development of respiratory vaccines based on the Proteosome platform technology. IDBV holds 100% of the outstanding voting securities of IDBQ. IDBQ holds 100% of the outstanding voting securities of IDBM.

On September 9, 2004, IDB completed a transaction by which it acquired the vaccine assets of Shire Pharmaceuticals Group plc, ("Shire"), with facilities located in Quebec City and Laval, Quebec (see "Vaccines - License and Acquisition Agreements"). The principal subsidiary holding the Shire vaccine assets was Shire BioChem Inc. The real property acquired in this transaction was transferred to IDBV and all other assets were assigned to IDBQ, with the exception of intellectual property, which was assigned to IDB. Most of the employees have become employees of IDBQ. Since this acquisition, the focus of ID Biomedical and IDBQ has been expanded to include the commercial operations associated with the Company's injectable influenza vaccine, Fluviral, as well as various research and development activities related to certain clinical and preclinical development programs being developed under an agreement with Technology Partnerships Canada (see "Other Agreements").

On September 9, 2004, the Company also acquired all issued and outstanding shares of Shire BioChem Inc.'s wholly owned subsidiary Shire Biologics Inc., located in Northborough, Massachusetts. Shire Biologics Inc. was incorporated under the laws of the State of Delaware on June 17, 1998. On September 10, 2004, Shire Biologics Inc. changed its name to ID Biomedical Corporation of Northborough. IDBW holds 100% of the outstanding voting securities of IDBN. The primary focus of IDBN is managing a large-scale pilot manufacturing plant at the

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Northborough site; assisting on various activities associated with obtaining US licensure of the Company's injectable influenza vaccine, Fluviral; and conducting certain technical aspects for the late-stage development activities associated with some of the Company's pipeline vaccine programs, such as StreptAvax, a vaccine against Group A Streptococcus, and PGCvax, a vaccine against STREPTOCOCCUS PNEUMONIAE.

IDBM was incorporated under the laws of the State of Maryland on May 11, 1995 under the name of Intellivax, Inc. and subsequently changed its name to ID Biomedical Corporation of Maryland on July 12, 2002. The primary focus of IDBM is managing the Company's US clinical and regulatory affairs. IDBQ holds 100% of the outstanding voting securities of IDBM.

Unless otherwise noted, all financial references in this Annual Information Form are in Canadian dollars.

                       BUSINESS OF ID BIOMEDICAL - GENERAL

ID Biomedical Corporation ("ID Biomedical" "IDB" or the "Company") is an integrated biotechnology company dedicated to the development of innovative vaccine products. It operates in research, development, manufacturing, sales and marketing from its facilities in Canada and the United States.

 ID Biomedical currently has two products marketed in Canada:

         Fluviral, an injectable influenza vaccine, licensed and sold in Canada, and in clinical development for potential approval to enter the US market; and,

         NeisVac-C, a vaccine for Meningococcal Group C disease, which is distributed by the Company in Canada on behalf of Baxter Corporation.

ID Biomedical is also developing vaccines targeted at prevention of different diseases, as well as vaccines targeting biological warfare agents. The Company's lead products in clinical development are:

         FluINsure, a non-live intranasally delivered vaccine for the prevention of influenza (flu), which has successfully completed several Phase II clinical trials and its first (non-pivotal) field efficacy study;

         StreptAvax, a subunit injectable vaccine for the prevention of diseases caused by Group A Streptococcus in children, which is in Phase II clinical development; and

         PGCvax (Pneumococcal Group Common Vaccine), a subunit injectable vaccine for the prevention of diseases caused by STREPTOCOCCUS PNEUMONIAE (pneumococcus), which is in Phase I testing in infants and the elderly.

The Company also has a number of research and early stage development programs that include the possible development of intranasal vaccines for respiratory viruses, respiratory bacteria, and bioterror agents. The Company's research and preclinical programs also include projects for intramuscular (injectable) vaccines against meningococcal diseases, Group B Streptococcus, and HAEMOPHILUS INFLUENZAE.

ID Biomedical also owns the Proteosome adjuvant/delivery technology, a proprietary technology suitable for stimulating immune responses in the respiratory tract via nasal administration. The Proteosome technology is a component of FluINsure and the nasally administered vaccines being developed in our preclinical research programs.

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In addition to the Company's main vaccine business, it also owns and licenses rights to a proprietary genomics analysis system referred to as Cycling Probe Technology ("CPT").

                                    VACCINES

Vaccination is one of the most cost-effective forms of disease control. The market for vaccines has been steadily growing over the last several years. Worldwide, the estimated market has grown from about US$1.6 billion in 1990 to approximately US$6.5 billion in 2001, or about 15% annually over that time. The industry is dominated by four companies: Sanofi Pasteur, GlaxoSmithKline, Merck & Co., and Wyeth, Inc. (formerly American Home Products). In order to make inroads in this industry, companies must rely on new technologies and innovative vaccine design strategies, or mergers and acquisitions.

The influenza (flu) vaccine marketplace is important to ID Biomedical. Currently, our largest selling product is Fluviral, an injectable influenza vaccine marketed in Canada. The Company believes there is a potential significant opportunity for this product in markets outside of Canada, particularly in the United States. In addition, our most advanced product in development is FluINsure, an intranasal influenza vaccine. Both of these products are described in this Annual Information Form.

According to a variety of estimates, influenza accounts for approximately US$5 billion in direct medical costs and about US$12 billion in lost productivity of infected workers each year. According to the World Health Organization (WHO), influenza afflicts 70 - 150 million people annually and accounts for 125,000 deaths each year in North America and Europe. Relative to healthy adults, the mortality rate of flu is believed to be higher for people over 65 years of age and for those with chronic illnesses. In addition, the burden of disease due to influenza in infants and pre-school age children is increasingly being recognized. As a result young children are being added to populations advised to receive annual influenza immunization in both Canada and the United States.

An international network of laboratories monitors the emergence and spread of new epidemic and pandemic strains of influenza. The network was established in 1947 and now includes three WHO Collaborating Centers and approximately 120 WHO National Laboratories. The network's objective is to detect the emergence and spread of influenza virus changes over time (a phenomenon called "antigenic drift") that relate to changes in the hemagglutinin (HA) surface glycoprotein. This information is used to signal the need to update the strains contained in the influenza vaccine as often as annually. Additionally, the US Centers for Disease Control (CDC) supports a surveillance program for year-round influenza isolation in six cities in China, where many pandemic and epidemic strains have first appeared.

The WHO issues an annual recommendation in February regarding which influenza viruses are likely to infect the population in the coming year, and thus should be represented in the flu vaccine. In the United States, the CDC and Center for Biologics Evaluation and Research (CBER) of the US Food and Drug Administration
(FDA) hold a joint meeting in late February to discuss the WHO recommendations, evaluate their own data, and select influenza vaccine strains for US manufacturers. Both the WHO and US recommendations for annual flu vaccine production (which generally are identical), include the three strains predicted to be the most likely to cause influenza for the upcoming season. Current vaccines have been shown to provide 70-90% protection against influenza infection in people under the age of 65. The CDC recommends influenza vaccines for elderly and high-risk individuals, and recently extended its recommendation to include those 50 and older. The CDC has also set a target to have 150 million Americans vaccinated annually against influenza by 2010. Health Canada recommends influenza vaccination for persons over 64 or with chronic illnesses, and also encourages the vaccine for the general population.

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The manufacture of the influenza vaccine each year requires access to the influenza strains identified by the WHO. Wild type vaccine strains tend to grow slowly in the laboratory and are difficult to manufacture on a large scale. To speed up the process, genes encoding hemagglutinin (HA) and neuraminidase (NA) from the selected strains are inserted into an egg-adapted form of influenza virus that will grow rapidly in the laboratory. The fast-growing viruses are then used to infect embryonated chicken eggs. After multiple replications, the allantoic fluid of the eggs is collected, the virus is concentrated and inactivated, and the viral proteins are partially purified. The viral proteins are then split and the three monovalent strains are formulated as a trivalent vaccine.

Producing influenza vaccine in chicken eggs is a time consuming task that must be carefully managed to avoid bacterial contamination. The manufacturing season typically runs from February through July of each year. After a manufacturer has produced and released vaccine from production, it must still be cleared by health agencies prior to being sold to the public. In Canada, release testing is completed by Health Canada and in the US similar testing is done by CBER. Obtaining product release by the appropriate governmental regulatory agency can add weeks to the production cycle. This is important because influenza is a seasonal business and most product must be in the hands of customers by October or November. Delivering product early in the season can be advantageous from a competitive perspective. Likewise, being late in delivery to distributors or to end users can be a competitive disadvantage.

Although influenza vaccine production in eggs can be time consuming and difficult, it is important to note that the production process is well controlled and significant manufacturing problems relating to the worldwide production of flu vaccine are rare. In 2004, however, Chiron Corporation experienced significant problems with its production of annual influenza vaccine resulting in approximately 48 million doses of vaccine being withheld from the market. These doses were destined for the US marketplace and represented about 50% of what health officials expected to use that year in the US. As of this Annual Information Form, the Company and others in the industry expect Chiron to re-enter the US market in time for the 2005/06 season.

While this situation highlights the risk of flu vaccine manufacturing, this particular instance created a potential opportunity for ID Biomedical as the US government became keenly aware of the risks associated with having too few licensed suppliers on the market (in 2004, for example, only two manufacturers, Chiron and Sanofi Pasteur, were licensed to sell influenza vaccine in the US). As a result, the US government has encouraged potential manufacturers such as IDB, to enter the US market. While this is a positive development, if too many additional flu vaccine suppliers enter the market, then an oversupply situation could result in the future, which could negatively impact pricing of influenza vaccines.

                                MARKETED PRODUCTS

FLUVIRAL

Fluviral is a conventional split-viron, inactivated flu vaccine delivered by injection. In Canada, it is indicated for active immunization against three strains of influenza virus, which are updated annually based on the recommendations of regulatory agencies and the WHO. It is offered in a 10-dose vial or in a 0.5 mL single-dose pre-filled syringe. Fluviral was first launched in Canada in 1992.

Each year up to 7 million people get influenza in Canada, and as many as 1,500 or more of these individuals will die. Annual influenza vaccination plays an important role in protecting individuals from influenza. In high-risk populations (people with chronic diseases, elderly, infants), the influenza vaccine has a substantial positive impact on health and well-being and can be shown to

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reduce rates of hospitalizations and death during the annual influenza epidemic.

The Company has a leading position in Canada and currently supplies approximately 75% of the Canadian public flu vaccine market. Under contracts with the Canadian government, the Company has committed to supply the Canadian government with as many as 12 million doses in any given year through 2011. In 2004, ID Biomedical shipped approximately 8.9 million doses to the Canadian public and private markets, which as a result of the vaccine shortage in the United States, was more than normal. During a typical year, the Company expects to ship between 7 and 8 million doses to the Canadian market.

Fluviral is also approved in a small number of international markets (such as Mexico, China, Taiwan, Hungary, Argentina) but the Company has not had, and does not expect, material sales in any of these markets or any other markets outside of Canada, with the exception of the United States, which the Company is targeting as a major potential future market opportunity for the Fluviral vaccine. Fluviral has not been approved for sale in the US.

In addition to supplying flu vaccine on an annual basis, the Company has also entered into an agreement with the Canadian government to supply flu vaccine in the event of a pandemic (see "Marketing, Distribution and Supply Agreements - Fluviral - Annual and Pandemic Supply of Influenza Vaccine to the Canadian Government"). Under this contract the Company has certain rights and obligations related to its ability to rapidly deliver to the Canadian government approximately 32 million doses of flu vaccine or a single monovalent dose for each Canadian resident in the event of a pandemic.

Approximately 40 million doses of Fluviral have been distributed throughout Canada over the last several years.

NEISVAC-C

NeisVac-C (meningococcal group C - tetanus toxoid conjugate vaccine) was first approved for commercialization in Canada in January 2002 as a three-dose regimen. On May 5, 2004, the Company received the approval from Health Canada of a new NeisVac-C two-dose regimen for infants aged two to twelve months. NeisVac-C is the only two-dose meningitis C vaccine available for children (two months - one year of age) in Canada. It is a one-dose regimen for children older than one year and adults. The Company distributes the vaccine in Canada on behalf of Baxter Corporation, the developer and manufacturer of the vaccine (see "Marketing, Distribution and Supply Agreements - NeisVac-C").

NeisVac-C vaccine is indicated for the active immunization of children from two months of age and older as well as adolescents and adults for the prevention of invasive disease caused by NEISSERIA MENINGITIDIS serogroup C. NeisVac-C vaccine has been shown to be immunogenic in infants, children, adolescents and adults, and it also confers immunologic memory (for potential long-term protection) in all age groups, including infants and toddlers, who are the hardest hit by this disease. This vaccine comes in a liquid formulation provided in pre-filled syringes to facilitate administration and to reduce the time required by health care centers to vaccinate patients.

In September 2004, the Company was selected to supply meningitis C vaccine to the Canadian government under a two year contract with the potential for a third year (see "Marketing, Distribution and Supply Agreements - NeisVac C").

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                          CLINICAL DEVELOPMENT PROGRAMS

INFLUENZA VACCINES

FLUVIRAL FOR THE US MARKET

The Company is actively discussing a development strategy with the United States Food and Drug Administration (FDA) and is currently carrying out clinical trials in the US for possible future market introduction of an injectable influenza vaccine (see "Vaccines - Clinical and Regulatory Requirements"). The Company also entered into distribution and purchase agreements with three parties related to sales of product in the US. The rights that may be afforded to ID Biomedical under these agreements are contingent upon the Company obtaining FDA approval of Fluviral (see "Vaccines - Marketing, Distribution and Supply Agreements"). If the Company is unable to obtain FDA approval by a date certain, then these agreements may be terminated.

FLUINSURE, A NASALLY-ADMINISTERED INFLUENZA VACCINE

The Company's intranasal flu vaccine is based on combining partially-purified, egg-derived flu antigens with Proteosome proteins (see "Adjuvant Technologies - Proteosome Technology") derived from the outer membrane of NEISSERIA MENINGITIDIS. The Proteosome proteins are known to have adjuvant properties and to enhance immunogenicity via mucosal delivery routes. The influenza antigen, such as that produced by IDBQ, is complexed to Proteosome proteins to form the basis of the Company's intranasal flu vaccine product. Immune responses against the hemagglutinin protein or HA are believed to correlate with protection against influenza infection and include (but are not limited to) the hemagglutination-inhibiting antibodies found in the bloodstream after immunization with an influenza vaccine, as well as antibodies secreted from the mucosal lining of the respiratory tract.

Historical clinical development of the intranasal influenza vaccine included completion of two studies of a prototype monovalent vaccine as a means of evaluating the safety and immunogenicity of the intended trivalent product (i.e., a vaccine immunizing against the same three strains of influenza virus as with current injectable flu vaccines) in three doses. These trials were conducted in 2001 by a collaborator at the University of Rochester, and showed the monovalent prototype vaccine at all doses to be safe and well tolerated and to induce immune responses of a type widely considered by the scientific community to correlate with protection in a significant proportion of the test subjects.

Also in 2001, expanded human safety and immunogenicity studies were initiated with the prototype intranasal flu vaccine, including a mixed population of healthy adult volunteers with and without prior immunity to the flu vaccine strain. On October 18, 2001, positive preliminary results showed that both the one- and two-dose regimes of the prototype vaccine generated similar magnitudes of immune responses to the targeted strain and the vaccine was well tolerated and elicited both mucosal and systemic immune responses.

As a consequence of these successful results, the Company initiated testing of a trivalent (covering three strains) Proteosome-based intranasal flu vaccine, referred to as FluINsure vaccine. This Phase I Clinical Trial was undertaken at the Clinical Trials Research Center (CTRC) at Dalhousie University in Halifax, Nova Scotia. The study protocol was designed to test four different dosing regimens of FluINsure vaccine. In April 2002, the Company announced that a preliminary analysis of safety and serum immunogenicity data showed that the desired immune response endpoints of the trial had been achieved and there were no safety concerns in the 78 volunteers that received the vaccine. As a result, a Phase II Clinical Trial Application was submitted and a "No Objection" response was granted by the Biologics and Genetic Therapies Directorate of the Heath Products and Foods Branch of Health Canada. In September 2002, enrollment of a total of 99 healthy adult volunteers in two different Phase II Clinical Trials was

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completed. These Phase II trials were randomized, double-blind and concurrent placebo-controlled studies. On December 3, 2002, positive results from the Phase II clinical trials were confirmed to be consistent with the results of both the prototype monovalent and the trivalent Phase I study, showing that the product was immunogenic via the nasal route. The FluINsure vaccine continued to exhibit a favorable safety and tolerability profile, with no serious adverse events and only mild and transient nasal stuffiness and/or runny nose being associated with the active vaccine when compared to a placebo nasal spray.

In October 2002, the Company received a favourable response from the Medicines Control Agency of the United Kingdom with regard to its application to conduct a Phase II human "challenge" study of the FluINsure vaccine. A Clinical Trial Exemption (CTX) was granted, effective as of October 17, 2002, which allowed the Company to pursue its planned Phase II safety, immunogenicity, and challenge study in London, UK. In this study, volunteers were vaccinated with either active FluINsure vaccine or a placebo and then intentionally exposed to live influenza viruses to determine if immune responses to the FluINsure vaccine translate into protection against clinical illness.

On November 26, 2002, the human influenza challenge trial began. A total of 75 healthy adult volunteers received the FluINsure vaccine or a placebo in this randomized, double-blind and concurrent placebo-controlled study. The study subjects were divided into three approximately equal groups, with one group receiving placebo, one group receiving a single-dose regimen (30 ug) of the FluINsure vaccine, and one group a two-dose regimen (30 ug x 2) of the FluINsure vaccine. All study subjects were pre-screened to ensure that they did not have pre-existing protective levels of antibodies to the challenge strain.

On or about forty days post-immunization (January 3, 2003), study subjects were admitted to an isolation unit for observation. Two days later, those who were free of any confounding symptoms of other viral respiratory infections were challenged intranasally with a strain of the influenza virus. The study subjects were then observed for clinical symptoms, examined daily, and had nose and throat secretion samples taken to detect and quantify any influenza virus present. The study participants were also measured for their mucosal and systemic antibody responses to the vaccine.

In February 2003, the Company reported positive results from this trial. Influenza-like illness was observed in approximately half of placebo recipients who received the challenge virus, a level consistent with that anticipated. There was a statistically significant trend toward decreased illness in the active vaccine recipients (p = 0.03). Two-dose recipients demonstrated 86% protection against any illness (an overall 71.4% protective efficacy versus placebo) and 100% protection against fever and systemic symptoms. These levels of protection are similar to those observed in this model with other vaccines known to have field efficacy. Protection in the one-dose recipients was at a lower level, but several secondary endpoints suggested that disease was ameliorated in this group as well. The data strongly supported the two-dose regimen and were sufficiently encouraging for the Company to pursue further evaluation of the one-dose regimen.

In May 2003, the Company initiated a second challenge study of similar design, but included an additional treatment group that received two doses of vaccine at a reduced dose level (15 ug x 2). Preliminary results of this study were reported in September of 2003, and complete results were described in November of 2003. Results were consistent with the prior study. The one-dose group showed 75% vaccine efficacy against febrile illness, while both two-dose groups (which were indistinguishable) showed 100% efficacy. Considering both challenge trials together, there was statistically-significant (p < 0.05) efficacy of FluINsure against febrile illness, any systemic illness, any clinical illness associated with laboratory confirmation of influenza virus infection, and febrile illness associated with laboratory confirmation of influenza virus infection. The latter endpoint is important, since the regulatory authorities are likely to consider prevention of febrile illnesses with confirmation of virus infection a primary outcome in field efficacy trials. An

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additional analysis of pooled data from the two challenge studies demonstrated that both serum and nasal mucosal antibody responses were independently and additively contributory to protection against laboratory-confirmed influenza.

In October 2003, the Company initiated a field trial that enrolled 1,349 healthy adult subjects at 28 sites in seven Canadian provinces. This randomized, double-blind, placebo-controlled field trial evaluated one- and two-dose FluINsure regimens for efficacy in reducing influenza illness relative to a placebo. Additionally, the trial was designed to evaluate the performance of a variety of clinical endpoints and diagnostic methods for subsequent use in pivotal trials. Enrollment was completed on November 20, 2003 and follow-up was completed in May 2004.

In July 2004, preliminary results were announced from the field efficacy study, which were further amplified in January 2005. The tolerability of the vaccine was not significantly distinguishable from placebo. Throughout the study period, there was no statistically significant difference in the overall incidence of adverse events reported between the vaccine and placebo groups, and there was no significantly increased rate of any particular class of adverse events in vaccine recipients versus placebo recipients. Both active treatment groups showed strong immune responses. Increases in serum hemagglutination-inhibiting
(HAI) were highly significant (p = 0.001 vs. placebo recipients) for all three vaccine viruses (A/H1N1, A/H3N2, and B) and were statistically indistinguishable among vaccinees who received two doses and those who received a single dose of FluINsure. In addition, significant rises (p < 0.001) in salivary secretory IgA specific for the vaccine viruses were also found for all three vaccine viruses among subjects who received the active vaccine, but not those who received placebo. Salivary secretory IgA responses were not significantly different between subjects who received the two dose regimen vs. one dose regimen. In the study one dose of the FluINsure vaccine was slightly more efficacious in preventing illness than two doses of the FluINsure vaccine, but there was no statistically significant difference between the two regimens. The one-dose regimen showed 67% efficacy (3/451 vs. 9/443 placebo) against clinical illness confirmed by culture to be due to influenza virus. Efficacy in the pooled vaccinated groups (7/904 vs. 9/443) was statistically significant relative to placebo (p = 0.045). When using fever as a requirement for the definition of clinical illness, one dose of the FluINsure vaccine provided 100% efficacy. This efficacy performance was very encouraging, because the A/H3N2 influenza antigen in 2003-04 FluINsure was (in common with all other influenza vaccines) a relatively poor antigenic match for the A/H3N2 influenza strain which was responsible for the majority of disease in the 2003-04 season.

To test the breadth of the technology and to improve future strategic alliance possibilities, the Company has obtained commercial supplies of influenza virus or egg-derived flu vaccines from three different commercial suppliers in addition to the antigen produced by IDBQ (formerly the Shire flu production facility) and successfully formulated each in an intranasal flu vaccine. In addition to different suppliers, the Company has successfully produced a number of development lots containing the influenza virus strains from at least four different years. As a result, the Company believes the Proteosome technology will be compatible with, and exert its adjuvant effect on, influenza antigen produced by any supplier; and it will be effective from year to year even though as noted above, the influenza antigen composition may change.

A key strategic advantage of the acquisition of the vaccine assets of Shire by the Company was the ability to obtain influenza vaccine antigen for the Company's intranasal flu vaccine program.

The Company began human testing of FluINsure vaccine incorporating influenza antigens prepared in its newly-acquired Quebec City facility in November 2004. This trial, termed a "re-immunization study," is being carried out in Canada among volunteers who participated in the 2003-04 efficacy trial. The study is intended to demonstrate that the vaccine is safe and gives a strong immune response in persons who have previously received the vaccine (i.e. in 2003). The Company expects to have preliminary data from this trial in spring 2005. The Company also expects to initiate studies in late 2005 with a preservative free formulation and unit-dose device delivering the FluINsure vaccine, and to initiate clinical trials in teenagers.

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Because of the constantly-changing nature of influenza antigens, there can be no absolute assurances that this success will be replicated in the future from year to year for all three required strains (see "Risk Factors"). As experience with an ever-increasing variety of influenza strains accumulates, however, confidence that the Proteosome technology is adaptable to all potential influenza strains will progressively increase. In the event the Company is not successful in achieving an adjuvant effect using Proteosome proteins with antigens of future years or supplied by one or more particular flu vaccine manufacturers, then this will likely limit the Company's ability to enter into worldwide strategic alliances with such manufacturers or to commercialize the Proteosome-based flu vaccine. Failure in the testing or production of the FluINsure vaccine with antigen produced by IDBQ could be especially damaging to this potential product opportunity.

Further, intranasal vaccines will likely be carefully regulated by health authorities due to concerns that nasal administration can affect neurological tissues. An intranasal vaccine marketed in Switzerland by Berna Biotech AG caused such a reaction and was required to be pulled from the market. The Company expects, therefore, that safety studies with this product will be extensive, even though FluINsure does not contain the toxin that was present in the Berna product and was believed to be responsible for the safety concerns.

CELL CULTURE-DERIVED INFLUENZA VACCINE

The influenza vaccines currently on the market are produced from viruses grown in eggs. While egg-derived vaccines are considered highly effective, public health officials see a need for an alternative manufacturing technology. Growing virus in mammalian cells, as opposed to eggs, using cell culture production technology, may offer such an alternative.

The cell-culture production technology of the Company offers potential flexibility in terms of production. Cell culture technology has the potential to enhance production capacity and consistency and to reduce the time required to produce influenza vaccine, thereby potentially allowing a manufacturer to meet the additional time pressure for production of a vaccine in the event of a pandemic.

From the health-care perspective, the proposed advantages of a cell culture-derived product include a potential for improved protection, since cell-grown viruses may antigenically more closely resemble the wild strains found in nature than those grown in eggs. In addition, the egg protein free cell culture vaccine may be made available to those who have egg protein allergies for whom the conventional egg-grown vaccine is inappropriate. Additionally, the cell culture technology would provide the potential ability to grow a pandemic avian viral strain that might be lethal or deleterious to eggs. There is currently a risk that a highly virulent avian pandemic strain may destroy the viability of eggs, thereby preventing vaccine production.

On September 29, 2004 ID Biomedical was awarded a US$9.5 million grant from the US National Institutes of Health (NIH) to further develop and scale-up production of its cell culture-based influenza vaccine. IDB's proprietary cell culture-based manufacturing process is being developed as a possible future replacement to the classical egg-based manufacturing process currently used by all flu vaccine manufacturers, including the Company. This NIH grant allows IDB to further develop and conduct early-stage human trials of its cell culture-based influenza vaccine, both pandemic and conventional and enables IDB to continue this development toward a commercial process that could produce a vaccine with a safety and immunogenicity profile that meets clinical and regulatory requirements. It is important to note, however, that the cell culture influenza vaccine program is early stage and the Company does not expect to commercialize a flu vaccine based on this technology for several years, if ever.

PRESERVATIVE-FREE INFLUENZA VACCINE

Injectable vaccines must be sterile (free of viable microbials) at the time they are administered in order to be safe and non-reactogenic. For this reason, vaccines for many years have been

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manufactured or formulated with preservatives, which are compounds that kill or prevent the growth of microorganisms, particularly bacteria and fungi. They are used in vaccines to prevent microbial growth in the event that the vaccine is accidentally contaminated, as might occur with repeated puncture of multi-dose vials. Indeed, preservatives were initially added to vaccines following episodes during the early part of the twentieth century in which contaminated vaccine from multi-dose vials caused infections leading to disease and death of the vaccine recipients. The use of preservatives in multi-dose vaccines is now a requirement in the Code of Federal Regulations (21 CFR 610.15(a)). In some cases, preservatives are also added during manufacture to prevent microbial growth, particularly when vaccines are produced in a non-sterile medium, such as eggs.

Thimerosal is a mercury-containing organic compound (approximately 50% mercury by weight). Since the 1930s, it has been widely used as a preservative in a number of biological and drug products, including many vaccines. Since its introduction, it has been considered safe and effective. However, over the past several years, an increasing concern of the theoretical potential for neurotoxicity of even low levels of organomercurials and the increased number of Thimerosal-containing vaccines that had been added to the infant immunization schedule raised concerns about the use of Thimerosal in vaccines and other products, especially in pediatric populations. To date, studies endorsed by independent advisory groups continue to show no association between exposures to Thimerosal in vaccines with adverse medical consequences. However, because of continuing concerns, the FDA has worked with, and continues to work with, vaccine manufacturers to reduce or eliminate Thimerosal from vaccines.

Thimerosal is currently added at two points during the process for manufacturing Fluviral. It is first introduced along with formaldehyde to the influenza virus after harvesting from eggs in order to assist in viral inactivation and to control microbial growth. Most of this Thimerosal is removed during downstream processing steps, with only a residual amount remaining in the monovalent bulk formulations. Thimerosal is then added to a final concentration of 0.01% (50
(mu)g/0.5 mL dose) during formulation of the trivalent vaccine as a preservative, as required for all multi-dose products.

The Company has a long term program to reduce or eliminate Thimerosal. Elimination of Thimerosal from Fluviral is being approached in two stages. The first stage will be the introduction of a formulation with a reduced concentration of Thimerosal. For this product, Thimerosal will still be added at the inactivation step, but will not be added at its current concentration during the trivalent formulation step. After downstream processing, the residual concentration of Thimerosal with no further addition at formulation is 3-4
(mu)g/mL (1.5-2.0 (mu)g/0.5 mL dose). This formulation has been produced and packaged in single-dose syringes (which do not require preservative). It has been shown to be comparable in stability and immunogenicity to the current full-Thimerosal formulation. The single-dose Thimerosal-reduced product will be available in limited supply in Canada in 2005-6. An evaluation is also underway to determine whether a formulation with reduced Thimerosal may still have sufficient preservative capability to be presented in a multi-dose format. This evaluation is being carried out at Thimerosal concentrations in the trivalent vaccine of 4-10 (mu)g/mL (2-5 (mu)g/0.5 mL dose). Following further preservative and stability testing, clinical testing of this formulation may begin in 2006.

The second stage in the elimination of Thimerosal from Fluviral will be the development of a completely Thimerosal-free product. For this formulation, Thimerosal would not be used at any point during the process. Optimization of inactivation parameters for the UV and formaldehyde steps, as well as better overall process control and compliance, may make it possible to achieve good control of microbial growth without adding Thimerosal during formaldehyde treatment. Because of the amount of development and testing to be done to qualify and approve these products, introduction of Thimerosal-free Fluviral is not anticipated for several years.

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SUBUNIT VACCINES

IDB established its subsidiary, IDBW, in March 1993 to develop and commercialize subunit vaccines (protein or peptide-based) for the prevention and treatment of human infectious diseases. One of the strategic advantages of the acquisition of the Shire vaccine business was that the Northborough, MA subsidiary (now referred to as IDBN) was also focused on subunit vaccine technology.

Vaccines have historically been made from live organisms that have been altered to reduce their virulence, either by altering them genetically or by inactivating them by physical or chemical means. Subunit vaccines differ from traditional vaccines in that subunit vaccines consist only of proteins or other components of the organism rather than the whole, living or inactivated organism. The Company believes there are several possible advantages to subunit vaccine technology compared to vaccines made from whole organisms:

o subunit vaccines selectively boost immune responses to the molecules most relevant to protective immunity, which may induce a higher level of immune protection than a vaccine based on a whole altered organism;

o subunit vaccines contain only one or a limited number of molecules or molecular fragments, which may lead to a lower risk of toxicity than vaccines containing whole pathogens, because the latter may contain large numbers of different molecular species;

o subunit vaccines offer the potential to be closely monitored for quality standards due to the limited heterogeneity of the subunit product(s); and

o subunit vaccines, which are non-living, can neither cause disease in people with compromised immune systems, nor be transmitted to contacts or interact with other bacteria or viruses circulating in the environment.

The Company's strategy in this business segment is to develop vaccines for diseases associated with potentially significant market opportunities. The Company seeks to work with leading collaborators who have either proof-of-principle and proprietary technology that the Company can access through technology licensing agreements, or who can otherwise assist the Company in preclinical development and/or clinical testing of the Company's vaccine candidates. In addition, the Company intends to seek strategic alliances with larger vaccine or biopharmaceutical companies to complete clinical testing, obtain regulatory approvals, and to manufacture, distribute and sell its products on a worldwide basis. For certain geographic regions, such as North America, the Company may elect to complete some or all of these development activities and retain certain commercialization rights and obligations.

DEVELOPMENT PROGRAMS

In addition to the Fluviral vaccine and FluINsure vaccine, the Company's product candidates currently in clinical development are: StreptAvax vaccine, a group A streptococcal vaccine; and Pneumococcal Group Common Vaccine, or PGCVax, a vaccine to protect against diseases caused by STREPTOCOCCUS PNEUMONIAE. The Company's preclinical or research vaccine programs primarily target respiratory diseases and biological warfare agents and include both injectable products and mucosally-delivered intranasal products based upon the platform Proteosome adjuvant/delivery technology for subunit vaccines. In addition, the Company has developed proprietary technologies and core competencies in subunit vaccine development. These technologies include ID CX5, a proprietary protein expression system to clone and express recombinant proteins in potentially highly efficient yields.

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GROUP A STREPTOCOCCUS (GRAS) STREPTAVAX(TM) VACCINE

GrAS is a major public health problem throughout the world. Approximately 25 to 35 million physician office visits for suspected pharyngitis, or strep throat, occur each year in the United States alone. Although laboratory tests subsequently establish that less than 30% of these cases result from GrAS infection, the majority of patients receive antibiotics. The high disease incidence and current clinical practice result in significant health care costs, lost time from school, and loss of parental productivity, and the overuse of antibiotics - which can contribute to the evolution of antibiotic resistance. The course of GrAS pharyngitis is not markedly influenced by antibiotic treatment in most children. However, treatment is viewed as critical to both reduce spread to other children and, most importantly, prevent the post-infectious sequelae of GrAS infections. The most important of these sequelae is acute rheumatic fever, which places patients at risk for chronic heart disease. GrAS also causes a variety of other human diseases and conditions including impetigo (a minor skin infection), necrotizing fasciitis (so-called "flesh-eating disease", which has 10-15% mortality and is disfiguring in survivors), toxic shock syndrome, pyoderma (boils and abscesses), and a very aggressive pneumonia.

The M protein is a cell surface molecule that is a major virulence factor of GrAS. There are over 115 different serotypes of GrAS, each with its own specific M protein sequence. The classical data of Rebecca Lancefield demonstrated, in the mid 20th century, that antibodies to the M proteins were predictive of resistance to disease, and anti-M protein antibodies are a well-accepted correlate of protection. Unfortunately, development of M protein-based vaccines has been slowed by concerns that M protein-based vaccines might also induce auto-immunity and cause acute rheumatic fever or other post-streptococcal diseases. While it is clear that parts of the M protein can cause animals to produce immune responses that cross-react with human tissues, the evidence that this can occur, and cause human disease, in the context of human vaccinations is weak - and relates to a single report in the 1970's. Dr. James Dale, of the University of Tennessee, has shown that the portion of the M protein that elicits immune responses cross-reactive with human tissues can be separated from the portion that is responsible for immune responses that protect against infection. Dr. Dale's technology, which involves the construction of recombinant proteins that are believed to contain only the potentially protective part of any M protein, without the part that can elicit cross-reactive responses to human tissue, has been exclusively licensed by the Company and is the basis of StreptAvax vaccine.

The Company initially developed a prototype GrAS vaccine that was designed to cover six of the M protein serotypes (hexavalent) that have been associated with rheumatic fever, invasive disease and strep throat. Work on the prototype GrAS vaccine was conducted with Dr. Dale at the University of Tennessee. IDBW has been able to show that the prototypic GrAS vaccine formulated for human use produced a functional antibody response against GrAS in animal models. Additional testing also indicated that no toxicity was associated with the vaccine and that the antibodies that were produced by the vaccine did not bind to any of a variety of human tissues known to be affected by post-streptococcal syndromes, including heart, brain, joint cartilage and kidney.

In October 1997, IDBW entered into an agreement with the United States National Institutes of Health (NIH) to collaborate on the human testing of the prototype GrAS vaccine. Under the agreement, IDBW manufactured and supplied the prototype GrAS vaccine to the NIH's National Institute of Allergy and Infectious Diseases (NIAID) for initial safety testing in humans. On May 6, 1999, NIAID filed an Investigational New Drug (IND) application with the FDA. On June 9, 1999 the IND was approved, and on October 6,, 1999 the NIAID began Phase I human safety trials at its Vaccine and Treatment Evaluation Units (under contract with the University of Maryland).

The Phase I protocol for the hexavalent prototype vaccine required sequential testing of the vaccine in three different doses of 50, 100 and 200 micrograms. First, the lowest dose of the vaccine (i.e. 50 micrograms) was tested in approximately 10 healthy adult volunteers. The results of these tests were then brought before a Data and Safety Monitoring Board (DSMB) organized for this clinical trial by the NIH. The DSMB recommended to the FDA that testing at the 100 microgram level be permitted and on February 9, 2000 the FDA notified the NIH and the Company that testing of the vaccine at the 100 microgram level in approximately ten different volunteers (and no less than five individuals) may proceed. This process was repeated with the safety and toxicity data from those receiving the 100 microgram dose, and a recommendation from the DSMB, and ultimate clearance from the FDA to test the vaccine at the 200 microgram dose was received. Testing of the vaccine at the 200 microgram dose was initiated in 2002 and completed uneventfully. Thus, the prototype testing was completed and at all three doses no safety or toxicity issues were apparent. Of importance, the prototype vaccine induced no antibodies that cross-reacted with human tissues and no clinical evidence of any post-streptococcal disease such as rheumatic fever.

Additional testing has been completed to date by the Company in Canada but there can be no assurances that studies with a GrAS vaccine that covers a greater number of serotypes (i.e., more than the six covered in the prototype) will be allowed to proceed in the US or other countries, or that the results from any such testing will correlate or correspond with those generated in testing the prototype vaccine.

In October 1999, the Company announced that it had, in collaboration with the original inventor of the vaccine, cloned protective M-derived antigens from 26 distinct serotypes of GrAS, creating a vaccine composition covering more serotypes than the prototype vaccine. On January 8, 2001, the Company announced that it filed an application with the then Health Protection Branch of Health Canada, to conduct a Phase I/II Clinical Trial of the Company's 26-valent vaccine, which has been trademarked StreptAvax vaccine. On March 21, 2001, the Company received a "No Objection" letter from the Biologics and Genetic Therapies Directorate of the Health Products and Foods Branch of Health Canada. The Phase I portion of the Clinical Trial was completed with 30 healthy adult volunteers each having received the full course of three injections. The results of the Phase I Clinical Trial showed StreptAvax vaccine to be well-tolerated by all volunteers in the study, with no significant safety issues and no evidence of untoward auto-immune reactions. The vaccine induced a strong antibody response to each of the 26 peptides included in the vaccine. Volunteers had a significant response to a median of 23 of the 26 peptides, and the overall geometric mean increase in antibodies across all serotypes was 12.6-fold. Importantly, a statistically-significant (p < 0.001) increase in the killing of GrAS bacteria when exposed to white blood cells and the volunteer's post-immunization serum was seen for every GrAS serotype in the vaccine. Based on the results of the Phase I study, the Company received approval from Health Canada to proceed to a Phase II Clinical Trial. The Phase II trial is expected to test the vaccine in both adults and children. The adult Phase II component, which has been largely completed, was a randomized, double-blind active comparator-controlled trial designed to enroll approximately 70 volunteers to receive the StreptAvax vaccine and 20 additional volunteers to receive a licensed hepatitis A vaccine on an identical schedule to provide comparative data regarding safety.

In August 2004, the Company announced that a preliminary immune response analysis of the expanded Phase II study had been completed and was consistent with earlier data. Subsequently, in January 2005, the Company reported that among the 70 subjects who received StreptAvax, there was a statistically significant (p < 0.0001) increase in serum antibodies to every one of the M protein serotypes included in the vaccine. The average increase in antibody levels across the population of StreptAvax recipients was 11.3 fold for each vaccine peptide (highly similar to the phase I experience). Viewed as individuals, StreptAvax recipients responded to a median of 25 (91%) of the different streptococcal peptides in the vaccine, and each peptide elicited a significant immune response in a median of 87% of vaccinees. By way of contrast, the group of 20 subjects who received hepatitis A vaccine had no significant antibody increase against any of the streptococcal peptides.

In these studies, there have been no vaccine-related serious adverse events. No subject in the Phase II Clinical Trial has developed antibodies that cross-reacted with human tissues, one of the

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primary safety endpoints of the Phase II studies. No subject has shown clinical evidence of acute rheumatic fever or another post-streptococcal complication. Detailed safety comparisons with a comparator vaccine included in the trial (the hepatitis A vaccine) will be available later in 2005, after the formal unblinding of the investigator and clinical team.

Based on the cumulative safety and immunogenicity results of the adult Phase I and II studies, the Company expects to confer with both Health Canada and the FDA and then carry out initial Phase II studies at two to three different doses in children ages 2-6 years. Until results from these studies are known, it is not possible for the Company to accurately predict the clinical trial strategy that may be employed following this clinical testing.

The Company believes that the selection of M protein serotypes represented in the StreptAvax vaccine will allow the Company to meet its overall objective of developing a GrAS vaccine that covers the majority of serotypes believed to be important in the epidemiology of human disease associated with GrAS. However, it is not currently known how many serotypes must be covered by a vaccine to significantly reduce GrAS disease. A database of GrAS serotypes causing invasive disease historically collected and maintained by the US Centers for Disease Control (CDC) suggests that some serotypes are much more common than others, and that it may be possible to design a multivalent GrAS vaccine that covers a significant portion of disease causing serotypes in the United States with far fewer M proteins than are in circulation (some of which may not be currently responsible for causing any, or very little, disease). In addition to the serotype data available from the CDC, the Company sponsored an epidemiology study by Dr. Stan Shulman of Northwestern University Medical School and Children's Memorial Hospital, to collect and study GrAS serotypes from various regions of the United States and Canada from the 2000 through 2003 calendar years. In this study, Dr. Shulman received approximately 100 disease-causing GrAS isolates from a panel of paediatricians treating suspected GrAS pharyngitis in 10 different geographical regions throughout North America (for a total of approximately 1000 samples in each year of the study). At an October 2001 meeting of the Infectious Disease Society of America, Dr. Shulman presented data from this study completed at that time and showing that a majority of GrAS-related disease was caused by a minority of known GrAS serotypes. Predicted coverage of pharyngitis-causing strains by StreptAvax vaccine was in excess of 86%. The Company contracted with Dr. Shulman for a continuation of this study, with additional samples and epidemiological analysis completed in 2003. The data from this continuation did not materially differ from previously data. The expanded study included the addition of at least 2 collection centers in Canada. Due to the success of these studies, the US National Institutes of Health has agreed to assume the funding of Dr. Shulman's efforts relative to the US epidemiology of GrAS disease, such that a continuing database will be available.

Although there can be no assurances that the pattern of circulating GrAS serotypes will remain the same in the future or that this study or future studies will accurately predict the actual prevalence of circulating GrAS serotypes in North America, or further that this will translate to the distribution of GrAS disease in other parts of the world, the Company believes the study was designed appropriately and that the results support the feasibility of a multivalent GrAS vaccine, such as the StreptAvax vaccine. It should be noted that there are other multivalent vaccines to protect against different bacteria that have been successfully commercialized and have been effective in reducing disease burden, even though they cover only a minority of possible serotypes or strains of the targeted bacteria. Prevnar, the recently introduced vaccine to protect against pneumococcal disease in children, is one such example. In addition, there can be no assurance that the benign clinical safety behaviour of StreptAvax will persist in future studies. Because M protein-based GrAS vaccines have been suspected of causing rheumatic fever in the past, and because rheumatic fever does occur at a very low rate among North American children, it is possible that a child who receives StreptAvax may fortuitously develop rheumatic fever, or an illness resembling rheumatic fever, and cause trials to be halted. The Company will mitigate this possibility by careful design of clinical trials with adequate controls and expert input, but can offer no assurance that regulatory safety concerns will not arise in the future.

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PNEUMOCOCCAL GROUP-COMMON VACCINE (PGCVAX)

The need for pneumococcal vaccines is emphasized by both the natural history of fatal infections and the emergence of antibiotic resistance among pneumococci. STREPTOCOCCUS PNEUMONIAE is a leading cause of bacterial meningitis, sepsis, pneumonia, and otitis media. Persons particularly at high risk include the elderly, children under the age of 2 years, the immunocompromised and some particular ethnic groups such as African Americans, American Indians, and Alaska Natives. Risk of long-term sequelae is significant, corresponding to neurological deficiencies such as hearing impairment from recurrent otitis media, learning disabilities and brain damage.

In the United States, infections from S. PNEUMONIAE have been responsible for 100,000-135,000 hospitalizations for pneumonia, 6 million cases of otitis media and over 60,000 cases of invasive disease annually, including 3,300 cases of meningitis. It is also the most common cause of severe adult community-acquired pneumonia. With regards to children under the age of 5, where the disease is attacking a relatively naive immune system, invasive pneumococcal disease has accounted for approximately 200 deaths annually. In this same age group, over 700 cases of meningitis, 13,000 blood infections and over 5 million cases of otitis media have been reported annually. In the developing world, figures are even more alarming, causing up 1,200,000 deaths annually in children less than 5 years of age.

On the other hand, the resistance of S. PNEUMONIAE to antibiotics is found mainly in children less than 5 years of age and is associated with a lower response of antibiotics for pneumococcal infections and higher morbidity. Therefore, vaccination is the best means of prevention of pneumococcal disease.

Currently available marketed vaccines include both Polysaccharide (PS) and Polysaccharide-conjugates. The lack of immunogenicity of pneumococcal PS in infants has been recognized as an important limitation of PS-derived vaccines, which was the reason for the development of PS conjugates. However PS conjugates have their own limitations: complexity of manufacturing process, coverage limited to the serotypes included in the vaccine and serotype replacement. Also the distribution of S. PNEUMONIAE serotypes varies according to population and age and some serotypes predominant in the developing world are not included in the currently available conjugate vaccine.

For all these reasons there is a need for a different approach to prevent S. PNEUMONIAE diseases. Vaccines comprised of conserved and surface-expressed proteins appear to be the best candidates in order to overcome the limitations of PS and PS-conjugate vaccines. Proteins expressed independent of pneumococcal serotype may be able to overcome the limitations in serotype distribution of PS-conjugate vaccines and in serotype replacement, as well as the responses observed in immunocompromised and immunologically immature individuals for polysaccharide vaccine.

BVH3/11V (the protein antigen in "Pneumococcal Group Common Vaccine" or PGCvax) has the potential to be such a vaccine. It is a recombinant chimeric protein and has been derived from two native proteins (BVH-3 and BVH-11-2) expressed on the surface of S. pneumoniae. They are widely distributed, highly conserved, and surface-exposed across strains from all 90 serotypes. Numerous pre-clinical studies including passive and active challenge animal models have shown that BVH3/11V induces protective antibodies.

Toxicological studies to confirm the safety profile of both adjuvanted (aluminum) and aqueous formulations of BVH3/11V were conducted in New Zealand white rabbits and Sprague-Dawley rats. There were no unexpected or significant safety issues.

Clinical studies have been performed in healthy young adults, elderly and toddlers population. Their primary objective has been to evaluate safety, local and systemic tolerance and immunogenicity of different doses and frequency of administration. The evaluation of safety was

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based on local injection site reactions such as redness, swelling, pain at the injection site as well as systemic tolerance such as temperature and any other reported systemic manifestations. Evaluation of immunogenicity has been evaluated by measuring specific antibody levels by ELISA and by functional or biological assays.

ADULT STUDIES

The initial study of PGCvax was conducted in a healthy adult population in the United States in 105 subjects, 18-40 years of age. This randomized, double-blind, controlled, dose-escalation study evaluated two PGCvax dose levels, 45ig and 90ig. The comparator was Pneumovax23. The primary objective of the study was clinical safety (reported adverse events (AEs), clinical laboratory results and physical examination findings). Regarding safety, results indicate that two intra-muscular administrations of low- and high-dose PGCvax (45ig and 90ig), appeared to be safe and well-tolerated. Four hundred eighty-six
(486) vaccine-emergent AEs were reported by 80 (76%) of the 105 subjects. The majority of AEs were mild to moderate in intensity. AE incidence was highest in the PGCvax arm of the expanded dose group (90(mu)g), with 26 subjects (87%) reporting 155 (32%) adverse events. Injection site pain was reported by the greatest number of subjects (56%), followed by decreased arm mobility in the injected arm, injection site swelling and injection site erythema. Headache, myalgia, nausea and fatigue were other vaccine-emergent adverse events experienced by =>10% of subjects in this study. All reported AEs resolved by the time of the conclusion of the study. No subjects receiving PGCvax experienced a Serious Adverse Event (SAE). Although homology searches with BVH3/11V sequence have not revealed any significant homology with human myosin or related proteins, based on a theoretical concern, studies were conducted for any potential cross-reactivity of anti-BVH3/11V antibodies to human cardiac myosin. ELISA tests using human myosin protein and cardiac markers were done. They all were negative in the groups who received PGCvax.

Immunogenicity response was measured by determining antibody response to BVH3/11V and its constituent proteins (BVH3V and BVH11V). PGCvax was immunogenic, eliciting antibodies that were reactive with BVH3V and BVH11V in 98.5% of the subjects. Two doses of PGCvax were more immunogenic than one. Geometric mean titers (GMTs) after two injections seem similar in all dose groups; however the percentage of responders tended to be higher in the 90(mu)g group.

A second adult study was conducted as a follow up to the initial study. The primary objective was to evaluate the safety and local tolerance of a third dose of PGCvax vaccine given 6 months after first injections either with the low-(45(mu)g) and high-(90(mu)g) dose levels or with Pneumovax 23. Thirty-one
(31) subjects were provided a third dose of PGCvax vaccine; five (5) subjects from the 45(mu)g PGCvax group, fifteen (15) subjects from the 90(mu)g PGCvax group and eleven (11) subjects from Pneumovax23 group, depending on their previous injection. Study enrollment has been completed and the 6-month subject follow-up period is currently in progress.

General safety data were good, no SAE related to the vaccine was reported. Anti-myosin antibodies were investigated as in the previous trial and no significant levels were induced in subjects. In terms of immunogenicity, the 90ug PGCvax group showed the most significant response with 67% of subjects having a =4 fold response in the BVH3/11V ELISA.

STUDIES IN THE ELDERLY

An initial study was undertaken to evaluate the safety, tolerance and immunogenicity of PGCvax versus active comparator in healthy elderly adults, 60 to 74 years of age. The study was a randomized, single center, double-blind trial with a total of 60 subjects recruited. Subjects were randomized to one of 4 groups (15 subjects per group) receiving 2 doses of either 22.5(mu)g or 45(mu)g or 90(mu)g of PGCvax vaccine, or one dose of the comparator vaccine, Pneumovax23. The primary objective was to evaluate the safety and local tolerance. The secondary objective was to evaluate the immunogenicity of the vaccine by assessment of ELISA and functional assays on sera

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samples collected 28, 56, 84 and 224 days following vaccine administration.
Enrollment has been completed and the study is currently in the six-month follow-up period. Preliminary results obtained to date are summarized in the following.

Regarding safety, incidence of site injection reactions was comparable among all study groups, although a greater number of subjects in the comparator Pneumovax23 group experienced injection site erythema. The incidence of certain AEs, particularly myalgia (16.7%), arthralgia (10%) and reduced limb mobility (8.3%), appeared to increase slightly with PGCvax; however, the majority of events occurring within 1 to 3 days were mild or moderate in intensity and resolved within 2 to 7 days without treatment. No SAEs have been reported. No subjects developed significant increases of anti-myosin antibodies during the immunization period (Day 0-Day 84).

Regarding immunogenicity, the proportion of subjects demonstrating an immunological response (defined as a =>4-fold post-immunization increase in antibody concentration compared to pre-immunization levels) was greater after the second injection for all three antigens tested.

A second Phase I study evaluating safety, tolerance and immunogenicity of the PGCvax vaccine versus a comparator vaccine in an elderly group aged between 75 and 84 years was undertaken. The study was designed as an open-label single-center dose-escalation study with a total of 60 subjects recruited. Subjects have been randomized to one of 4 groups (15 subjects per group) to receive two doses (at a 56-day interval between doses) of either 22.5(mu)g or 45(mu)g or 90(mu)g of PGCvax vaccine intramuscularly (deltoid muscle), or the comparator vaccine, Pneumovax23. The primary objective of the study is to evaluate the safety and local tolerance of the two administrations of PGCvax as compared to Pneumovax23. The secondary objective is to evaluate the immunogenicity of PGCvax vaccine by analyzing antibody responses in samples collected 28, 56, 84 and 224 days following vaccine administration. The study is currently in progress with the last subject visit scheduled during March 2005. There have been no SAEs reported in this study to date.

The Company also initiated a randomized, single-center, double-blind clinical trial of elderly subjects, exploring the safety and immunogenicity of an aqueous formulation of PGCvax vaccine (45(mu)g) and a comparator, Pneumovax23. Subjects have been randomized by age group to receive one of two treatments, 45(mu)g PGCvax vaccine or the comparator vaccine, Pneumovax23. Subjects received two intramuscular (i.m.) injections of PGCvax vaccine or the comparator at a 56-day interval. Safety and local tolerance will be assessed. In order to facilitate product development, an analysis of all Day 0 to Day 84 data will be conducted. This study has been conducted in a manner comparable to protocols described above. All study subjects have been enrolled and no SAE's have been reported in this study.

CHILDREN (TODDLER) STUDY

A Phase 1 double-blind, randomized, controlled clinical trial evaluating the safety and immunogenicity of a single dose of PGCvax versus an active comparator Prevnar, was conducted in healthy toddlers aged 12-23 months in British Columbia, Canada. Evaluation of PGCvax in this age group is a necessary step prior to progressing to the target population, infants. A total of seventy-five
(75) toddlers were enrolled; 50 received PGCvax vaccine (90 mcg) and 25 received the pneumococcal conjugate vaccine, Prevnar as control. Study enrollment has been completed and the study is currently in progress, with commencement of the Day 183 (six months) post vaccination subject visits.

Preliminary safety results from Day 0 to Day 28 indicate that PGCvax vaccine was well-tolerated and considered to be safe in this toddler population. No subjects discontinued the study as a result of an adverse event. No subject experienced any fever at scheduled visits in either group. Fever was recorded in the daily log for 7 (14%) of subjects in the PGCvax group and 2 (8%) in the Prevnar group for the first 7 days following vaccine administration. Local tolerance reactions

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recorded included redness, swelling and pain at the injection site. Redness was reported by 27 (54%) subjects in the PGCvax group and by 12 (48%) subjects in the Prevnar group. All but one of the reactions of redness were mild. One incidence of moderate local redness was reported on Day 1 for a subject in the Prevnar group. Swelling was reported in 3 (6%) subjects who received GCPV and in 4 (16%) subjects who received Prevnar; all were mild in intensity. Eight (8) subjects (16%) in the PGCvax group and 10 (40%) subjects in the Prevnar group reported mild pain; 1 (4%) subject in the Prevnar group reported moderate pain. The most commonly reported vaccine-emergent AEs among those subjects who experienced AEs was irritability (24/75; 32%), followed by diarrhoea (22/75; 29%) and rash (13/75; 17%). There were no statistically significant differences between groups for the nature and frequency of these events. The frequencies of irritability and diarrhoea were similar in both groups, (30% for PGCvax and 36% for Prevnar; 26% for PGCvax and 36% for Prevnar respectively). There was approximately a 2-fold difference between groups in the incidence of erythematous rash, (12% for PGCvax and 28% for Prevnar). These most-frequently occurring AEs were consistent with the known effects of the subject population and the reference product. There were no SAEs reported. Regarding anti-Myosin antibody follow up, this study demonstrated that no significant increase in the levels of anti-human cardiac myosin antibody was associated with the administration of either the PGCvax or Prevnar vaccines.

Regarding immunogenicity, subjects receiving PGCvax vaccine had an increase in all ELISA titres, Day 28/Day 0 (post/pre ratios) with GMTs in the range of 7 -
8. Sixty-one (61%) to sixty-nine (69%) of PGCvax subjects demonstrated a 4-fold increase in antibody titre, whereas none of the Prevnar recipients showed a 4-fold increase. Functional activities that were evaluated by opsonophagocytosis, flow-based opsonization, and cell surface binding (staining) to S. PNEUMONIAE are ongoing at the time of this report.

CHILDREN (INFANT) STUDY

This study will evaluate the safety, local and systemic tolerance of four injections of PGCvax at 20(mu)g, 45(mu)g and 90(mu)g dose levels with or without aluminum adjuvant,, as compared to the control meningococcal C vaccine, Menjugate, in infants enrolled at 2, 4, 6 and 12-13 months of age. All local and systemic events, adverse events and serious adverse events will be reported. Infants will commence the trial at a lowest dose level (20ug with or without an aluminum adjuvant). Following a safety review of the data from this dosage level, subsequent subjects enrolled in this study will be randomized to receive the next highest dose levels, 45ug and 90ug, in a similar manner. All infants will receive the standard primary series vaccine, Pentacel in the opposite limb at 2, 4 and 6 months of age. The secondary objectives will be to evaluate the immunogenicity of PGCvax vaccine, as well to potentially generate preliminary information on carriage rate in this age group. Each child will be followed until 24 months of age. The study will be carried out in 2 sites in Canada and Israel. It is anticipated to start enrollment in March 2005.

ADJUVANT TECHNOLOGIES

ID Biomedical has proprietary adjuvant technologies that are capable of enhancing protective immune responses against vaccine antigens formulated with them. The two types of adjuvant that the Company owns are Proteosome-based and Emulsions.

PROTEOSOME TECHNOLOGY

The Company is working to develop mucosal delivery of subunit vaccines by nasal spray. The focus of these activities is a proprietary platform vaccine delivery and adjuvant technology, trademarked Proteosome technology, for the nasal delivery of subunit vaccines.

The Company believes there are several potential benefits of Proteosome technology-based vaccines, including:

     o    ease of administration - a needle-free vaccine delivery system;

     o enhanced quality of the immune response by generating antibodies both systemically in the blood, and also at the mucosal surfaces through which most viruses and bacteria invade; and

     o enhanced thermo-stability of Proteosome technology, which demonstrates excellent stability at refrigerated temperatures, and has shown the potential for room-temperature stability for some products.

The Company's proprietary Proteosome vaccine platform technology potentially serves as both a vaccine adjuvant (stimulant of immune responses) and mucosal delivery system that may enhance a vaccine's effectiveness and/or ease of use. Proteosome proteins are purified from bacterial outer membranes of NEISSERIA MENINGITIDIS and then combined with selected antigens (portions of target microorganisms capable of eliciting protective immune responses) to create Proteosome vaccines. When administered to the nasal mucosal via nasal spray, Proteosome vaccines (e.g. FluINsure) have been shown in animal studies and in Phase I and Phase II human clinical trials to have the potential to stimulate a more comprehensive immunity profile (eliciting potentially both serum and mucosal antibodies) than traditional injectable vaccines that stimulate only serum antibodies.

This dual serum and mucosal response is due to the ability of Proteosome vaccines to elicit immune responses in mucosal secretions as well as in the blood, whereas injectable vaccines do not efficiently induce mucosal immune responses. The Company believes this enhanced immune response or adjuvant property results from certain components of the protein-based Proteosome particle structures, including small amounts of lipopolysacharides. Mucosal immune responses are potentially important because they are uniquely designed to protect the body against invading bacteria, viruses and toxins before these pathogens reach the internal organs. In contrast, systemic responses in the blood begin to take effect only after infectious microorganisms have entered the body. Therefore, mucosal immunity may be considered a "front line" of immune defense, possibly stopping pathogens at mucosal surfaces. This gives mucosal vaccines a potential advantage over traditional injectable vaccines, since the pathway of entry of most infectious diseases is via mucosal surfaces. In addition, mucosal vaccines provide the added convenience of ease of administration over injectable vaccines (nasal spray vs. needle injection).

In addition to the potential of increased immune responses, other potential advantages of intranasal vaccines based on the Proteosome technology include: needle-free administration - which could lead to increased compliance and, in the future, the potential for self-administration; safety - Proteosome particles are designed to work with subunits (proteins or peptides) of infectious agents that reduce safety concerns that are related to live vaccines; and stability - Proteosome vaccines often exhibit improved storage temperature profiles compared to the same antigens when not complexed with Proteosome particles.

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Although adding other substances to a vaccine antigen may increase production costs of the end product, Proteosome components have been shown in our pilot GMP facility to be relatively inexpensive to manufacture. The materials used and the simple and efficient design of the manufacturing process should allow for cost-effective production, although the initial costs of constructing and equipping a GMP facility for large-scale commercial manufacturing of Proteosome proteins will be substantial. The actual per dose costs of Proteosome proteins will depend on the amortization of such a plant and the equipment used in the facility, as well as the associated costs of quality assurance, quality control, and the other direct and indirect costs of manufacturing. Further, there can be no assurance that the scale-up of the process will continue to be successful or economically efficient.

EMULSION-BASED TECHNOLOGIES

Emulsions are oil-in-water formulations that comprise triglyceride cores and phospholipid membranes with which vaccine antigens can be mixed or formulated. Such complexes induce enhanced serum and mucosal immune responses when given nasally and can be combined with Proteosomes to provide additive immune responses against specific vaccine antigens. Unlike Proteosomes, emulsions induce strong type 2 immune responses that may make these adjuvants suitable as components of vaccines to treat autoimmune diseases as described in the preclinical programs below.

PRECLINICAL/RESEARCH PROGRAMS

The Company's preclinical or research vaccine programs primarily target respiratory diseases and biological warfare agents and some are based upon the platform Proteosome adjuvant/delivery technology for subunit vaccines. The Company's preclinical programs are very early in development and there can be no assurances that any vaccine candidates will be successfully developed to the point of human clinical testing (see "Risk Factors"). Furthermore, in some of these research programs the Company does not control the production of antigens that may be used in any final products that could be developed. There can be no assurance that the Company will be successful in clinical studies or in production and stability, or in obtaining these product supplies or that, once obtained, the potential products will prove successful in combination with the Proteosome technology. Antigen supply may be obtained, for example, by bulk or large quantity purchases or through strategic alliances (see "Risk Factors"). Still further, some of these programs are being conducted by collaborators of the Company. The Company assists in design of the research and produces various vaccine formulations, but the ultimate testing of the vaccine candidates and the timing of such testing is often controlled by our collaborators (see "Risk Factors"). The Company's preclinical/research programs are as follows:

INTRAMUSCULAR VACCINES

MENINGOCOCCAL PROTEIN

Meningoccocal bacteria are a major cause of meningitis in infants. Licensed capsular polysaccharide and protein-polysaccharide conjugate vaccines only confer serotype-specific protection (A, C, W and Y). In addition, serotype B polysaccharide is not appropriate since it is poorly immunogenic and could be responsible for potential cross-reactivity of anti-group B polysaccharide antibodies with mammalian cells. The worldwide market for meningococcal vaccines is approximately $800 million, and there are a number of competing marketed and developmental products from manufacturers such as Wyeth, Baxter Corporation, Chiron Corporation, Sanofi Pasteur and GlaxoSmithKline (GSK). IDB is developing a recombinant protein-based vaccine to prevent meningitis in infants and adults caused by all meningococcal serotypes. The vaccine is based on a novel neisserial surface protein (NspA) that is highly conserved across all NEISSERIA MENINGITIDIS serotypes including serogroup B and that could be effective against all twelve meningococcal serotypes. Animals immunized with the formulated NspA vaccine produce serum bactericidal antibody and are protected against challenge with the

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bacteria. A prototype NspA formulation was previously evaluated in two separate
Phase I clinical studies however the Company has decided to undertake some additional preclinical work, in order to reformulate the product to increase its immunogenic potency and ability to induce surface-reactive antibodies. Formulations of NspA are currently being optimized prior to clinical development.

GROUP B STREPTOCOCCAL VACCINE

IDB is currently developing a protein-based vaccine candidate for the prevention of diseases caused by Group B Streptococcus (GBS). It is based on a novel antigen (rSip), which could be effective against all nine known GBS serogroups. The vaccine is intended to be indicated for women of child-bearing age, pregnant women, at-risk adults and seniors.

OTHER PROTEIN-BASED SUBUNIT VACCINES

ID Biomedical also has a number of early phase research interests related to vaccine approaches for the prevention of other bacterial infections. These are based on unique proteins that are conserved across the various bacterial strains for the control of infections caused by non-typeable HAEMOPHILUS INFLUENZAE and MORAXELLA CATARRHALIS. These programs are being partially supported by an agreement with Technology Partnerships Canada (see "Other Agreements - Technology Partnerships Canada Agreements").

INTRANASAL VACCINES

RESPIRATORY SYNCITIAL VIRUS (RSV)

RSV is the most common cause of respiratory hospitalizations in infants especially those less than six months of age and is also recognized as a serious cause of hospitalization due to pneumonia in the elderly. RSV disease is seasonal, peaking in late winter or early spring. Infection with RSV causes bronchiolitis, pneumonia and croup in infants and pharyngitis, wheezing and pneumonia in adults.

It is becoming apparent that RSV may be as important as flu in causing seasonal respiratory illness. The market for RSV vaccines may, therefore, be equivalent or greater than that of the market for influenza vaccines. There is currently no vaccine for RSV, however, a monoclonal antibody-based passive therapy (Synagis) is available commercially for administration to high-risk premature babies born between 20-26 weeks.

The lead vaccines for RSV in development by other companies are a live-attenuated nasal vaccine similar to the live influenza vaccine. However, the inability to obtain the correct balance between the degree of attenuation and immunogenicity of the candidate live vaccines has hampered the development of this vaccine for infants. Injectable subunit vaccines for RSV are also being developed by certain companies, but these have been targeted initially for the elderly because of previous experience with serious adverse reactions seen in infants given formalin-inactivated injectable RSV vaccines.

The protective antigens for RSV are the F and G proteins, which are membrane proteins similar to the hemagglutinin (HA) of influenza virus that is the protective antigen in the Company's Proteosome-based FluINsure vaccine. On the basis of our FluINsure vaccine experience, a nasal Proteosome-based vaccine for RSV offers the advantage of a non-living subunit vaccine given via a non-injectable route that is capable of inducing protective mucosal IgA and serum antibodies. In addition, Proteosome vaccines induce type 1 immune responses and are unlikely to be associated with the serious adverse reactions generated by earlier inactivated RSV vaccines that have been correlated with the production of type 2 immune responses.

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The Company has initiated two separate collaborations with scientists at McGill
University in Montreal, and Dalhousie University in Halifax to evaluate the potential of a Proteosome-based RSV vaccine.

At McGill the approach taken is similar to that for our influenza vaccine in that detergent-split RSV will be prepared containing the protective membrane proteins and formulated with Proteosome-based adjuvants. Unlike influenza or allergy there are no commercially available RSV antigens. To date we have tested several Proteosome-based candidate vaccines that have induced significant increases in serum IgG and IgA in mucosal fluids of mice. Secreted cytokine patterns in spleen and lung lymphocytes with RSV antigens suggest that the Proteosome-RSV formulations drive the immune response toward a type-1 phenotype. Production of the type 2 cytokine IL-5 is decreased compared to animals that received RSV antigen alone. This is the preferred cytokine profile for avoiding the harmful lung pathology observed with candidate RSV vaccines tested in humans in the 1960's. Concurrently we are also developing processes for preparing large quantities of purified RSV antigen using bioreactors for growing viruses. Studies are in progress to evaluate the immunogenicity of Proteosome-RSV vaccines prepared with these antigen preparations. Most of the work under this collaboration is being funded by a grant to McGill University from the Canadian Institutes for Health Research (CHIR). As an industrial partner under the grant, the Company supplies Proteosome proteins and formulates vaccine candidates for testing.

In collaboration with scientists at Dalhousie University, ID Biomedical is evaluating Proteosome-based RSV vaccines prepared with a novel recombinant fragment of the RSV G protein. The G protein contains specific amino acid substitutions that suppress the ability of the protein to prime for deleterious type 2 immune responses. The studies are being performed in mouse models of immunogenicity, protection and lung pathology.

MEASLES

Measles is one of the most contagious human diseases. Despite the existence for decades of a live-attenuated measles vaccine, measles is still responsible for over 40 million infections, and approximately 800,000 deaths annually. Many of these deaths occur in developing countries before the age of routine vaccination (9 months of age). The main problem with the currently licensed live measles vaccines is that they cannot protect children less than 6 months of age because of interfering maternal antibodies. In addition, the current live measles vaccines cannot be used in immunocompromised individuals who shed virus for months and can suffer serious adverse reactions. It is widely believed that a subunit vaccine for measles will be required in order for the proposed measles eradication program to be successful. Like RSV, there are currently no licensed subunit vaccines for measles and early development of vaccine candidates was halted when formalin-inactivated measles virus vaccines resulted in serious AEs known as `atypical measles' in individuals who were vaccinated and subsequently exposed to live measles virus.

A scientific team at McGill University is evaluating nasal Proteosome-based measles vaccines for their potential as a non-living, safe subunit nasal vaccine for measles. This work is also sponsored under the CHIR grant referenced above. Measles virus antigen containing the protective antigens H and F has been prepared from bioreactor-grown measles virus and various Proteosome-measles vaccines have been generated. When given intranasally to mice these vaccines induced strong antibody responses in the serum and mucosal fluids that have potent virus neutralizing ability. Characteristic of the Proteosome technology the vaccine also elicited balanced cellular immune responses that were directed away from a potentially deleterious type 2-biased response. A Proteosome-based measles vaccine is currently being examined for its ability to protect monkeys against live measles infection in collaboration with scientists at the University of Maryland in a project funded by the Bill and Melinda Gates Foundation.

SEVERE ACUTE RESPIRATORY SYNDROME CORONAVIRUS (SARS)

ID Biomedical has been awarded an approximately US$5 million grant from the National Institutes of Allergy and Infectious Disease under the Challenge
Grants: Biodefense and SARS Product Development Program to develop a nasal Proteosome-based subunit vaccine to protect against SARS. SARS is caused by the human coronavirus that emerged in China in 2002 and 2004 and has been responsible for more than 8,000 cases of respiratory disease and 774 deaths world-wide. The high mortality rate of SARS (over 50% in subjects aged over 60 and more than 10% in younger people) and the fact that most of the world's population is immunologically naive to the SARS virus highlights the potential devastating impact that a SARS pandemic could have on human morbidity and mortality. The aim of this project is to develop a nasal Proteosome-based vaccine using a recombinant SARS S-protein, known to be a protective antigen for most coronaviruses.

The relative paucity of SARS cases and the very low disease prevalence and its erratic appearance worldwide would make it extremely difficult to conduct a Phase 3 placebo controlled efficacy study, should one be required for licensure.

GROUP A STREPTOCOCCUS

In collaboration with the University of Tennessee, the Company is assessing the feasibility of a nasally delivered vaccine for Group A Streptococcus. This project is utilizing the Company's Proteosome-based adjuvants and recombinant protein antigens from our injectable 26-valent Group A Streptococcal StreptAvax vaccine. Results of this "second-generation" vaccine (to our StreptAvax vaccine) to date indicate that M-protein-specific antibody responses are produced in mice following nasal immunization. A Proteosome-based hexavalent M protein vaccine prototype delivered via the intranasal route induced serum and salivary antibodies that protected mice from infection with live Group A Streptococci. T cell proliferative and cytokine assays using cells from lymph nodes and spleens indicated the presence of hexavalent protein-specific T cells and a type-1-weighted, mixed type 1/type 2 cytokine profile. The results suggest that intranasal delivery of adjuvanted multivalent M protein vaccines induces protective antibody responses and may provide an alternative to parenteral vaccination.

BORDETELLA PERTUSSIS

Recognizing that BORDETELLA PERTUSSIS infects via the respiratory route and can cause whooping cough, the Company is collaborating with Dalhousie University to explore the feasibility of a nasal Proteosome-based vaccine for BORDETELLA PERTUSSIS that may be the basis for a new generation of pertussis vaccines capable of inducing protective immune responses in mucosal tissues as well as in the blood. The current commercial vaccine is an injectable acellular vaccine that induces antibody responses against the pertactin, fimbriae and toxin components that correlate to some extent with clinical protection. Immunogenicity studies have been initiated in mice with recombinant filamentous hemagglutinin (FHA), the most important bacterial adherence factor associated with B. PERTUSSIS, formulated with Proteosome-based adjuvants. Proteosome-formulated FHA induced strong anti-FHA responses in serum following intranasal immunization of mice and provided protection against aerosol challenge with live B. PERTUSSIS.

ALLERGY

Currently, allergies are treated in two ways. If allergic persons are symptomatic they are commonly treated with anti-inflammatory drugs or anti-histamines. Additionally, people suffering from allergies to pollen such as hay fever, or allergies to cat dander or house dust, can be treated with desensitizing injections, which require many weeks of immunotherapy injections followed by monthly injections for up to three years. Lack of patient acceptance of such repetitive injections frequently impedes widespread use of this type of immunotherapy.

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The Company's goal is to develop Proteosome-based therapeutic vaccines that control allergies against the major allergens and are delivered by a nasal spray rather than by injections. Furthermore, using Proteosome-based technology to rapidly induce therapeutic and protective types of immunity rather than allergic responses may shorten the course of treatment required for effective immunotherapy.

The first demonstration of the potential platform in allergy used birch tree pollen, which causes hay fever. In our murine model system we have demonstrated that the pro-allergic type 2 immune response (high IL-5) induced by the commercial birch pollen extract can be converted to a potentially protective non-allergic type 1immune response characterized by the production of interferon gamma (IFN-(gamma)). This type of immune response is produced and maintained even in animals that are already allergic to birch pollen allergen. Following intradermal challenge of these mice with birch pollen allergen the skin test reaction was suppressed by more than 50%. We have extended this work to demonstrate that the same Proteosome birch pollen vaccines can protect allergic mice against airway hyperresponsiveness in a mouse model of allergic asthma. These results suggest that Proteosome-formulated allergens may be potential therapeutic vaccines for allergic rhinitis and allergic asthma.

AUTOIMMUNE AND NEURODEGENERATIVE DISEASES

The Company is collaborating with a group at the Center for Neurologic Diseases, Brigham and Women's Hospital, Harvard University to assess the potential of the Company's Proteosome- and emulsome-based adjuvants to prevent and treat various autoimmune diseases including Type 1 diabetes, multiple sclerosis (MS), rheumatoid arthritis (RA), and atherosclerosis in addition to neurodegenerative disorders such as Alzheimer's disease in animal models. The experiments are evaluating the formulations given via the nasal and oral routes in the appropriate animal models. Particular attention will be placed on adjuvant/antigen formulations that induce type 2 immune responses since these have been implicated in protection against autoimmune disease.

Results to date have shown that type 2 immune responses can be generated against various analogues of myelin basic protein (including Copaxone (Cop-1) - a licensed injectable immunotherapy for MS) formulated with the Company's emulsion-based adjuvants. Myelin-basic protein is a candidate auto-antigen that is a target for autoimmune responses that are implicated in MS. Studies are being performed to examine these vaccine formulations for protection in a mouse model for MS.

For Alzheimer's disease the Harvard group is evaluating a treatment that involves activation of microglial cells, the "scavengers" of the brain that are implicated in the clearance of amyloid protein that accumulates in the brain with onset of symptoms. Reduction in brain amyloid protein has been associated with improved cognitive function in animal models of Alzheimer's. Studies have demonstrated that non-specific activation of microglial cells by nasal treatment of mice with a Proteosome-COP-1 cocktail reduces amyloid deposition in the hippocampus region of the brain by 83%.

The scientists at Harvard are also assessing the ability of the Company's adjuvants to suppress inflammatory responses in heart tissue to reduce infarctions linked to myocardial ischemia-reperfusion - the most common cause of death in the western world. In a mouse model of heart disease nasal treatment with emulsomes together with the heart muscle protein troponin significantly reduced heart tissue damage by 50% in this model. Further studies are comparing the effects of therapeutic vs. prophylactic treatment with the emulsion-based troponin formulations on heart tissue damage.

VACCINES AGAINST BIOLOGICAL WARFARE AGENTS

PLAGUE

The plague, also known as the "Black Death," is caused by the YERSINIA PESTIS bacterium. In past centuries, there have been over 150 recorded epidemics and pandemics of the plague, including a pandemic that killed about one-third of the population of Europe and England. Plague pneumonia is highly contagious because large numbers of plague bacteria can rapidly spread person-to-person through coughing and because the initial symptoms are similar to the flu. Plague is a high priority target bioterrorist disease (Category A threat) since lethal amounts of bacteria that cause plague pneumonia can readily be spread through the air. There is no effective vaccine against the pneumonic form of plague since the injected formalin-killed, whole-cell vaccine made many years ago does not protect against inhaled exposure to plague bacteria and has, in any event, recently been withdrawn from the market.

The nasal delivery of the Company's Proteosome-based vaccines is thought to potentially induce protective immune responses at the mucosal surfaces of the respiratory tract as well as in the bloodstream. Hence, the Company's Proteosome based vaccine delivery systems and adjuvants may be suited to the development of a vaccine to protect against inhaled acquisition of plague pneumonia.

In November 2001, the Company initiated collaboration with the United States Army Medical Research and Material Command (USAMRMC) to develop a nasal vaccine to prevent plague Pneumonia. Under this collaboration, USAMRMC supplied plague antigen protein and clones for a recombinant fusion protein containing two plague antigens considered to be protective against plague disease (F1 and V). The Company produced and tested immunogenicity in mice of Proteosome-based nasal sub-unit plague vaccines containing F1V. These animals were then shipped to USAMRMC in Frederick, MD in order to test for vaccine-induced protection against plague pneumonia. In October 2002, the Company announced that the results of the pre-clinical studies were encouraging and based on these results this collaboration was extended to continue further development of this vaccine candidate. Specifically, mice immunized nasally with a Proteosome-based sub-unit plague vaccine containing purified recombinant antigen developed high levels of anti-plague antibodies in the blood as well as in respiratory lavage fluids and also elicited a high degree of protection against death in animals challenged with an aerosol containing a large inoculum of lethal plague bacteria.

These studies will be further expanded to compare several formulations of Proteosome-based nasal plague vaccines. Much of this work is being funded by the National Institutes of Health in accordance with a three year US$8 million grant awarded to the Company in September 2004. The NIH-funded program includes preclinical and early stage clinical trials in which the vaccine's safety and immunogenicity will be studied. The long-term objective is to advance a recombinant sub-unit nasal plague vaccine to licensure in the United States.

In January 2003, the Company announced it was awarded a subcontract from DynPort Vaccine Company, LLC (DVC) to clone, express and produce a recombinant injectable plague antigen (F1V, as above) using the expertise and proprietary recombinant technologies of the Company (although the antigen is not proprietary to the Company). This DVC project, which was expanded in December 2003, currently contains eight major elements of work by IDBW relating to manufacture of F1V bulk drug substance as follows: 1) F1V assay development and qualification to measure and analyze the product (including identity assays, quantity assays, purity assays, stability and other assays), 2) Optimization of F1V production, 3) Optimization of F1V recovery, 4) Optimization of F1V purification, 5) Manufacture of three F1V demonstration runs at scale, 6) Manufacturing process transfer of F1V manufacture documents, 7) cGMP Manufacture of three lots of F1V and 8) Stability studies on the F1V bulk drug substance and two manufacturing intermediates at several temperature storage conditions over two years. A plague vaccine from this subcontract entered clinical trials in the US in January 2005. The clinical trials are being managed by DVC.

ANTHRAX

Anthrax is a serious disease caused by the spore-forming bacterium, BACILLUS ANTHRACIS. The spores can easily be dispersed, and following their inhalation, the initial symptoms of infection are very similar to those of other respiratory diseases like colds and flu, leading to its classification as a Category A threat. In late 2001, powdered anthrax was deliberately spread via the US mail system, causing 22 cases of infection, half of which were inhalational anthrax. About half of those infected died despite prompt and intensive medical intervention. Protection against inhaled anthrax may benefit from an immune response in the respiratory tract so the Company is assessing the potential of an intranasal Proteosome-based Anthrax vaccine.

Sera from mice immunized intranasally with a recombinant PA (the so-called Protective Antigen from Anthrax) formulated with Protollin, a Proteosome-based adjuvant, were analyzed for anti-PA antibodies and the titers compared with those elicited by intramuscular injection of the same antigen adsorbed onto Alhydrogel. The level of antibodies capable of neutralizing PA-mediated cell death elicited by both the intranasal and injected vaccines was identical. Significantly, only the intranasal vaccine elicited high titer antibody responses in lungs, and importantly, these antibodies also had neutralizing activity. The vaccine will be assessed in a guinea pig challenge model in collaboration with the US Army Medical and Material Command (USAMRMC).

                                BUSINESS STRATEGY

Our strategy is to develop vaccines for diseases with significant market opportunities or those that will readily demonstrate the benefits of our Proteosome technology. Key elements of our strategy include:

o obtain FDA approval to market and sell Fluviral in the US, thus taking advantage of the distribution and product purchase agreements we already have in place for this market;

o    demonstrate the safety and effectiveness of our clinical programs such as:
     StreptAvax vaccine, FluINsure vaccine, and PGCvax, at least through Phase II clinical trials;

o establish strategic alliances with international vaccine or biopharmaceutical companies to support pivotal clinical trials of our development programs (except for Fluviral, which we expect to take to licensure without a development partner at least for the US market), assist in obtaining regulatory approvals, and to manufacture (except for our influenza products and Proteosome proteins), distribute and sell these vaccine products on a worldwide basis;

o manufacture our influenza vaccines, including Proteosome proteins relating to FluINsure, on a commercial scale to obtain transfer pricing or marketing/distribution arrangements;

o either alone or in collaboration with third parties, develop new product candidates in preclinical and early human studies such as nasal, Proteosome-based vaccines; and

o acquire new technologies and products that target large potential market opportunities.

In the area of biological warfare agents, the Company's strategy is to seek funding from external sources, such as the US government or other organizations, to establish proof-of-principle for vaccines against bioterrorism or biowarfare agents based upon the Company's Proteosome and/or subunit vaccine technologies. The Company believes the successful implementation of this strategy could provide funding for the purchase of equipment and other infrastructure requirements that can be beneficial to the Company's commercial programs. In addition, by testing the Company's Proteosome adjuvant/delivery technology or further developing our subunit vaccine technologies in these externally funded programs, we can leverage our investments and potentially increase the value of our platform technologies.

                      CLINICAL AND REGULATORY REQUIREMENTS

The discovery, development, manufacturing and marketing of vaccine products are subject to regulation by governmental agencies in Canada, the United States and other jurisdictions. These agencies regulate the testing, manufacture, safety, labelling, storage, record keeping, approval, advertising, promotion and in some jurisdictions, pricing of vaccine products.

After completion of early stage research work to explore feasibility, a new vaccine must pass through a number of testing stages prior to approval for marketing. The first step is preclinical testing. This stage typically involves testing the vaccine candidate's pharmacology (immunogenicity) and toxicity in animals; followed by demonstration that the vaccine can protect animals against disease caused by the target microbe if a suitable animal model exists. Successful results can lead to an Investigational New Drug (IND) submission in the US or a Clinical Trial Application (CTA) in Canada, which is reviewed in detail by regulatory authorities before granting approval to proceed with clinical trials in humans. The second stage involves three phases of clinical testing, each of which may involve several different clinical trials. In Phase I, the vaccine's safety and tolerability in a small number of healthy subjects is assessed. In Phase II, the vaccine's safety is further assessed in a larger number of subjects, usually representing one or more populations for which the vaccine is eventually intended. Different doses and regimens are often evaluated at this stage, and the immune response to the vaccine is measured as a surrogate for potential efficacy. In some exceptional cases, such as influenza and some other respiratory and enteric infections, human challenge models may be available for Phase II studies. In Phase III, there are carefully controlled clinical trials in which the vaccine is administered to a large number of subjects in the target population to definitively demonstrate the vaccine's efficacy in preventing the disease of interest. The design of Phase III trials is developed in close consultation with regulatory authorities. If designed properly, Phase III clinical trials program should include a number of subjects sufficient to demonstrate not only that the vaccine is efficacious, but also that it is acceptably safe for the intended recipients. Because naturally-occurring disease is not totally predictable, there can be no guarantee that a particular Phase III trial, however well designed, will fulfill all objectives, that the disease incidence during the course of the trial will be as high as predicted or that the trial will be designed in such a way as to ensure that these objectives are met. In addition, since vaccines are intended to be given to healthy recipients, often children, the phase III safety database required of vaccines is usually quite large, typically 15,000 - 30,000 or more subjects with attendant very high costs. Following Phase III, depending upon the results obtained, the vaccine sponsor may submit to the appropriate regulatory agency an application for marketing approval, which is referred to as a Biologics License Application (BLA) in the United States, a New Drug Submission
(NDS) in Canada, and a Marketing Authorisation Application (MAA) in the European Union.

Success in one phase of testing is not necessarily predictive of success (whether testing for safety or efficacy) at the next phase, nor is it certain that a product will be able to be advanced in a sequential, timely, or straightforward fashion from one phase to the next. Failure at one stage or phase of clinical testing, however rectified, may prevent further testing or advancement of the product to other phases. In addition to showing safety and efficacy, the manufacturer of a new vaccine must demonstrate in detail to regulatory authorities that the raw materials and methods used to produce the vaccine are well understood and controlled, that the vaccine product is consistent from lot to lot, and that all the testing methods used are valid and reproducible.

Typically, regulatory approval, if granted, for vaccine products is costly, requires very large clinical trials and extensive manufacturing validation, and may take a number of years to obtain (see "Risk Factors"). Because the Company has made and is continuing to make substantial investments in property, plant and equipment related solely to our ability to produce significant doses of flu vaccine almost entirely for the US market, the clinical and regulatory requirements for entering the US market cannot be understated.

Among the other requirements for BLA approval is the requirement that prospective manufacturers conform to the Good Manufacturing Practices (the "GMP") regulations specifically for biological drugs, as well as for other drugs. In complying with the GMP regulations, manufacturers must continue to expend time, money and effort in production, recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. The FDA periodically inspects biological drug product manufacturing facilities in order to assure compliance with applicable GMP requirements. Failure to comply with the GMP regulations subjects the manufacturer to possible FDA regulatory action, such as the suspension of manufacturing, product recall or seizure, injunction and criminal prosecution. There can be no assurance that the Company will be able to maintain compliance with the GMP regulations on a continuing basis. Failure to maintain such compliance could have a material adverse effect on the Company's business, financial condition and results of operations (see "Risk Factors").

ID Biomedical manufactures its Fluviral vaccine at its modern facility in Quebec City and an older facility (used for upstream processing) in Laval, Canada. The Quebec City plant is being expanded. Once a current expansion is completed and validated, the Company may cease to use the Laval facility for any influenza vaccine production. The Company's injectable flu vaccine production capacity is expected to be approximately 22 million doses in 2005 and is anticipated to increase to 50 million doses by 2007. Achievement of the increase in production capacity will require significant investment by the Company and there can be no assurance the expanded capacity will be completed on time, within budget or in accordance with regulatory guidelines that will allow licensure of the facility, particularly in accordance with FDA standards (see "Risk Factors").

In addition to expanding the capacity of its main influenza production facility at Quebec City, ID Biomedical has made minor modifications to its current manufacturing process and these will be implemented in 2005 and beyond. The Company believes that these changes meet all current FDA requirements for influenza vaccines but there can be no assurances this is the case until the Company receives FDA approval of its BLA covering the product, manufacturing process and quality programs, as well as the production facilities. Further, the Company cannot be certain the modified manufacturing process when scaled to produce tens of millions of doses per year will produce vaccine ultimately acceptable to the Canadian government or if the change in production will affect yields at large scale.

The Company may be able to obtain an accelerated, provisional approval to market Fluviral in the US based upon an immunogenicity study. If so, the Company will then be required by the FDA to conduct at least one major efficacy trial relating to Fluviral and its ability to protect against influenza illness as a confirmatory study to the immunogenicity study. The Company expects to conduct the immunogenicity and safety study in 2005 and the efficacy study in 2005 and 2006. There can be no assurances that either of these studies will be successful. In fact, no current injectable flu vaccine has been tested under current FDA standards for efficacy or immunogenicity. It is possible that all 3 strains of the Company's product (or any flu vaccine for that matter) may not be deemed to be immunogenic in accordance with standards set by the

FDA. Further, the product may be immunogenic, but then fail to achieve efficacy standards set by the FDA. There can be no assurance, however, that the ultimate study will be successful in terms of proving efficacy (see "Risk Factors: Risks Related to the Development and Commercialization of Our Products"). Safety data will also be required and is expected to come from the 2005 efficacy study, as well as other smaller studies to be conducted in the US prior to the in-season efficacy study.

ENHANCED SURVEILLANCE FOR ORS IN CANADA (2000-2004)

Even after winning regulatory approval, the Company is required to collect ongoing post-marketing data to monitor the safety of the products. For example, this is the case with the Company's Fluviral vaccine in Canada. With regard to post marketing information on Fluviral, in October 2000, the vaccine adverse event surveillance system in Canada received reports of individuals who developed red eyes and respiratory symptoms shortly after influenza vaccination. Health Canada initiated an enhanced surveillance program for these adverse events that were termed the "oculo-respiratory syndrome" (ORS). The initial definition of ORS was an adverse event constellation that was characterized by bilateral red eyes (with or without discharge, itchiness, or edema), and at least one respiratory symptom (cough, sore throat, difficulty breathing, chest tightness or wheezing), which symptoms occurred within 3 to 24 hours of immunization and resolved completely within 48 hours.

The case definition of ORS has been changed on three occasions during the years following its description. Changes in the definition of ORS have included relaxation in the onset and resolution times, additions to the list of constituent symptoms, and deletion of the requirement for more than one symptom. The repeated changes, while a well-meant attempt to detect a post-vaccinal complication, diluted the validity of ORS as an entity. ORS as currently defined is any one of nine symptoms, several of which are quite common in the fall-winter respiratory illness season. While it is clear that the constellation of events originally described as "classic ORS" does indeed occur, this is consistently a minority of reported "ORS" cases and, despite considerable notice and enhanced surveillance in Canada, is declining with time.

During the 2000-01 season 2,450 influenza vaccine-associated adverse events were reported to Health Canada. Of these, 71% reported ocular or respiratory symptoms. Nine hundred and sixty (960) reports fulfilled the then-current case definition of ORS; of these 925 (96%) of cases occurred following Fluviral administration. Of the 960 cases, 74% were female and of these, 71% were between 30 and 59 years of age. 24 % of subjects with ORS consulted a health care worker and 11 subjects were hospitalized. There were no deaths in association with ORS. The syndrome was generally mild and self-limiting.

Two clinical studies were conducted with Fluviral before its release for the 2001-02 season. Notably, almost all reports from these studies were mild and there was no overall evidence of symptoms interfering with daily activities following vaccine treatment. On the basis of these results, it was recommended that persons previously affected with ORS should be warned of a possible risk of recurrence, but that recurrences would likely be mild and well-tolerated. Fluviral was released for general use in 2001-02.

Two retrospective studies of ORS were conducted during the 2001/02 season and have since been published. Their results are mutually supportive. One survey conducted in the province of Quebec attempted to determine the incidence of ORS in subjects receiving either Fluviral or another licensed influenza vaccine. Subjects underwent scripted telephone interviews and the diagnosis of ORS was based on the 2001 Health Canada case definition. Of the 2070 eligible participants, 1006 (48.6%) received Fluviral and 1065 (51.4%) received another product. The incidence of ORS was 5.6% and 4.8%, in Fluviral and comparator recipients, respectively (p = 0.49). Of 57 subjects who had ORS during the 2000/01 season, the incidence of ORS was 35% and 23%, in Fluviral and comparator recipients, respectively. The authors concluded that the risk of ORS was similar between the two vaccines and that this risk may be present and similar with any influenza vaccine.

The second survey was conducted in British Columbia in May 2002 and targeted subjects who had reported any type of adverse event associated with influenza vaccine during the 2000-01 season. Of the 561 participants, 202 were revaccinated in 2001. Of the 122 subjects who had experienced potential ORS during the 2000/01 season, six (5%) had symptoms consistent with ORS following vaccination in 2001. This frequency of "ORS" complaints did not differ from that in the general re-vaccinated population (4%), and ORS in both groups comprised almost exclusively single-symptom reports (i.e., not a syndrome). Of note, this study evaluated subjects who received almost exclusively a vaccine other than Fluviral, and validated the approximate 5% rate of any one "ORS" symptom in recipients of any influenza vaccine as reported in Quebec.

Health Canada surveillance statistics show that the Canada-wide incidence of ORS has progressively decreased since recognition in 2000-01, and that approximately 2/3 of the "syndrome" is in fact not classical ORS but a single symptom.

Based on the foregoing, the Company concludes:

     o Ocular and respiratory adverse events in association with influenza vaccination can be associated with any influenza vaccine (and similar events have been reported previously in Europe with other vaccines).

     o    The syndrome when it occurs is mild and transient.
          Vaccine-attributable rates of 2.9 to 5% can be solicited under clinical trial or targeted survey conditions, but cases severe enough to be spontaneously reported follow = 0.026% of doses.

     o Despite enhanced surveillance, a liberalized case definition, and increased public and provider awareness, the rate of ORS in 2001 through 2004 has been reduced and continues to decline.

CLINICAL PROGRAMS

For clinical and regulatory information relating specifically to our FluINsure, StreptAvax, and PGCvax vaccines please see sections entitled "Products" and "Development Programs" previously reported in this Annual Information Form.

PRECLINICAL/RESEARCH PROGRAMS

It is too early in product development to be able to accurately determine what specific or unique clinical and/or regulatory processes may be relevant to any of the Company's preclinical or research programs. The specific issues will be largely driven by the characterization and consistency of the Proteosome technology for intranasal vaccines, and also by the ultimate antigen source election and other issues related to our injectable vaccine programs.

             COMPETITION FOR MARKETED PRODUCTS AND CLINICAL PROGRAMS

INFLUENZA VACCINES

The market for influenza vaccines is highly competitive and the creation of new and improved flu vaccines (whether intranasal or otherwise) is under active development. The Company is not aware of all potentially competitive programs and their current stage of development, but is aware of at least the following influenza vaccines and influenza vaccine development programs:

------------------------------------------------------------------------------------------------------------------
COMPANY                                     TECHNOLOGY / BRAND NAME                     ESTIMATED STAGE OF
                                                                                        DEVELOPMENT
------------------------------------------------------------------------------------------------------------------
MUCOSAL VACCINES
------------------------------------------------------------------------------------------------------------------
Antigenics Inc.                             QS21                                        Phase I
------------------------------------------------------------------------------------------------------------------
MedImmune, Inc.                             Cold-Adapted Live Attenuated Virus          Approved in US
                                            (FluMist)
------------------------------------------------------------------------------------------------------------------
Chiron Corporation                          LT-K-63 (CT analog)                         Preclinical
                                            MF 59 (emulsion)                            Phase II
------------------------------------------------------------------------------------------------------------------
Corixa Corporation                          MPLA-AF (Monophosphoryl Lipid A /           Research
                                            Dipalmitoylphosphatidyl choline)
------------------------------------------------------------------------------------------------------------------
Coley Pharmaceutical Group                  CpG motifs                                  Preclinical
------------------------------------------------------------------------------------------------------------------
Innovax (Elan and Endorex JV)               Liposomes (Orasomes)                        Research
------------------------------------------------------------------------------------------------------------------
Lyfaproun                                   Mono - and di-glycerides                    Phase I
------------------------------------------------------------------------------------------------------------------
Merck & Co., Inc.                           Plasmid DNA-based vaccine                   Phase I
------------------------------------------------------------------------------------------------------------------
Norwegian Health Authority                  OMP from Neisseria bacteria + detergent     Phase I
------------------------------------------------------------------------------------------------------------------
Berna Biotech AG                            Liposomes (Virosomes)+ E. coli Labile       Licensed in Switzerland
                                            Toxin                                       (removed from market)
------------------------------------------------------------------------------------------------------------------
West Pharmaceuticals Services Inc.          Chitosan delivery technology                Phase I/II
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
INJECTED VACCINES IN DEVELOPMENT
------------------------------------------------------------------------------------------------------------------
Avant Immunotherapeutics (licensed to       Adjumer (Plyphosphazine Copolymers and      Phase II
Aventis Pasteur)                            Micromer)
------------------------------------------------------------------------------------------------------------------
Corixa Corporation                          Monophosphoryl Lipid A (MPLA)               Preclinical
------------------------------------------------------------------------------------------------------------------
Novavax, Inc.                               Liposome Novasomes                          Preclinical
------------------------------------------------------------------------------------------------------------------
PowderMed Ltd.                              Transdermal Powder-Form Needle-Free         Research
                                            Vaccination
------------------------------------------------------------------------------------------------------------------
Iomai Corporation                           Transdermal delivery via a skin patch       Research
------------------------------------------------------------------------------------------------------------------
Protein Sciences Corporation                Cell culture or recombinant protein         Phase II
                                            production of flu antigen
------------------------------------------------------------------------------------------------------------------
INJECTED LICENSED VACCINES
--------------------------------------------------------------------------------------- --------------------------
Sanofi Pasteur                              Fluzone / Mutagrip/Vaxigrip
------------------------------------------------------------------------------------------------------------------
GlaxoSmithKline Inc.                        Fluarix
------------------------------------------------------------------------------------------------------------------
Solvay S.A.                                 Influvac
------------------------------------------------------------------------------------------------------------------
Chiron Corporation                          Fluvirin/ Begrivac/Fluad
------------------------------------------------------------------------------------------------------------------
Berna Biptech AG                            Inflexal
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Others (e.g. CSL in Australia; Biken,
Denka Seiken, and others in Japan)
------------------------------------------------------------------------------------------------------------------


NEISVAC-C

NeisVac-C is a Meningococcal group C conjugate vaccine, indicated for the prevention of Meningitis Serogroup C in children, 2 months of age and older.

This vaccine is in direct competition with Menjugate from Chiron Corporation and Meningitec(R) from Wyeth Corporation. Combination serogroup meningitis vaccines have been approved in some countries but are not yet available in Canada. Sanofi Pasteur's Menactra for A/C/Y/W at present is indicated for 11 years of age and above. Sanofi Pasteur's quadrivalent A-C-Y-W conjugate vaccine has received a positive recommendation from an Advisory Committee in the US for pediatric use.

GROUP A STREPTOCOCCAL (GRAS) VACCINES

The Company is not aware of any GrAS vaccines other than its own that are currently undergoing clinical testing in humans. However, the Company is aware of other competing preclinical academic/commercial research programs by The Rockefeller University and Siga Technologies; the University of Minnesota and Wyeth Corporation; and Baxter Corporation.

PNEUMOCOCCAL VACCINES

There are two principal competitor vaccines to Pneumococcal Group Common Vaccine (PGCvax). Both of these vaccines are licensed and available for sale in many markets worldwide.

Prevnar, a 7-valent conjugate vaccine produced by Wyeth Corporation for the pediatric indication is one of the best selling (revenue wise) vaccines in the world. Wyeth Corporation's estimated sales are in excess of US$1billion and are actually limited by production capacity issues as opposed to demand. There are on-going programs for the development of 9-valent and 11-valent conjugate vaccines at Wyeth Corporation, GlaxoSmithKline, and Sanofi Pasteur.

Pneumovax is a 23-valent polysaccharide vaccine produced by Merck & Co. Inc. The indication for this product is for the elderly, protecting primarily against pneumonia.

Sanofi Pasteur, Wyeth Corporation and GlaxoSmithKline have been developing protein-based group common vaccines.

                  MARKETING, DISTRIBUTION AND SUPPLY AGREEMENTS

The Company is presently marketing and distributing the Fluviral influenza vaccine in Canada and has developed a strategy, more fully described below, to potentially market and distribute influenza vaccine in the United States. The Company also distributes in Canada a meningococcal C vaccine on behalf of Baxter Corporation ("Baxter").

In the Canadian market, the Company's sales and marketing team consists of five full-time, employees. The team is responsible for sales and marketing of the Fluviral influenza vaccine and the NeisVac C vaccine, as well as the distribution of these products and customer service.

Following at least early clinical development and, assuming favourable results are achieved, the Company may seek one or more strategic alliances for the further development, regulatory approval, manufacturing, distribution and sale of its non-flu vaccine products. There can be no assurances the Company will be able to finalize such strategic alliances on terms favourable to the Company, or on any terms (see "Risk Factors").

FLUVIRAL

ANNUAL AND PANDEMIC SUPPLY OF INFLUENZA VACCINE TO THE CANADIAN GOVERNMENT

In September 2001, through the acquired vaccine of Shire, the Company signed a ten year contract with the Canadian Government to assure a state of readiness in the case of an influenza pandemic (worldwide epidemic) and to provide influenza vaccine for all Canadian citizens in such an event. The concept of a state of readiness against an influenza pandemic requires the development of sufficient infrastructure and capacity in Canada to provide for domestic vaccine needs in the event of an influenza pandemic. IDB is committed to providing 32 million doses of single-strain (monovalent) influenza vaccine within a production period of 16 weeks. The Company has begun the process of expanding its production capacity in order to meet this objective within a five-year period ending January 2007. The Company is also committed to certain capital expenditures for the purpose of achieving the level of pandemic readiness required in the contract. At the end of the contract, IDB is committed to buy back any unused and unexpired materials and capital assets reimbursed by the Canadian government (at net book value) that can be used for production of trivalent vaccine or other products.

In addition, under the same contract, the Company has agreed to supply the government of Canada with approximately 50% of its annual influenza vaccine requirements over a ten-year period ending March 2011. Subject to mutual agreement, the contract can be renewed for a further period of between one and ten years.

In June 2003, the Company entered into a second agreement for a five year period (through March 2008), whereby the Canadian government agreed to increase its flu vaccine purchases by additional 25% of the total public market, resulting in a total of approximately 75% of the government's influenza vaccine purchases to be awarded to the Company.

           US MARKETING, DISTRIBUTION AND PRODUCT PURCHASE AGREEMENTS

In December 2004, the Company signed long term marketing, distribution and minimum purchase agreements for its Fluviral influenza vaccine for the United States market with three of the largest influenza vaccine wholesalers in the United States: Henry Schein, Inc.; AmerisourceBergen Corporation's Specialty Group; and McKesson Medical-Surgical Inc. Under the terms of the agreements, each of the distributors agreed to purchase a minimum number of doses of Fluviral vaccine from IDB beginning upon United States Food & Drug Administration (FDA) clearance. The purchases will begin the year of FDA approval (so long as such approval occurs by April 1 of any given year prior to 2008) and will end after the 2014/2015 flu season. If the Company does not receive initial FDA approval by December 31, 2007, then the distributors each have a certain period of time to terminate the agreements with no further obligation to the Company.

It is the expectation of the parties that IDB's Fluviral will be licensed in the US by at least April 1, 2007, in time for the 2007/08 influenza season, meaning the vaccine production and purchase transaction will cover a total of at least 8 influenza seasons.

Purchases to be made under the agreements will be a non-returnable basis, and are contingent upon FDA clearance of the product in accordance with industry standard practices for each season and overall licensure in advance of the 2008/09 flu season as discussed above. The Company has agreed to use commercially reasonable efforts to obtain FDA approval by at least



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the 2008/2009 influenza season. The Company has not provided any assurance under the agreements that it will obtain such approval, nor has it warranted or represented that it will be successful in scaling up production or manufacturing vaccine in quantities to meet the minimum purchase requirements in any given year. The Company must use commercially reasonable efforts to obtain FDA approval as soon as reasonably practical and to supply the minimum quantities contemplated under the agreements.

There are limited circumstances under which the Company's distribution partners may terminate their obligations under the agreements. Each party has the ability to terminate the agreement if initial FDA approval is not obtained by at least December 31, 2007. These are time limited options that must be exercised within the time allowed. In addition, in two of the agreements the distribution partners may terminate the agreements (after a specified period of negotiation) if a new influenza vaccine product based on novel technology (not currently available) is introduced and captures a specified percentage or more of the US market, unless IDB also offers these distribution partners a product competitive to such new influenza product. In the case of one agreement, the distribution partner may not terminate the agreement but may reduce its annual minimum purchase requirements under the agreement if a new influenza vaccine product based on novel technology (not currently available) is introduced and captures a specified percentage or more of the US market and IDB is not offering a product competitive to such new influenza product.

The other principal risk associated with these agreements is the Company's ability to successfully produce influenza vaccine each year and to have the product released by the FDA for export to the US by at least October 31 of each flu season. If the Company successfully achieves these goals, then the distribution partners must purchase at least the minimum doses of flu vaccine from the Company in each year of the contracts. There are no product return provisions related to the partner's ability to sell the product or related to the market price of influenza vaccines, although the Company has the option to terminate the agreements if the price to be paid to the Company by the distributors drops below a certain price (although IDB may choose to continue to supply product at the lower prices). The Company currently does not foresee any material risk in the creditworthiness of any of the three distribution partners, but an inability to pay for product is always a potential risk in product supply and distribution arrangements. The amount paid to the Company is based upon a revenue sharing formula that is the same in each contract.

NEISVAC-C

BAXTER CORPORATION ("BAXTER")

In September 2001, the Company, through the acquired vaccine business of Shire, entered into an exclusive distribution agreement with Baxter to sell and distribute the NeisVac-C vaccine in the Canadian market. The agreement expires on December 31, 2012 unless terminated by either party as a result of a material breach of the contract.

CANADIAN GOVERNMENT CONTRACTS

In September 2004, the Company was selected to supply meningitis C vaccine to the Canadian government over the next two years. The Canadian government has retained an option to purchase additional product from the Company in the third and final year of the contract. This contract was awarded by Public Works Canada on behalf of Canada's provinces health ministries, with the exception of Quebec. The Company expects to deliver approximately one million doses of NeisVac-C vaccine over the first two years of the contract. A failure by Baxter to deliver the product to the Company could result in the Company breaching its obligations under the Canadian government contracts.



                                      -39-
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                       LICENSE AND ACQUISITION AGREEMENTS

SHIRE PURCHASE AGREEMENT

On September 9, 2004, the Company acquired the assets of the vaccine business previously carried on by Shire BioChem, Inc., on behalf of its parent, Shire Pharmaceuticals Group, plc. The transaction included the purchase of all of the issued and outstanding shares of Shire BioChem's wholly-owned subsidiary Shire Biologics Inc. ("Shire Biologics").

Through this acquisition, IDB has acquired, among other things:

(a) an antigen supply for IDB's intranasal FluINsure vaccine, which is currently in clinical trials;

(b) an injectable flu vaccine (known as Fluviral) licensed in Canada and other countries and under development for the US market;

(c) an agreement with the Canadian government (see "Annual and Pandemic Supply of Influenza Vaccine to the Canadian Government") which provides that the Canadian government will buy Fluviral for public use and will pay a certain percentage of required capital investments to develop sufficient infrastructure and capacity to guarantee a supply of Fluviral for the entire population of Canada in the event of a pandemic;

(d) an agreement with Technology Partnerships Canada (see "Technology Partnerships Canada Agreements") pursuant to which this Canadian federal government agency agrees to provide funding for the development of a portfolio of pipeline vaccine candidates;

(e) a 120,000 square foot influenza vaccine manufacturing facility and fill/finish plant in Quebec City, Quebec that is currently being expanded to 200,000 square feet;

(f)      a 68,000 square foot vaccine research center in Laval, Quebec;

(g) a 60,000 square foot fully integrated vaccine development and pilot manufacturing facility in Northborough, Massachusetts;

(h)      a pipeline of vaccine candidates targeting various diseases, and;

(i)      a skilled and experienced workforce.

The acquired vaccine business generated sales of approximately $36 million in 2003, primarily from the sale of Fluviral vaccine to the Canadian government.

CONSIDERATION

The total purchase price for the acquisition was US$120,000,000. The purchase price was paid as follows:

         (a)      US$30,000,000 in cash was paid to Shire at closing;

         (b) US$30,000,000 in cash was paid at closing to an escrow agent to hold in trust. On the first anniversary of the closing date, the US$30,000,000 will be paid by the escrow agent to Shire. All interest which accrues on this amount while it is held in escrow will be paid to IDB on the first anniversary of the closing date; and

         (c) a total of 4,931,864 subscription receipts were issued by IDB to Shire at closing.



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                  Beginning on January 10, 2005 and continuing until July 9,
                  2006, each subscription receipt is exercisable for one common share of IDB at no additional consideration. During the first four months after closing, IDB had the right in certain circumstances to require Shire to deliver the subscription receipts back to IDB (for cancellation) in return for a cash payment of US$60,000,000. IDB exercised this right and paid Shire US$60 million in cash on January 7, 2005.

Under the terms of the agreement, IDB is required to reimburse Shire for the net operating working capital at June 30, 2004 and the net cost of operating the vaccines business from June 30, 2004 until closing (September 9, 2004). These adjustments are detailed in the financial statements.

Under the term of the agreement an affiliate of Shire has provided IDB with a funding facility of up to US$100 million, which can be drawn down over a 4 year period ending September 9, 2008 (see "Shire LLC Credit Facility"). This facility can be used by IDB to fund development of injectable flu vaccine outside of Canada and pipeline products within the vaccines business acquired from Shire. IDB has agreed to pay Shire royalties on certain product sales and minimum principal and interest payments relating to flu vaccine uses. Other than the minimum payments, the Company is not obligated to repay the amounts advanced under the funding facility, unless there are related product sales subject to royalties as provided in the agreement.

For more information relating to this transaction, please refer to the business acquisition report dated November 23, 2004 prepared and filed by IDB in respect of the transaction, which is incorporated by reference herein. A copy of this report is available at www.sedar.com.

INTELLIVAX INTERNATIONAL, INC.

On May 15, 2001, the Company closed a transaction under a Share Purchase Agreement in which it acquired 100% of the outstanding shares of Intellivax International, Inc. of Montreal, Quebec (now referred to as IDBQ) and its wholly owned subsidiary in Baltimore, Maryland, Intellivax, Inc. (now referred to as IDBM), for consideration of 4,000,000 common shares of the Company. These shares were held in escrow, with the majority released in four instalments. The dates of these share releases were November 15, 2001, May 15, 2002, November 15, 2002 and May 15, 2003.

As a result of this acquisition, the Company acquired the nasal influenza FluINsure vaccine; the proprietary Proteosome platform technology for the potential nasal delivery of vaccines; a large portfolio of intellectual property; and a skilled and experienced work force.

WALTER REED ARMY INSTITUTE OF RESEARCH

Dr. George Lowell, currently the Company's Chief Scientific Officer, Biodefense, previously entered into an exclusive license agreement with the Walter Reed Army Institute of Research (WRAIR) granting Dr. Lowell a worldwide, exclusive license, with the right to sublicense, to several patents and pending patent applications covering the Proteosome technology that Dr. Lowell had invented while employed by WRAIR. Dr. Lowell subsequently assigned his rights in the license agreement and to future inventions to IDBM, who subsequently assigned its rights outside the US, and sublicensed its US rights, to IDBQ. WRAIR approved all such assignments and sublicenses.

Under the Lowell/WRAIR agreement, as amended, the exclusive license covers all potential uses of the Proteosome technology (as well as certain co-exclusive rights to another adjuvant system known as "Sub-micron Emulsions or Solid Fat Nanoemulsions"), with the exception of certain limited formulations of Proteosome for targeting a vaccine against sepsis. IDBQ (on behalf of Dr. Lowell) is required to use reasonable efforts to develop and commercialize the licensed patents in

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accordance with a commercial development plan. The agreement also allows any sublicensee's efforts to fulfill this requirement. Upon any sublicense of the patents (other than to an affiliated company) IDBQ is to pay WRAIR a sublicense fee of US$25,000. In addition, IDBQ is to pay WRAIR milestone payments that could total as much as US$110,000 per licensed product, as well as royalties on eventual product sales. In 2003 the Company paid WRAIR milestone payments totalling US$35,000. WRAIR has reserved the right to practice the patents under the agreement for US governmental purposes in accordance with Title 35 US Code
Section 203. In the event IDBQ breaches the agreement and fails to cure any such breach, WRAIR may terminate the agreement.

In addition to the exclusive license agreement, WRAIR and IDBM subsequently entered into a series of Co-operative Research and Development Agreements (CRADAs) to develop vaccines against infectious diseases, the most comprehensive of which was a CRADA to develop a vaccine against shigellosis. Although this research collaboration was successful in developing a candidate vaccine that was tested in Phase II human clinical trials (and fulfilled the primary component of the development plan under the license), the Company does not believe significant commercial potential exists for such a vaccine. Given its limited resources, the Company has elected to postpone efforts to further develop a shigellosis vaccine based on the Proteosome technology and will instead focus current resources on those products that are believed to offer better or more immediate commercial potential.

UNIVERSITY OF CALIFORNIA, LOS ANGELES (UCLA)

IDBW and UCLA entered into a licensing agreement pursuant to which IDBW was granted an exclusive, worldwide royalty-bearing license to use certain patented technology of UCLA for the development of vaccines and immunotherapeutics against MYCOBACTERIUM TUBERCULOSIS (TB). UCLA also granted to IDBW exclusive, worldwide license rights to a vaccine against LEGIONELLA PNEUMOPHILA (Legionnaires disease) developed by UCLA. The rights to the LEGIONELLA PNEUMOPHILA vaccine were terminated and returned to UCLA in 1998. Under the agreement, IDBW has paid UCLA license issue fees and milestone payments. Additional milestone payments are due relating to the commercial development phases of a subunit TB vaccine, as well as royalties to UCLA on product sales. The parties have also agreed that IDBW will receive a percentage of licensing income (up to a maximum amount) that UCLA may obtain in the future from licensing a non-subunit TB vaccine that IDBW is not interested in commercializing. In 2002 IDBW terminated its rights and obligations to certain pending patent applications while retaining its rights and obligations to several issued patents. The Company does not believe there is a high probability that UCLA will successfully license this non-subunit technology (which is based upon a recombinant version of the existing TB vaccine, BCG (Bacillus Calmette-Guerin)) to a commercial partner.

UNIVERSITY OF TENNESSEE RESEARCH CORPORATION (UTRC)

IDBW and UTRC entered into a licensing agreement pursuant to which IDBW was granted an exclusive, worldwide license to use certain patented technology of UTRC for the development of vaccines and immunotherapeutics against GrAS. Under this agreement, IDBW paid UTRC an upfront license fee and is required to make further payments when it reaches three specified milestones relating to the commercial development of the GrAS vaccine, as well as an annual license maintenance fee. These milestone payments are payable in IDBW common shares. On October 6, 1999, IDBW reached the first such milestone under the UTRC agreement (removal of all FDA conditions for the initiation of human testing) and issued to UTRC 408,163 common shares of IDBW in satisfaction of the first milestone payment of US$1 million. On August 20, 2003 IDBW executed an amendment to the licensing agreement. Upon signing the amendment, UTRC returned 408,163 shares of IDBW common stock and IDBW paid UTRC US$250,000 in cash and provided UTRC US$250,000 worth of common stock of the Company (equalling 18,948 shares at the time of the amendment). The amendment also provides that all future milestone payments, if milestones are achieved, will be paid in common shares of the Company. The second milestone

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payment of US$1.5 million in common shares of the Company is due upon the initiation of Phase III Clinical Trials of a GrAS vaccine covered by UTRC's patented technology. In addition, upon FDA approval of the GrAS vaccine, UTRC will receive a milestone payment in the Company's common stock equal to 1% of the then fully diluted capital stock (less shares reserved under the Company's employee stock option plan) of the Company. There are no royalties due under this agreement, however, IDBW must use diligent efforts to develop and commercialize a GrAS vaccine covered by UTRC's patents in order to maintain its rights under this agreement.

UNITED STATES ARMY MEDICAL RESEARCH AND MATERIAL COMMAND

In November 2001, the Company initiated collaboration with the United States Army Medical Research and Material Command (USAMRMC) to develop a nasal vaccine to prevent plague pneumonia. Under this collaboration, USAMRMC will supply plague antigens and the Company will produce one or more different formulations of Proteosome-based nasal vaccines for testing by USAMRMC. Each party is covering its own expenses associated with this early-stage program. Under the agreement, the Company has retained the option to negotiate for a commercial license to any inventions that may result from the collaboration.

DYNPORT VACCINE COMPANY, LLC

In January 2003, the Company was awarded a subcontract from Dynport Vaccine Company, LLC (DVC), relating to the development of a second-generation, subunit injectable plague vaccine. The subcontract provides the Company with approximately US$6 million to clone, express and produce under current Good Manufacturing Practices a subunit recombinant plague vaccine antigen suitable for clinical trials. In December 2003, the Company entered into agreements to receive additional funding commitments from DVC for up to approximately US$4.5 million for further process development and manufacturing activities related to producing a subunit recombinant plague antigen under current Good Manufacturing Practices. Full funding of the contract requires continued sponsorship of DVC by the United States Department of Defense. Neither party can guarantee that such continued support will occur.

NATIONAL RESEARCH COUNCIL OF CANADA

The Company is the exclusive Canadian intellectual property rights holder of the underlying technology related to NeisVac-C. The Company's rights thereto stem from (i) an original License Agreement by and between Canadian patents and development Ltd ("CDPL") and IAF BioChem International Inc. ("BioChem") dated July 27th, 1987; (ii) on January 9th, 1990 BioChem assigned its right in the License Agreement mentioned in (i) to North American Vaccine Inc. ("NAVA") with the exception of the Canadian rights which BioChem retained; (iii) on June 27th, 2000 Baxter acquired NAVA and NAVA assigned its worldwide rights in the License Agreement mentioned in (i) to Baxter. This assignment excluded the Canadian rights which were retained by BioChem and sold to the Company under the Shire transaction referred to above. The Company has an obligation to pay a three point five percent (3.5%) royalty to the National Research Council of Canada on products sold in Canada covered by the agreement.

NATIONAL INSTITUTE FOR BIOLOGICAL STANDARDS AND CONTROLS ("NIBSC")

In December 2004 the Company entered into a Material Transfer Agreement with NIBSC under which NIBSC has provided to the Company access to a reversed genetic version of the avian flu viral strain (rH5N1). The Company will use the NIBSC material for research purposes only including the production of seed stocks and production of pilot lots for eventual clinical trials. The Company's commercial application and future use of the rH5N1 strain use will have to take into account intellectual property rights held by at least one third party pertaining to the reverse genetics technology which converts the wild H5N1 strain into a less pathogenic version (rH5N1) more susceptible of growth in eggs.

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                            LOAN FACILITY AGREEMENTS

SHIRE LLC CREDIT FACILITY

In conjunction with the acquisition of the vaccine business of Shire Pharmaceuticals Group, plc, Shire LLC has made available to the Company a US $100 million credit facility that can be drawn down over a 4 year period ending September 9, 2008. This facility can be used by IDB to fund development of injectable flu vaccine outside of Canada and pipeline vaccine products within the vaccines business acquired from Shire. This facility will be repayable out of income, if any, generated by IDB on future non-Canadian injectable flu vaccine and other pipeline vaccine product sales or licensing of these products to third parties, subject to certain minimum annual repayments in respect of the net present value of US$30 million of the minimum required drawings related to flu purposes. Except for the minimum annual payments related to flu purposes, none of the money under the funding facility will be repaid to Shire if IDB, for any reason, is unable to commercialize any of the pipeline products or an injectable flu vaccine outside of Canada. At closing, Shire elected to write-off US$70 million of the funding facility in accordance with Generally Accepted Accounting Principals because repayment was uncertain. Likewise, because repayment is uncertain, the Company will account for a portion of the transaction as debt (that portion of the funds used to develop influenza vaccines) on its balance sheet, and a portion of the transaction as revenue (that portion related to the development of the pipeline programs). This revenue will be recognized on the income statement based on the percentage-of-completed contracts method.

SECOND CITY CAPITAL PARTNERS LLC ("SECOND CITY") LOAN AGREEMENT

In 2004 the Company entered into the Loan Agreement with Second City pursuant to which Second City loaned the Company US$60,600,000. The proceeds of the loan were used by the Company to repurchase the approximately 4.9 million subscription receipts previously issued to Shire BioChem, Inc.

The Company closed the transaction with Second City on January 7, 2005 and repurchased the subscription receipts from Shire.

Under the agreement, the Company issued to the lenders warrants to acquire an aggregate of 1.2 million common shares of the Company with an exercise price of US$16.91 per share. The warrants will expire two years after issuance. The loan is backed by certain assets of the Company, a US$20 million Letter of Credit, and financial covenants. The principal amount will bear interest at an annual rate of 8%. The principal plus any unpaid and accrued interest becomes due and fully payable in 18 months.

INNOVATECH

The Company is a party to a Financial Contribution Agreement between Societe Innovatech Quebec et Chaudiere-Appalaches ("Innovatech") and IAF BioVac Inc., a predecessor in title to Shire BioChem, Inc. ("SBI") dated April 18th, 1995 as amended and/or supplemented (the "Loan Agreement"), which Loan Agreement was transferred to the Company as part of the acquisition of the Shire vaccine business. Under the Loan Agreement, Innovatech agreed to loan to SBI up to $5,000,000 to assist in the development of certain specific vaccines. In consideration of the Loan Agreement, the Company must pay to Innovatech a 2% royalty on net sales of what the Loan Agreement defines as Retained R&D Projects. The total royalty that may be paid is capped at a total amount of $10,000,000. The Company has not yet paid any royalty to Innovatech as the Retained R&D Projects are still in development and have, therefore, generated no sales. It should be noted that Innovatech has recently initiated a claim against both the Company and SBI (see "Legal Disputes").

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GOVERNMENT LOAN

The term loan from the Quebec provincial and Canadian federal governments ("Government loan") was provided to assist the Company in financing the costs of setting up the Quebec City operations. The Government loan is unsecured and non-interest bearing and is repayable in annual installments of $990,001 through 2005.

The loan contains certain restrictive covenants, the most significant of which requires the Company to (i) build a vaccine production facility in Quebec City, Quebec, (ii) retain corporate existence for the duration of the loan, (iii) properly insure the Quebec City facility, and (iv) refrain from selling or otherwise disposing of the Quebec City facility. Any breaches of these covenants would require immediate repayment of the total amount of the loan.

                                OTHER AGREEMENTS

TECHNOLOGY PARTNERSHIPS CANADA AGREEMENTS

Technology Partnerships Canada (TPC) is a program run by the Canadian Ministry of Industry that invests in research, development and innovation in order to encourage private sector investment and to maintain and grow the technology base, capabilities and employment of Canadian industry. The Company is currently a party to two different TPC agreements, one of which was assigned to ID Biomedical as a result of the Shire vaccine asset purchase.

IDBQ TPC

Under the terms of an agreement entered into by IDBQ with TPC on October 18, 2000 (prior to IDB's acquisition of Intellivax on May 15, 2001), IDBQ agreed to receive a financial contribution of up to a maximum amount of $5,938,680 over a period of three years ending March 31, 2003 for the development of mucosal Proteosome vaccines against infectious diseases in humans and animals. This contribution represents 25.6% of the expected project costs. IDBQ and TPC agreed to extend the work period under the agreement until March 31, 2004. The work period is now expired.

IDBQ is committed to pay royalties based on its recognized gross revenues stemming from the commercialization of certain of the mucosal Proteosome vaccines for infectious diseases against humans and animals until December 31, 2012, of up to a maximum payment of $10,800,000.

In 2003, the Company recorded an amount of $1,762,482 as a reduction of the related research and development expenses. To date, IDBQ has claimed all of the $5,938,680 available under the agreement.

Under the terms of an agreement, as amended on March 17, 2004, the Company agreed to issue Technology Partnerships Canada 91,659 IDB common share purchase warrants. Each common share purchase warrant entitles the holder to one common share of the Company for a subscription price of $16.01 and is exercisable by the holder for five years.

In the event the Company would be in default under the agreement, remedies could vary from the suspension of financial contribution by TPC, to the transfer of intellectual property rights developed under the agreement from the Company to TPC. In lieu of the various default remedies, the Company also has the option of paying liquidated damages up to a maximum amount of $19,950,000.

ID BIOMEDICAL TPC

In March 2000, the Shire BioChem, Inc. entered into a funding agreement with TPC, relating to the research and development of recombinant protein vaccines. This agreement was assigned to

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the Company as part of the vaccine asset acquisition between the Company and
Shire. Under the terms of this agreement, TPC agreed to a total contribution not to exceed $80,000,000 over a period of 7 years ending March 2008. Such contribution is repayable to TPC in the form of royalties on the net sales value (gross invoiced amounts less discounts, taxes and delivery costs) of the products that may be developed under the TPC agreement. The Company is obligated to pay such royalties equal to 1.82% of such net sales through December 31, 2016. No amounts have been accrued with respect to this obligation as the conditions for repayment have not yet been met. As a condition of the TPC agreement, the Company has an obligation to begin construction of a vaccine research facility in Canada. The Company met this obligation by construction of the vaccine research center in Laval, Quebec. The facility was largely completed in December 2004.

Since the inception of this agreement, $22,945,855 of these contributions have been requested, and funding of $15,952,707 has been received.

ALEXANDRIA REAL ESTATE EQUITIES, INC. (ARE)

In December 2004, the Company signed agreements with ARE for the sale and leaseback of two facilities owned by the Company: the newly constructed Vaccine Research Centre in Laval, Quebec; and the vaccine development facility in Northborough, Massachusetts. The total purchase price for both buildings to be paid at closing to the Company is approximately $50,000,000. All conditions precedent to closing of the transactions were satisfied and the transaction closed on March 3, 2005. As a part of the transaction, ID Biomedical will lease each of these properties from ARE or an affiliated company for a period of 15 years. In addition, at each site, the Company has secured three, five-year options to extend each of the leases beyond the original term.

INSTITUT NATIONAL DE LA RECHERCHE SCIENTIFIQUE ("INRS") RESEARCH CHAIR

The Company has entered into a commitment with the INRS to sponsor a research program to be conducted by INRS. The program will be agreed upon by the parties and will target vaccine research that is of commercial interest to the Company. The Company has agreed to fund the program at $200,000 per year over a 5 year period beginning January 1, 2005, for total funding not to exceed $1 million.

                                PATENT PROTECTION

A vital part of the Company's business strategy is to protect its products and technologies through the use of patents, proprietary technologies and trademarks, to the extent available. Success will depend, in part, upon the ability to obtain and enforce strong patents, to maintain trade secret protection and to operate without infringing the proprietary rights of others. Current IDB policy is to seek patent protection for proprietary technology, including recombinant protein technology and vaccines whenever and wherever possible.

PATENTS AND PATENT APPLICATIONS

As of March 3, 2005, the Company has approximately 118 issued patents and 208 pending applications in the US, Canada, the EC, Japan, Australia and selected countries worldwide. These include patents and applications relating to genes, nucleotide sequences, proteins, polypeptides, recombinant amino acid sequences, vaccines, formulations, processes and therapeutic and prophylactic methods.

The United States government owns many of the patents and pending patent applications that are directed to the Proteosome technology. The Company has acquired from the US government (as represented by WRAIR) the exclusive, worldwide license under these patents and patent applications to develop, manufacture, use and sell Proteosome vaccines as claimed in these

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patents and pending applications (See "License and Acquisition Agreements").
Employees of IDBQ and IDBM have also filed certain improvement patent applications, and ownership of these applications has been assigned to the Company in accordance with the Company's employment agreements. In addition, as the Proteosome technology is combined with certain antigens, the Company believes new intellectual property may be created as novel vaccine formulations. For example, IDBQ filed a patent application in several economically important countries that is directed to the combination of influenza antigens with Proteosome proteins. In January 2004, this patent was issued in the United States, with an expiration date of February 15, 2021. The Company has also recently filed patent applications with claims directed to certain respiratory antigens utilizing Proteosome proteins as well as Proteosome proteins complexed or mixed with certain antigens related to biological warfare agents.

The Company has filed US and Canadian patent applications with claims directed to a recombinant protein expression system developed by IDBW and referred to as ID CX5. The Company believes this system has certain advantages over other protein expression technologies in terms of protein folding and production yields. The Company uses this technology in the production of StreptAvax and the recombinant plague antigen.

UTRC owns the patent rights to several US and international issued patents that are directed to all or a portion of the GrAS vaccine that is licensed to the Company under a license agreement between UTRC and IDBW (see "License and Acquisition Agreements"). In addition, there are pending US and international patent applications included within the rights licensed to IDBW per the agreement. For example, in January 2004, a US patent was issued covering key components of the GrAS vaccine technology. This patent will expire September 10, 2018. Further, any improvement patents or new GrAS vaccine inventions that may in the future be developed by Dr. James Dale are also licensed to IDBW under the agreement.

The Company has several pending US applications and corresponding foreign filings pending in several countries relating to the S. PNEUMONIAE vaccine or PGCvax. These patent applications cover isolated polynucleotides and polypeptides as well as recombinant and chimeric polypeptides, processes, vaccines, methods for therapeutic and prophylactic treatment and vaccine compositions.

In general, the Company will file patent applications in the US, Canada, the EU and selected countries to protect its pipeline or research programs.

On February 17, 2005 the European Patent Office informed the Company of the filing of a Notice of Opposition by GSK against the granting of the Company's European Patent entitled "Improved Methods for the Production of Non-Covalently Complexed and Multivalent Proteosome Sub-Unit Vaccines." This opposition principally relates to the scope of currently allowed product-by-process claim 25, and, in particular, as it concerns preparation of outer membrane vesicle
(OMV) bleb compositions derived from Neisseria meningitidis. This is one of several patents that cover Proteosome-based vaccines. The Company is contesting the basis of the opposition.

                                LEGAL PROCEEDINGS

INNOVATECH

On June 29, 2004 Societe Innovatech Quebec et Chaudieres Appalaches ("Innovatech") initiated in Superior Court of the judicial district of Quebec City a Motion for Declaratory Judgment against Shire BioChem, Inc. as defendant and the Company's affiliate, ID Biomedical Corporation of Quebec, as a joined party. Innovatech is asking the Courts to rule as to whether or not one of the vaccines in development by the Company is subject to eventual royalty payments upon commercialization. Innovatech's claim relies on a 1995 Financial Contribution Agreement with a

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predecessor in title to Shire BioChem, Inc., which has been transferred to the
Company as part of the assets of the vaccine business acquired from Shire.

The dispute is connected to the interpretation, nature and scope of the Financial Assistance Program managed by Innovatech. The question Innovatech has put forth for ruling is whether or not the Company's PGCvax (STREPTOCOCCUS PNEUMONIAE vaccine) in development is a product covered under the 1995 funding agreement.

Both Shire BioChem, Inc. and the Company are contesting the Innovatech claim. Should the Courts rule in favor of Innovatech, the Company will have an obligation to pay Innovatech a royalty of 2% on the future net sales, if any, of the PGCvax.

                               GENE-BASED TESTING

CYCLING PROBE(TM) TECHNOLOGY

Our Cycling Probe Technology (CPT) is a proprietary method of signal amplification of a nucleic acid target where the target catalyzes the enzymatic conversion of a complementary labelled nucleic acid probe into fragments that can be detected. This catalytic reaction is generally completed in less than 90 minutes.

The Company has developed several formats for CPT.

PRODUCT DEVELOPMENT PROGRAM

Currently, CPT is at an early stage of development and must overcome issues associated with sample preparation, non-specific cleavage and ease of detection to increase sensitivity and specificity, which are required to lead to its potential widespread use in the diagnostic industry. In 2002, the Company began to wind down its internal research and development efforts to improve CPT and in 2003 these efforts ceased. Instead, the Company will seek to license CPT to third parties to perform these efforts and to develop products based on the technology.

BUSINESS STRATEGY

The Company's strategy in gene-based testing is to license CPT on a nonexclusive or limited exclusive basis to as many companies as possible in the diagnostic and genomic industries. There can be no assurance that CPT-based products will be marketed in a commercially successful way by the Company or by other companies, and/or that additional third parties will be interested in further developing CPT under license or co-development arrangements with the Company. Although in the past a significant portion of the Company's revenues have been from licensing of genomic analysis technologies, including CPT, the Company does not expect to receive significant revenues from these activities in the future.

LICENSE AND ACQUISITION AGREEMENTS

APPLIED BIOSYSTEMS

In June 2000, the Company entered into an agreement with Applied Biosystems Group (formerly "PE Biosystems"). Under this agreement, Applied Biosystems received a worldwide, non-exclusive license granting Applied Biosystems access to the Company's intellectual property relative to CPT. This license allows Applied Biosystems to use the intellectual property to develop, manufacture and sell assays to detect nucleic acid sequences. Under the agreement, Applied Biosystems will pay a royalty to the Company based on certain future product sales. A portion of a US $5 million up front payment can be used to offset any such royalties. In 2004, a payment for the maintenance of its right to use IDB's CPT was made by Applied Biosystems.

TAKARA BIOMEDICAL GROUP

In January 2002, the Company entered into an agreement with Takara Biomedical Group, a wholly owned subsidiary of Takara Shuzo Company, Ltd. Under this agreement, the Company granted Takara a worldwide non-exclusive license to patent rights pertaining to CPT in exchange for financial consideration from Takara. In 2002, the Company received upfront and milestone payments totalling US$5 million. The financial terms of the license agreement include royalties on product sales. The Company received a milestone payment and limited royalty payments from this agreement in 2004.

PATENTS AND OTHER INTELLECTUAL PROPERTY

The Company holds directly, or has license rights to, a number of issued patents pertaining to CPT. Patents directed to CPT have been issued by the US Patent and Trademark Office (USPTO) and corresponding Patents have also been issued in Canada, Japan, Australia, and several European countries.

                         FACILITIES AND HUMAN RESOURCES

The Company has a modern manufacturing facility in Canada and fully-integrated R&D capabilities in Canada and the US. The Company's manufacturing sites are used for the upstream (i.e. egg processing) and the downstream processing of influenza vaccines. IDB's research capabilities include recombinant DNA and molecular biology, protein modeling and engineering, and protein purification and formulation. The Company's development capabilities include process and formulation development, pilot plant operations and engineering, as well as clinical development and regulatory affairs and quality operations.

As of Februrary 28, 2005, the Company had 617 employees.

1630 WATERFRONT CENTER 200 BURRARD STREET, VANCOUVER, BRITISH COLUMBIA

The Company's headquarters are located in a leased 2,906 square foot office facility in Vancouver, British Columbia. Four employees are located at this facility. The lease expires on February 28, 2009.

The Company's manufacturing facilities are located in Quebec City and Laval, Quebec. Its research and development facilities are located in Bothell, Washington; Northborough, Massachusetts; and Laval, Quebec. The Company also leases offices for some of its clinical and regulatory affairs staff in Columbia, Maryland.

2323, DU PARC TECHNOLOGIQUE BLVD, QUEBEC CITY, QUEBEC

The Quebec City facility houses manufacturing and packaging operations for Fluviral in addition to a pilot plant for influenza vaccine process development. The facility encompasses 119,000 sq. ft., being expanded to approximately 200,000 sq. ft., and is located on 600,000 sq. ft. of land. The facility and land are owned by the Company. The Quebec City plant houses QC laboratories, a pilot plant, warehouses, vaccine production lines, administrative offices and mechanical space. It also has fermentation, purification, formulation and filling/packaging suites. The facility has three major production lines which are used for the down-stream processing of influenza vaccines. There are currently 231 employees located at this facility.

525 CARTIER BLVD WEST, LAVAL, QUEBEC

The Laval facility is a 68,000 square foot state-of-the-art vaccine research center which has recently completed construction. This facility contains bench space, containment laboratories and administrative offices. There are 132 employees located at this facility.

On January 4, 2005 the Company announced that it signed agreements with Alexandria Real Estate Equities, Inc. for the sale and leaseback of the Laval Vaccine Research Centre (see "Other Agreements".)

7150 FREDERICK BANTING, SUITE 200 VILLE ST. LAURENT, QUEBEC

The Ville St. Laurent location is a leased 15,400 square foot facility of which approximately 9,000 square feet accommodate research, including the areas of chemistry, molecular biology, vaccine formulation and process development. The lease on this facility expires on October 13, 2013. With the completion of the vaccine research center in Laval, all employees from this facility have moved to the Laval location. The Company is actively looking to sub-lease this facility.

INSTITUT NATIONAL DE LA RECHERCHE SCIENTIFIQUE (INRS) - 531 DES PRAIRIES BLVD., LAVAL, QUEBEC

The Laval facility is 12,000 square foot up-stream influenza processing facility that is leased from INRS. This facility also houses administrative offices, in-process QC laboratory, maintenance and storage areas. There are 82 employees located at this facility.

The lease with INRS expires December 31, 2005. The Company has the ability to extend the lease with two, one-year options expiring December 31, 2007. At the conclusion of this lease the Company expects that its expanded Quebec City facility will have the capability to complete all upstream influenza processing and that this facility will not be re-leased unless additional manufacturing capacity is required.

19204 NORTH CREEK PARKWAY, BOTHELL, WASHINGTON

The Bothell location is a leased 28,647 square foot facility and houses ID Biomedical of Washington. Approximately 11,000 square feet accommodate research and development, including the areas of microbiology, protein chemistry, molecular biology, quality control, quality assurance, chemistry and fermentation. Included within this facility is a pilot manufacturing suite that the Company believes will allow it to produce clinical-grade materials in accordance with Good Manufacturing Practices up to and including Phase II human clinical trials. There are currently 87 employees located at this facility. The lease on this facility expires on January 1, 2012.

30 BEARFOOT ROAD, NORTHBOROUGH, MASSACHUSETTS

The ID Biomedical of Northborough location is a 60,000 square foot fully integrated vaccine development and pilot manufacturing. There are currently 70 employees located at this facility.

On January 4, 2005 the Company announced that it signed agreements with Alexandria Real Estate Equities, Inc. for the sale and leaseback of the Northborough facility (see "Other Agreements").

6996 COLUMBIA GATEWAY DRIVE, SUITE 103 COLUMBIA, MARYLAND

The ID Biomedical of Maryland location is a leased 3,284 square foot facility that houses the Company's clinical and regulatory affairs group. There are currently 11 employees located at this facility. The lease on this facility expires on June 30, 2008.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

Our auditors are KPMG LLP, located at 777 Dunsmuir Street, Vancouver, British Columbia, V7Y 1K3

Our transfer agent and the registrar for our common shares is Computershare Trust Company of Canada at its principal offices in Vancouver, British Columbia and Toronto, Ontario.

                          DESCRIPTION OF SHARE CAPITAL

The Company's authorized capital consists of 200,000,000 common shares without par value, 100,000,000 Class "A" Preference Shares with a par value of Cdn$10 each and 100,000,000 Class "B" Preference Shares with a par value of Cdn$50 each. As of March 25, 2005, 42,804,128 common shares and no Class "A" Preference Shares or Class "B" Preference Shares were issued and outstanding.

COMMON SHARES

Holders of our common shares are entitled to one vote per common share on all matters that may be brought before them. Holders of our common shares are, subject to the rights of holders of our preference shares, entitled to receive dividends when declared by our board of directors and to receive a PRO RATA share of our assets available for distribution to shareholders in the event of liquidation, dissolution or winding up. There are no redemptions, conversion or pre-emptive rights attached to our common shares.

PREFERENCE SHARES

Our Class "A" Preference Shares and Class "B" Preference Shares may, from time to time, be issued in one or more series, and our board of directors is authorized to create and attach special rights and restrictions to a series of shares. In the event that we are liquidated, dissolved or wound up, or in the event of any distribution of our assets for the purpose of the winding-up of our affairs, holders of our preference shares are entitled, unless otherwise provided in the special rights and restrictions attached to the shares, after the payment of unpaid dividends, to be paid the amount of capital paid up per share from our assets before the holders of our common shares receive any assets. All of our Class "A" Preference shares and Class "B" Preference shares rank equally as to dividends or return of capital on winding up or otherwise. The holders of Class "A" Preference shares and Class "B" Preference shares are not entitled to vote at any general meeting of our shareholders unless expressly provided as a special right.

SHAREHOLDER RIGHTS PLAN

In 1996, the Company implemented a shareholder rights plan. Under the terms of the plan, if any shareholder becomes a beneficial holder of 20% or more of our common shares, other than pursuant to a permitted bid, all shareholders, other than the beneficial holder in question, are given the right to acquire more of our common shares at significant discounts to the then current market price of those shares.

The purpose of the rights plan is to ensure that all shareholders receive equal treatment in the event of a takeover bid and to ensure that we have sufficient time to properly assess any such bid and to explore other alternatives to maximize shareholder value. At our 2002 annual meeting, shareholders approved the extension of the rights plan for a period of three years until the date of our annual general meeting in 2005.

SHARE PURCHASE WARRANTS

On October 28, 2003, the Company completed a unit offering of 5,800,000 units at a price of US$17.37 per unit, resulting in gross proceeds of US$100,746,000 ($131,906,738 CAD). Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole common share purchase warrant entitles the holder to purchase one common share for a subscription price of US$25.00 and is exercisable by the holder for four years.

Under the terms of an agreement entered into between IDBQ and Technology Partnerships Canada, as amended on March 17, 2004, the Company agreed to issue Technology Partnerships Canada 91,659 common share purchase warrants. Each common share purchase warrant entitles the holder to purchase one common share of the Company for a subscription price of $16.01 and is exercisable by the holder for five years.

                              MARKET FOR SECURITIES

The Company's common shares are traded on the Toronto Stock Exchange (TSX) in Canada under the symbol "IDB", on The NASDAQ National Market in the United States under the symbol "IDBE".

The common shares commenced trading on TSX on October 24, 1995 and the common shares commenced trading on The NASDAQ National Market on September 25, 2000.

On December 14, 2000, the Company was added to the Toronto Stock Exchange 300 Composite Index and the S&P/TSE Canadian SmallCap Index.

TRADING PRICE AND VOLUME ON THE TSX

DATE                                       AVERAGE HIGH    AVERAGE LOW        AVERAGE CLOSE      VOLUME 100S

January, 2004                                 $ 16.32        $ 15.64             $ 15.95             95,364
February, 2004                                  15.10          14.44               14.74             59,696
March, 2004                                     14.89          14.37               14.60             34,788
April, 2004                                     14.96          14.40               14.64             63,742
May, 2004                                       13.63          13.05               13.30             50,266
June, 2004                                      13.60          13.25               13.43             47,172
July, 2004                                      12.63          11.88               12.38             79,495
August, 2004                                    14.74          14.18               14.49             38,432
September, 2004                                 16.70          16.20               16.44             62,600
October, 2004                                   19.52          18.61               19.07             98,745
November, 2004                                  20.47          19.35               19,86            106,968
December, 2004                                  20.13          19.44               19.64            103,290



                             DIRECTORS AND OFFICERS

The following table shows the full name, municipality of residence, position with the Company and principal occupations of each of the directors and officers of the Company.

                                                                                             NUMBER AND % OF
NAME AND                                                                                     SECURITIES
MUNICIPALITY          POSITION WITH         PRINCIPAL                                        BENEFICIALLY
OF RESIDENCE          COMPANY               OCCUPATION                DIRECTOR SINCE         OWNED
------------          -------------         ----------                --------------         ---------------
Dr. Richard           Chairman of Board     Retired; Formerly         October 15, 1996       103,399
Bastiani(1)(3)        of Directors          President of Dendreon
Los Gatos, Ca                               Corp. (biotechnology                            (.24%)
                                            company)

Richard Bastiani was appointed Chairman of the Board in August 1998. As the former President of Syva Company, an in-vitro diagnostics manufacturer, Dr. Bastiani is a well known industry executive. He was most recently President of Dendreon Corp., a Seattle, Washington biotechnology company focused on the development of innovative cancer therapies. From 1972 to 1991, Dr. Bastiani held a succession of Vice President positions at Syva. He was responsible at various times for conducting clinical studies, obtaining regulatory approvals, establishing a new division within the company, and conducting worldwide marketing, sales and service activities. In 1991, Dr. Bastiani was appointed President, a position he held until 1995 when Syva was acquired by Behringwerke AG, a subsidiary of Hoechst AG.

OTHER BOARD AFFILIATIONS: ABAXIS, INC.; AND DISCOVERX CORPORATION

Dr. Anthony F.        CEO and Director      Chief Executive Officer   March 4, 1991          331,267
Holler                                      of IDB
Vancouver, BC                                                                               (.77%)

Anthony F. Holler was one of the original founders of ID Biomedical Corporation and has been a member of the Company's Board of Directors since inception. Dr. Holler has held a number of executive positions with the Company including President. On March 27, 2001 Dr. Holler was appointed Chief Executive Officer.

Prior to founding ID Biomedical, Dr. Holler served as an emergency physician at University Hospital at The University of British Columbia. He is a member of the British Columbia College of Physicians and Surgeons.

OTHER BOARD AFFILIATIONS: CORRIENTE RESOURCES INC.

Daniel A.             Director              President of Carriere     August 24, 1998        238,900
Carriere(1)                                 Financial Services Inc.
Vancouver, BC                               (venture capital
                                            company)                                        (.56%)

Mr. Carriere is currently Senior Vice President of Corriente Resources Inc. Mr Carriere is also the President of Carriere Financial Services Inc. a Canadian firm specializing in growth and financial strategies for small to medium capitalized companies. Mr. Carriere has been a significant shareholder in the Company since the Company's initial public offering in 1991.

OTHER BOARD AFFILIATIONS: EXCAPE INC.; INFINITY FILM ENTERTAINMENT, BOG PRODUCTIONS INC.; BOG PRODUCTIONS (1999) INC.; PRECIPICE PRODUCTIONS LTD; ZACHOR PRODUCTION LIMITED; NUTSHELL PRODUCTIONS LTD.; DUTY PRODUCTIONS LTD.; GUINEA PIG PRODUCTIONS LTD.; AND COMEDIC PRODUCTIONS LTD.

Richard H.            Director              Retired; Vice Chairman    September 13, 1999     56,282
McCoy(1)(2)                                 Investment Banking, TD
Toronto, ON                                 Securities Inc.                                 (.13%)
                                            (investment dealer)

Mr. McCoy has been in the investment business for over 35 years. Prior to retiring in October, 2003, Mr. McCoy was Vice Chairman, Investment Banking at TD Securities Inc., one of Canada's largest investment firms. Prior to joining TD Securities Inc. in May 1997, Mr. McCoy was Deputy Chairman of CIBC Wood Gundy Securities. Mr. McCoy holds an MBA from the Richard Ivey School of Business Administration, University of Western Ontario.

OTHER BOARD AFFILIATIONS: ABERDEEN ASIA-PACIFIC INCOME INVESTMENT CO.; ABERDEEN G7 TRUST; ROTHMANS INC.; AND PUBLIC STORAGE CANADIAN PROPERTIES.

Michel Greco(1)(2)    Director              Retired,  Formerly        October 24, 2002       913
France                                      President, Aventis
                                            Pasteur                                         (.002%)

Beginning in 1998 and until his retirement at the end of 2002, Mr. Greco was President and COO and a Supervisory Board member of Aventis Pasteur, a world-leading vaccine manufacturer. Prior to becoming President of Aventis Pasteur, Mr. Greco was President and Chief Executive Officer of Pasteur Merieux MSD from 1994 to 1998, a European joint venture between Aventis Pasteur and Merck and Co. Mr. Greco has also held a number of industry-wide responsibilities over the years, including President of the European Vaccine Manufacturers Group, Chairman of the Biological Committee of the International Federation of Pharmaceutical Manufacturers Associations, as well as a member of the World Health Organization, Department of Vaccines and Biologicals, Strategic Advisory Group of Experts. Mr. Greco holds an MBA from the Richard Ivey School of Business Administration, University of Western Ontario.

OTHER BOARD AFFILIATIONS: VAXGEN INC.; FLAMEL; INTERCELL; DAS SAS; IAVI (THE INTERNATIONAL AIDS VACCINE INITIATIVE);AERAS GLOBAL TUBERCULOSIS VACCINE FOUNDATION; AND IVI(THE INTERNATIONAL VACCINE INSTITUTE).

Jon S. Saxe(1)(2)     Director              Retired; Formerly         November 10, 1993      63,696
Los Altos, CA                               President, Protein
                                            Design Labs, Inc.                               (.15%)
                                            (biopharmaceutical
                                            company)

Jon S. Saxe was a was President of Protein Design Labs, Inc from 1995 - 1999 and is a Director of Protein Design Labs, Inc., a biotechnology company headquartered in Fremont, California that is developing a portfolio of therapeutic antibodies to prevent and treat serious medical problems such as cancers, asthma, inflammatory bowel disease and other inflammatory conditions. Until 1994, Mr. Saxe was Principal of Saxe Associates - consultants to venture capital firms and biotechnology, diagnostic, and pharmaceutical companies. Mr. Saxe is former Vice President, Licensing and Corporate Development of Hoffmann-LaRoche Inc., where he worked for nearly 30 years (1960-1989). He held the position of CEO and President at Synergen, Inc. from 1989 to 1993.

OTHER BOARD AFFILIATIONS: INSITE VISION, PROTEIN DESIGN LABS, INC.; QUESTCOR PHARMACEUTICAL; FIRST HORIZON PHARMACEUTICALS, INC.; DURECT, INC.; SCICLONE, INC.; AND SEVERAL PRIVATE COMPANIES.

Brian J.              Director              Vice President, MDS       September 13, 1999     4,000
Underdown(1)(3)                             Capital Corporation and
Hamilton, ON                                President, University                           (.01%)
                                            Medical Discoveries Inc.

Dr. Underdownan immunologist by training, is Senior Vice-President and Managing Director, Technology Investing at MDS Capital Corporation and President, University Medical Discoveries Inc. Prior to joining MDS Capital Corporation in 1997, Dr. Underdown was Assistant Vice President Research and Director of Immunology at Pasteur Merieux Connaught, one of the world's leading vaccine manufacturers. From 1970 to 1994, Dr. Underdown held a number of academic positions including Professor and Associate Dean Research at the Faculty of Medicine, University of Toronto and Professor, Department of Pathology and Associate Dean Research at the Faculty of Health Sciences, McMaster University.

OTHER BOARD AFFILIATIONS: UNIVERSITY MEDICAL DISCOVERIES INC.; CYTOCHROMA INC.; TRILLIUM THERAPEUTICS INC.; WELLICHEM BIOTECHNOLOGIES INC.; MERIX BIOSCIENCES INC.; SALPEP INC.; AND CANVAC, THE CANADIAN CENTRE FOR VACCINES AND IMMUNOTHERAPEUTICS.

Ian A. Webb(3)        Director              Partner, Borden Ladner    July 11, 1997          6,994
Vancouver, BC                               Gervais LLP (law firm)
                                                                                            (.02%)

Mr. Webb is a partner of the law firm of Borden Ladner Gervais LLP. His practice focuses on corporate and securities law with an emphasis on the legal requirements of public companies in a wide variety of industry sectors including biotechnology, mining and forestry. Mr. Webb obtained a Bachelor of Laws Degree from Osgoode Hall Law School in 1981 and a Masters Degree in Theoretical Physics from the University of Saskatchewan in 1976.

OTHER BOARD AFFILIATIONS: NONE

Todd R. Patrick       President and         President of IDB          May 18, 2000           110,030
Bellevue, WA          Director
                                                                                            (.26%)

Todd R. Patrick is the President of the Company and a member of the Board of Directors. Mr. Patrick has been employed by the Company since July 1, 1994 and has been a Director since May, 2000. Mr. Patrick joined the Company from the University of California, Los Angeles (UCLA), where, as the Director of the Office of Intellectual Property Administration, he was responsible for the patenting and licensing of the intellectual property arising out of UCLA.

OTHER BOARD AFFILIATIONS: CONTROL DYNAMICS, INC.; THE WASHINGTON BIOMEDICAL AND BIOTECHNOLOGY ASSOCIATION.

Mustapha L. Bakali    Chief Operating       Chief Operating Officer   N/A                    0
Laval, QC             Officer

Mustapha (Staph) Bakali is the Chief Operating Officer for the Company. Prior to joining the Company in January 2004, Mr. Bakali was Chief Operating Officer and a member of the Board of Directors of PowderJect Pharmaceuticals since 2001.

Deborah L.            Corporate Secretary   Corporate Secretary of    N/A                    2,050
Bowers                                      IDB
Vancouver, BC                                                                                (.005%)

DEBORAH L. BOWERS has served as Corporate Secretary of the Company since January 1999. During her tenure at the Company, Ms. Bowers has held the positions of Assistant Corporate Secretary (1998-1999) and Executive Assistant - Legal (1997 to 1998). Before joining ID Biomedical in 1997, she held various positions in the corporate and securities industries.

Richard Bear          VP, Finance and       VP, Finance and           N/A                    1,000
Bellevue, WA          Administration        Administration
                                                                                             (.002%)

RICHARD BEAR is the Vice President of Finance and Administration for the Company. Prior to joining the Company in June 2002, Mr. Bear held various corporate finance positions with XO Communications. Before XO Communications, Mr. Bear was Director of Finance for AT&T Wireless Communication. Mr. Bear received his BA in Business Administration from the University of Washington and is a CPA.

Paul Pinsonnault      VP, Legal             VP, Legal                 N/A                    0
Montreal, QC

Paul Pinsonnault is the Vice President of Legal Affairs for the Company. Prior to joining the Company in September 2004, Mr. Pinsonnault was Shire BioChem Inc.'s Senior Legal Counsel. In this capacity Mr. Pinsonnault had the opportunity to work in the United Kingdom for a year at the global headquarters of Shire Pharmaceuticals. Before Shire BioChem, Mr. Pinsonnault acted as corporate counsel for a variety of large Canadian based corporations. Mr. Pinsonnault has degrees in Political Sciences, Communications and Law all obtained at the University of Ottawa. He is a member of the Bar of the Province of Quebec since 1987.

Note:    (1) Member of the Audit Committee of the board of directors
         (2) Member of the Compensation Committee
         (3) Member of the Corporate Governance Committee

The term of office for each director expires on the date of the next annual general meeting of the Company or until their successors are duly elected or appointed. The following directors have been determined to be independent under the NASDAQ National Market rules by our current board of directors: Dr. Richard Bastiani; Daniel Carriere; Richard H. McCoy; Michel Greco; Jon S. Saxe; and Brian J. Underdown.


            CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

To the knowledge of IDB, in the last 10 years, no director or executive officer of IDB or a shareholder holding a significant number of securities of IDB to affect materially the control of IDB, is or has been a director or executive officer of any other issuer that, while that person was acting in that capacity:
(i) was the subject of a cease trade order or similar order, or an order that denied the issuer access to any exemptions under Canadian securities legislation for a period of more than 30 consecutive days; or (ii) became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets.

                      COMMITTEES OF THE BOARD OF DIRECTORS

The Company has an Audit Committee, a Compensation Committee and a Corporate Governance Committee.

                                                AUDIT COMMITTEE

          MEMBER                              UNRELATED/RELATED            MANAGEMENT/NON-MANAGEMENT
          ------------------------------------------------------------------------------------------
          Richard H. McCoy
          (Chairman/Financial Expert(1))      Unrelated                    Non Management
          Dr. Richard Bastiani                Unrelated                    Non Management
          Michel Greco                        Unrelated                    Non Management
          Jon S. Saxe                         Unrelated                    Non Management
          Dr. Brian J. Underdown              Unrelated                    Non Management
          Daniel A. Carriere                  Unrelated                    Non Management


(1) FINANCIAL EXPERT AS DETERMINED BY THE BOARD OF DIRECTORS IN ACCORDANCE WITH APPLICABLE REGULATORY REQUIREMENTS.

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others with respect to the
Corporation's: (a) financial statements; (b) financial reporting process; (c) systems of internal accounting and financial controls; (d) external auditors' reports; and (e) risk identification, assessment and management program. It is the responsibility of the Committee to maintain an open avenue of communication between itself, the external auditors and the management of the Corporation. In performing its role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Corporation. It is also empowered to instruct and retain outside counsel or other experts as required. The Committee met four times in fiscal 2004. At two of the four meetings all six members attended, at two of the meetings four members attended, four of the six members attended and at two of the four meetings all six members attended. The Company has one audit committee "financial expert" as defined under Section 407 of the Sarbanes-Oxley Act of 2002 (SOX).

CHARTER OF THE AUDIT COMMITTEE

         A. The audit committee shall consist of a minimum of three outside members of the board of directors, of which all shall be unrelated directors. One member must be an individual who, in the opinion of the Board of Directors, is a financial expert.

         B. Subject to any duties and responsibilities imposed by the board of directors, the audit committee shall have the following duties and responsibilities:

                  1. to assist the board of directors in fulfilling its fiduciary responsibilities relating to the Company's accounting and reporting practices and the integrity of the Company's internal accounting controls and information systems;

                  2. to be directly responsible for the appointment, termination, compensation and oversight of the Company's independent auditors;

                  3. to review with the auditors of the Company any financial statement that is presented to an annual general meeting or provided to shareholders or filed with regulatory authorities, including any financial statement contained in a prospectus, registration statement or other similar document, and to report thereon to the board of directors;

                  4. to review the annual report and any interim reports of the auditors and, through periodic meetings with the auditors, to review the adequacy of internal accounting and audit procedures;

                  5. to ensure that no restrictions are placed by management on the scope of the auditors' review and examination of the Company's accounts;

                  6.       to review and approve all related party transactions;

                  7. to recommend to the board of directors the firm of independent auditors to be nominated for appointment by the shareholders at the next annual general meeting;

                  8. to review and approve all press releases on all annual financial results of the Company; and,

                  9. to receive, investigate and take appropriate action on accounting complaints and concerns.

         C. The audit committee shall meet at least once (by person or by teleconference) in each year to review and recommend approval by the board of the annual financial statements for the immediately preceding fiscal year.

         D. The audit committee has the authority to engage independent counsel and other advisors as they deem necessary to fulfill their duties and responsibilities.

         E. The audit committee shall be provided with all necessary funding for:

                  1. compensating any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

                  2. compensation to any advisors employed by the audit committee; and

                  3. ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

         F. The audit committee will be responsible for approving all non-audit services to be performed by the external auditors as follows:

                  1. the audit committee will pre-approve non prohibited (as defined by Sarbanes-Oxley) services to be provided by the external auditor . (i.e. tax compliance, tax planning, audit, review of proposed accounting for new standards, issues etc.);

                  2. the audit committee will pre-approve a range of fees for non-audit services by type of service based upon prior experience and current year expectations;

                  3. any additional services not pre-approved will require approval by the audit committee prior to engagement; and

                  4. any fees over the range approved or fees for services not contemplated but on the list of approved services will require approval of the audit committee Chairman if the fees are less than $10,000 and by the audit committee if the fees are more than $10,000.

         G. The audit committee of the board of directors shall address all reported concerns or complaints regarding corporate accounting practices, internal controls or auditing. The Chairman of the Corporate Governance Committee shall immediately notify the audit committee of any such complaint and work with the committee until the matter is resolved.

LIMITATION

The duties and responsibilities set out above do not extend, and are not to be interpreted as extending, the obligations and liabilities of the directors beyond those imposed by applicable law and in each case are subject to the Memorandum and Articles of the Company and applicable law.

CORPORATE GOVERNANCE COMMITTEE

          MEMBER                              UNRELATED/RELATED            MANAGEMENT/NON-MANAGEMENT
          ----------------------------------- ---------------------------- ----------------------------
          Ian A. Webb (Chairman )             Related                      Non Management
          Dr. Richard Bastiani                Unrelated                    Non Management
          Dr. Brian J. Underdown              Unrelated                    Non Management

The Corporate Governance Committee's mandate is to undertake activities as needed to assist the Board of Directors in providing efficient and effective corporate governance for the benefit of shareholders. The Committee's responsibilities include overseeing the effective functioning of the Board of Directors, reviewing the relationship between management and the Board of Directors, ensuring that the Board of Directors can function independently of management and reviewing the size and composition of the Board on a periodic basis. The Committee, together with management, monitors corporate governance initiatives. The Committee met formally once in fiscal 2004. All members were in attendance. One non-management board member was also in attendance.

COMPENSATION COMMITTEE

          MEMBER                              UNRELATED/RELATED            MANAGEMENT/NON-MANAGEMENT
          ----------------------------------- ---------------------------- ----------------------------
          Jon S. Saxe (Chairman )             Unrelated                    Non Management
          Richard H. McCoy                    Unrelated                    Non Management
          Michel Greco                        Unrelated                    Non Management

The Compensation Committee consults generally with, and makes recommendations to, the Board of Directors on, matters concerning executive compensation, including individual salary rates, and other supplemental compensation. The Committee met six times in fiscal 2004. All three members of the Committee attended all meetings. One meeting was attended by all non-management board members. The Chairman of the Board attended all meetings. One non-management member attended two additional meetings.

The Company does not have an executive committee of directors.

                                  RISK FACTORS

You should carefully consider the following risk factors and all of the other information included in this Annual Information Form in evaluating the Company and its common shares. Investing in our common shares involves a high degree of risk. Additional risks and uncertainties that are not yet identified or that we currently think are immaterial may also materially adversely affect our business and financial condition in the future. Any of the following risks could materially adversely affect our business, operating results or financial condition.

                    RISKS RELATED TO OUR FINANCIAL CONDITION

We have generally incurred losses since our inception and we expect to continue to incur substantial losses for the foreseeable future.

With the exception of 2000, we have incurred significant operating losses since our inception in 1991, including a net loss of Cdn$39.7 million for the year ended December 31, 2004. As of that date, we had an accumulated deficit of Cdn$140.9 million based on Canadian generally accepted accounting principles. In order to further develop our vaccine products and technologies, we will need to incur significant and rising expenses in connection with our clinical development programs, possibly including construction of a Proteosome protein manufacturing plant. Importantly, to enter the US market with our Fluviral vaccine, as well as to meet our requirements under the Canadian pandemic contract, we will significantly expand our production capabilities to manufacture flu vaccine. Still further, we will be required by the FDA to complete large-scale clinical trials of the Fluviral product in the US and to significantly expand and upgrade our quality assurance and quality control capabilities to meet US FDA Good Manufacturing Practices. As a result, we expect to incur operating losses for the foreseeable future. There can be no assurance that we will ever become profitable or that we will sustain profitability if we do become profitable. If we do not become profitable, the price of our shares may decline.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF ADDITIONAL CAPITAL TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS

We will need to raise additional capital in order to finance our anticipated losses. We will also need to finance capital expenditures for facilities, equipment, intellectual property and other asset acquisitions as discussed in the previous paragraph, as well as to repay outstanding debt. Our future capital requirements will be substantial, and will depend on many factors including:

         o the duration and cost of our clinical trials for Fluviral in the United States, as well as for FluINsure, StreptAvax, and PGCvax

         o the progress and scope of our other collaborative and independent research, development and clinical projects

         o        the size and complexity of these programs

         o        the time and costs involved in seeking regulatory approvals

         o the time and costs involved in maintaining and expanding our manufacturing and development facilities

         o        our business development and commercialization strategy

         o the costs associated with filing, prosecution and enforcement of patent claims

Completing the expansion of our influenza vaccine plant in Quebec City, Quebec for Fluviral and the cost of quality, GMP production and overall regulatory upgrades relating to the potential licensure of Fluviral in the U.S will require significant expenditures. Although we anticipate that our available cash resources, working capital, expected interest income, expected licensing

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revenue and estimated funding from corporate partnerships will enable us to maintain our currently planned operations for at least the next 12 months, there can be no assurance that this will be the case. There can be no assurance that additional capital will be available to us on favourable terms, or at all.

We may choose to raise additional capital from time to time, either through public or private debt or equity financings, licensing or other arrangements. Any additional equity financings could be dilutive to our shareholders and debt financings, if available, may subject us to restrictive covenants. Any financing done through licensing or other similar arrangements may require us to relinquish our rights to certain of our technologies, products or marketing territories. Our failure to raise capital when needed, particularly, for example, within the term of the Second City loan agreement (See "Loan Facility Agreements"), would harm our business, financial condition and results of operations.

OUR FUTURE REVENUES COULD FLUCTUATE SIGNIFICANTLY

Our revenue was $10.9 million in 2002, $6.9 million in 2003 and $53.7 million in 2004. In 2004 substantially all of the Company's revenue was the result of product sales, contract revenue recognized under the Shire Funding Facility and contract revenue from the agreements with Dynport Vaccine Company, LLC. We anticipate that substantially all of our revenue for 2005 will result from sales of Fluviral and NeisVac-C in Canada, as well as from contract revenue recognized under the Shire Funding Facility. We may also receive payments in the form of licensing fees and milestone payments from existing and/or new partnership agreements, contract development and collaboration arrangements, such as monies received from Dynport Vaccine Company, LLC. These revenues will be subject to significant fluctuation in both timing and amount, and will depend upon the structure of our current and future agreements, market prices and demand for flu vaccine in Canada, the ability of Baxter Corporation to deliver product as required under our NeisVac-C agreement and the demand for such product by the Canadian government.

Our revenue and results of operations for any period may also not be comparable to the revenue or results of operations for any other period not only given the seasonality of the influenza vaccine business, but due to variations in demand caused by factors outside of the Company's control, such as the perceived need for flu vaccine (due to potential shortages) or severity of the flu season. For influenza, almost all of our revenues occur in the third and fourth quarters of the year. Also, the Company incurs significant inventory risk because we are required to manufacture product in advance of the flu season and there is no guarantee that all produced product will be purchased by our customers, including the Canadian government. Our failure to achieve anticipated revenue levels could have a negative effect on the price of our shares.

OUR ABILITY TO SERVICE OUR DEBT WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH

We have a significant amount of outstanding debt obligations, including obligations under the loan agreement with Second City Capital Partners. The principal plus any unpaid and accrued interest under the Second City loan becomes due and fully payable in July 2006. Accordingly, to service our debt, we require a significant amount of cash and/or access to alternative sources of capital to repay such debt. Our ability to generate cash, make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. In the event we are required to seek additional sources of capital to repay these obligations, we could be required to issue additional debt or equity securities, which would dilute the interests of our current shareholders. There can be no assurance that such funding sources will be available to us on commercially reasonable terms, if at all.

                       RISKS RELATED TO MARKETED PRODUCTS

A breakdown within the product supply chain may result in the Company being unable to continue marketing or developing a product or may result in the Company being unable to do this on a commercially viable basis.

The Company has its own manufacturing capability for most of its development programs and for the marketed product, Fluviral. The Company has also entered into supply agreements with third party manufacturers, such as the NeisVac-C vaccine with Baxter Corporation. In the event of failure of any manufacturer or supplier to deliver products as agreed, the Company may be unable to market or develop products. There is no assurance that the suppliers will continue to exist on commercially viable terms or be able to supply components that meet regulatory requirements. The Company is also subject to the risk that suppliers will not be able to meet the quantities needed to meet market requirements.

The Company also has its own warehousing and distribution capability for certain products, such as Fluviral in Canada, and has entered into distribution agreements with third party distributors for certain services. The failure of either the Company's or a third party service could result in IDB being unable to continue marketing its products. The development and approval of IDB's products depends on the ability to procure active ingredients and special packaging materials from sources approved by regulatory authorities. As the marketing approval process requires manufacturers to specify their own proposed suppliers of active ingredients and special packaging materials in their applications, regulatory approval of a new supplier would be required if active ingredients or such packaging materials were no longer available from the specified supplier. The need to qualify a new supplier could delay the Company's development and marketing efforts.

OUR BUSINESS MAY BE HARMED IF WE CANNOT OBTAIN SUFFICIENT QUANTITIES OF RAW MATERIALS

For certain of our vaccine candidates, we depend on outside vendors for the supply of raw materials. For example, we purchase, among other items, eggs for our Fluviral vaccine, alum as an adjuvant for our StreptAvax and PGCvax vaccines, nasal spray dispensers for our FluINsure vaccine and allergens for our allergy vaccine program. If the third party suppliers were to cease production or otherwise fail to supply us with quality raw materials and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce Fluviral and our ability to conduct preclinical testing and clinical trials of product candidates would be adversely affected. Specifically, if we are unable to purchase sufficient quantities of eggs in a timely manner from third party suppliers to produce our injectable influenza vaccine, Fluviral, in advance of the flu season then our sales would be materially impacted, we may default on certain contracts, such as to the Canadian government, and our business would be adversely affected.

WE ARE SUBJECT TO INTENSE COMPETITION FOR SKILLED PERSONNEL AND THE LOSS OF KEY PERSONNEL OR THE INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD IMPAIR OUR ABILITY TO CONDUCT OUR OPERATIONS

We are highly dependent on the principal members of our management, manufacturing and scientific staff (including clinical and regulatory), the loss of whose services might adversely impact the achievement of our objectives and the continuation of existing collaborations. In addition, recruiting and retaining qualified personnel to perform future manufacturing, quality, research and development work will be critical to our success. There is currently a shortage of employees with expertise in our areas of flu vaccine manufacturing, research and clinical and regulatory affairs, and this shortage is likely to continue, particularly in Canada. Competition for skilled personnel is intense. Our ability to attract and retain qualified personnel may be limited, particularly since our principal influenza manufacturing plant is located in Quebec City, which is isolated from a large population base and to which it may be difficult to recruit experienced personnel, particularly with expertise in US or international regulatory and manufacturing quality programs.

A SIGNIFICANT PERCENTAGE OF OUR INFLUENZA MANUFACTURING WORKFORCE IS MADE UP OF SEASONAL EMPLOYEES.

We are dependent upon a seasonal workforce to manufacture our flu vaccine. Given the seasonal characteristic of our production, each year we need to hire about one third of our total production employees as temporary seasonal workers and train them to our production and quality standards. We rely on the competency of our production employees to deliver to our quality standards. Seasonal employees are hired for the duration of production and employment time varies dependent upon job function. Every year, we recall past years production employees but usually only about thirty three percent of them are available as others have found regular full-time employment elsewhere. Consequently we have to train about one third of our production employees each year.

OUR INFLUENZA PRODUCTION EMPLOYEES ARE UNIONIZED

Our production employees are unionized. Working conditions are negotiated through the union representing our production employees. By local labour law, as part of the collective agreement negotiation process, the employees may acquire legal right to strike. In case of a legal strike, labour law forbids the hiring of replacement employees, creating the possibility of an interruption of production.

OUR OPERATIONS INVOLVE HAZARDOUS MATERIALS WHICH REQUIRE US TO COMPLY WITH REGULATORY REQUIREMENTS AND WHICH COULD SUBJECT US TO DAMAGES RESULTING FROM ACCIDENTAL CONTAMINATION OR INJURY

Our manufacturing as well as research and development processes involve the controlled use of hazardous and radioactive materials. In Canada and the US we are subject to federal, provincial, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and certain waste products. In the event of an accident, we could be held liable for damages resulting from accidental contamination or injury. These damages could exceed our resources and any applicable insurance coverage. In addition, we may be required to incur significant costs to comply with regulatory requirements in the future and if we were to lose any of the licenses required to handle, store and dispose of any hazardous materials relating to flu vaccine manufacturing, then our ability to generate revenues from this activity may be impacted, which would severely impact our ability to operate as a business.

     RISKS RELATED TO THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS

OUR SUCCESS DEPENDS ON THE SUCCESSFUL COMMERCIALIZATION OF THE FLUVIRAL VACCINE; FLUINSURE VACCINE; STREPTAVAX VACCINE; AND PGCVAX

Clinical development of biological products, such as vaccines, is risky. It is not possible to accurately predict whether any of our vaccines in development will be successfully licensed prior to the completion and analysis of data from final, pivotal efficacy and safety studies. This is even true for the licensure of Fluviral in the US, although the product is already licensed in Canada and other countries. For example, while Fluviral produces immune responses that are generally thought to correlate with protection from influenza-like illness, there is no universal agreement on what exact immune responses are required so the FDA is requiring the Company (and other manufacturers seeking to enter the US market) to conduct efficacy trials prior to licensing the product in the US. These trials may not be successful.

The successful regulatory approval and commercialization of our Fluviral vaccine in the US market is crucial for our success. Also, we believe the successful commercialization of the FluINsure vaccine, StreptAvax vaccine, and PGCvax is important to our future success. These vaccines are currently in a relatively early stage of their clinical and manufacturing/process development. The Fluviral vaccine, while more advanced, also has clinical and regulatory risks associated with doing large-scale safety and efficacy studies for US approval, particularly those that must be completed during a particular time of the year (i.e. during the flu season). Each product faces a variety of risks and uncertainties. Principally, these risks include the following:

         o future clinical trials of the Fluviral vaccine may not show safety or efficacy of the vaccine to prevent illnesses caused by influenza. This could occur as a result of inherent deficiencies in the product, the production of the product, or could be totally unrelated to the product itself, such as due to a mild flu season where efficacy is difficult to prove or abnormally low safety issues in the population taking placebo. We may also have difficulty completing the expanded production of our flu plant or in obtaining FDA regulatory approval of any of our facilities used in the production of Fluviral.

         o future clinical trial results may show that the FluINsure vaccine, StreptAvax vaccine, or PGCvax is unsafe, not well tolerated by the recipients or not efficacious as compared to placebo.

         o future clinical trial results may be inconsistent with previous results. For example, the laboratory confirmed data from a US field efficacy trial may be inconsistent with data previously obtained in Canada or elsewhere.

         o in large Phase 3 safety studies, there may be rare adverse events that delay or prevent licensure.

         o even if our Fluviral vaccine, FluINsure vaccine, PGCvax and/or StreptAvax vaccine are each shown to be safe and effective for intended purposes, we may face significant or unforeseen difficulties in manufacturing these vaccines or their components. These difficulties may become apparent when we manufacture vaccines on a small scale for clinical trials and regulatory approval or may only become apparent when we try to scale-up the manufacturing to commercial scale or with respect to Fluviral, may become apparent when we begin production from the expanded manufacturing facility in Quebec.

         o our ability to complete the development and commercialization of our vaccine products is significantly dependent upon our ability to obtain and maintain experienced and committed employees or partners to assist us with obtaining clinical and regulatory approvals for, and the manufacturing, marketing and distribution of, our vaccines on a worldwide basis.

          o even if our products are successfully developed, commercially produced and receive all necessary regulatory approvals, there is no guarantee that there will be market acceptance. Although we have distribution and purchase agreements for the US market for the Fluviral product, these agreements may be terminated under certain circumstances, and the price for flu vaccines may go down in future years, which would impact our revenues. The US government is encouraging additional suppliers of flu vaccine to the US market. If this happens and supply of product is significantly higher than demand, there is no guarantee that prices for flu vaccine will continue to allow profitability for all manufacturers, including the Company.

         o our competitors may develop vaccines or other treatments which are superior or less costly than our own with the result that our products, even if they are successfully developed, manufactured and approved, may not generate significant revenues.

If we are unsuccessful in dealing with any of these risks, or if we are unable to successfully commercialize our vaccine products, particularly for the US market, which is the largest market in the world, it would likely seriously harm our business.

IF A PANDEMIC WERE TO OCCUR, OUR BUSINESS WILL BE IMPACTED

In accordance with our contract with the Canadian government, in the event the government determines that an influenza pandemic has or will soon occur, then the Company must immediately stop all activities related to its annual influenza vaccine production, and concentrate on producing a pandemic vaccine in accordance with the then product specifications. Such a situation could have an impact on our annual revenues or expected revenues as we may not be able to sell as many pandemic vaccine doses as annual vaccine doses, and the price per dose will very likely be lower than market prices for annual influenza vaccines or the pandemic vaccine may be difficult or impossible to produce, which could result in our having no revenues in the event of a pandemic. The Company has provided the Canadian government with an approximate $20 million Letter of Credit to compensate for potential damages in the event of a breach of the pandemic contract due to, among other things, our inability to produce a vaccine.

GOVERNMENTAL AND PAYER PRICE CONTROLS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

Vaccine products are subject to price controls or pressures and other restrictions in many markets. For instance, some governments intervene directly in setting prices. In addition, in some markets major purchasers of vaccines (whether governmental agencies or private health care providers) have the economic power to exert substantial pressure on prices or the terms of access to formularies. The commercial success of our products and product candidates depends in part on the extent to which the costs of our products are reimbursed. We cannot predict whether existing controls will increase or new controls will be introduced that will reduce our margins or affect adversely our ability to introduce new products profitably.

OUR PRODUCTS AND DEVELOPMENT PROGRAMS SUBJECT US TO THE RISK OF PRODUCT LIABILITY CLAIMS FOR WHICH WE MAY NOT BE ABLE TO OBTAIN ADEQUATE INSURANCE COVERAGE

Human vaccine products and medical devices involve the risk of product liability claims and associated adverse publicity. Currently, our principal risks relate to the production and sale of our Fluviral vaccine and the distribution of the NeisVac-C vaccine in Canada, as well as to participants in our clinical trials who may become ill or suffer unintended consequences from our vaccines. Claims might be made directly by consumers, healthcare providers, including governments, or by distribution or pharmaceutical companies or others selling our products. Claims for pain and suffering and punitive damages are frequently asserted in product liability actions and, if allowed, can represent potentially open-ended exposure. There can be no assurance that we will be able to obtain or maintain sufficient and affordable insurance coverage for any of these claims and, without sufficient coverage, any claim brought against us could have a materially adverse effect on our business, financial condition or results of operations.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN COLLABORATIVE PARTNERS OVER WHOM WE HAVE LIMITED CONTROL

Our business depends on our ability to enter into arrangements with corporate and academic collaborators relating to the research, development, clinical testing, manufacturing, marketing and commercialization of our products. We usually acquire rights to intellectual property which we further develop with the expectation of increasing its value. If successful, we license or sublicense that intellectual property to others. We generally try to have our partners assume the obligation to manufacture, market and distribute the resulting products, although we expect to continue to manufacture Fluviral for the US and Canadian markets and to manufacture at least our Proteosome proteins. Consequently, our success depends upon not only on our own ability, but also on our partners' ability to perform these tasks. We enter into these arrangements to reduce development risk, defray capital needs, and to earn licensing revenues. However, there can be no assurance that we will be able to establish necessary arrangements on favourable terms, or at all, or that current or future collaborative agreements will be successful.

Our dependence on collaborative agreements with third parties subjects us to a number of risks. Our business could be adversely affected if any collaborative partner breaches its agreement with us or fails to develop or commercialize any product to which it has rights, or any of its products over which we have rights. In addition, these collaborations may not be continued or result in successfully marketable products. If a collaborative partner fails to continue funding any particular program, that could delay or halt development or commercialization of any products which arise out of that program. If we are not able to establish further collaborative arrangements or any or all of our existing collaborative arrangements are terminated, we may have to seek new collaborative arrangements or undertake product development and commercialization at our own expense. This may:

         o limit the number of products that we are able to develop and commercialize

         o        reduce the likelihood of successful product introduction

         o        significantly increase our capital requirements

         o        place additional strain on our management resources

Disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future collaborative partner. Lengthy negotiations with potential new collaborative partners or disagreements between us and our collaborative partners may lead to delays or termination in the research, development or commercialization of our products or result in time consuming and expensive litigation or arbitration.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY RIGHTS AND OPERATE WITHOUT INFRINGING UPON THE PROPRIETARY RIGHTS OF OTHERS

We try to protect the technology that we consider important to the development of our business by filing Canadian, US and selected foreign patent applications. We currently hold, or have licensed (or are in the process of licensing), several patents and pending patent applications in Canada, the United States and corresponding patents and patent applications filed in a number of countries throughout the world. These patents or patent applications are directed primarily to:

         o        our FluINsure, StreptAvax, and PGCvax vaccines

         o        our Proteosome technology

         o        our pipeline programs

         o        our gene-cloning and protein expression system


Most if not all of our intellectual property relative to our injectable influenza vaccine, Fluviral, is trade secret and know-how that is not patented or patentable.

The patent position of biopharmaceutical and biotechnology firms, including us, is generally uncertain and involves complex legal and factual questions. We do not know whether any of our current or future patent applications will result in the issuance of any patents. Even issued patents may be challenged, invalidated or circumvented. Patents may not provide a competitive advantage or afford protection against competitors with similar technology. Competitors or potential competitors may have filed applications for, or may have received patents and may obtain additional and proprietary rights to compounds or processes used by or competitive with ours.

Patent litigation is widespread in the biotechnology industry and we cannot predict how this will affect our efforts to form strategic alliances, conduct clinical testing or manufacture and market any products. If challenged, our patents may not be held valid. We could also become involved in interference proceedings in connection with one or more of our patents or patent applications to determine priority of invention. In some jurisdictions, such as Europe and Japan, our patents may be opposed and revocation sought. If we become involved in any litigation, opposition, interference or other administrative proceedings, we will likely incur substantial expenses and the efforts of our technical and management personnel will be significantly diverted. In addition, an adverse determination could subject us to significant liabilities or require us to seek licenses that may not be available on favourable terms, if at all. We may be restricted or prevented from manufacturing and selling our products or collecting royalties in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses.

In some of the countries in which we operate, patent protection may be significantly weaker than in Canada, the United States or the European Union. In addition, in an effort to control public health crises, some developing countries, such as South Africa and Brazil, have considered plans for substantial reductions in the scope of patent protection for pharmaceutical products. In particular, these countries could facilitate competition within their markets from generic manufacturers who would otherwise be unable to introduce competing products for a number of years. Any loss of patent protection, including abrogation of patent rights or compulsory licensing, is likely to affect adversely our operating results in those national markets but is not expected to be material overall. Absence of adequate patent protection could limit the opportunity to look to such markets for future sales growth.

Our commercial success also depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Patent applications are, in many cases, maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications are filed. In the event of infringement or violation of another party's patent, we may be prevented from pursuing product development or commercialization. Also, in the United States it has become increasingly common that following an adverse outcome in prosecution of patent infringement actions or other intellectual property actions, the defendants and direct and indirect purchasers and other payers initiate anti-trust actions as well. Claims by direct and indirect purchasers and other payers are typically filed as class actions and the relief sought may include treble damages and restitution claims. Damages in adverse anti-trust verdicts are subject to automatic trebling in the United States.

In addition to patents, we rely on trade secrets and proprietary know-how to protect our intellectual property. As mentioned above, this is particularly true for our injectable influenza vaccine business. We generally require our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to enter into confidentiality agreements. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of our employees, the agreements provide that all of the technology which is conceived by the individual during the course of employment is our exclusive property. These agreements may not provide meaningful protection or adequate remedies in the event of unauthorized use or disclosure of our proprietary information. In addition, it is possible that third parties could independently develop

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proprietary information and techniques substantially similar to ours or otherwise gain access to our trade secrets.

WE MAY NOT BE ABLE TO OBTAIN OR MAINTAIN REGULATORY APPROVALS THAT WILL BE NECESSARY TO COMMERCIALIZE OUR PRODUCTS

The manufacture and sale of human vaccine and therapeutic products in the United States and Canada is governed by a variety of statutes and regulations in both countries. These laws govern the development, testing, manufacture, safety, efficacy, record keeping, labelling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If our products are ultimately marketed abroad they will be subject to extensive regulation by foreign governments. There can be no assurance that we will be able to obtain or, if obtained, maintain the required regulatory approvals or comply with the applicable regulatory requirements for any of our products in development. If we are unable to obtain or retain necessary regulatory approvals, we may not be able to commercialize our products. Because of the relatively low prices for flu vaccine outside of the US, and due to our distribution and product purchase agreements for the US market, our ability to obtain regulatory approval for our Fluviral influenza vaccine in the US, by the time required under said agreements, is critical to the Company's success.

The products we have currently under development will require significant development, preclinical testing (except our Fluviral, FluINsure, StreptAvax and PGCvax vaccines which have completed preclinical testing), clinical testing and investment of significant funds prior to their commercialization. Securing regulatory approval requires us to submit extensive preclinical and clinical data and supporting information for each indication to establish the product's safety and efficacy. The process of completing development, preclinical and clinical testing and obtaining subsequent approvals is likely to take a number of years. Any delay in obtaining approvals may:

         o adversely affect the successful commercialization of products that we or our collaborative partners develop

         o diminish any competitive advantages that we or our collaborative partners may obtain

         o        adversely affect our receipt of revenues or royalties


Certain material changes to an approved product such as manufacturing changes or changes in the supplier of raw materials are subject to further regulatory review and approval. For example, we changed bulk flu antigen in the attempt to commercialize the FluINsure vaccine as a result of the acquisition of the Shire vaccine assets and the ability to use the flu antigen produced at Quebec City, Quebec. Such a change requires a relatively small clinical "bridging" study, which has been undertaken in Canada, but could involve more extensive clinical studies. Any required approvals, once obtained, may be withdrawn. Compliance with other regulatory requirements may not be maintained. Additionally, if we fail to comply with applicable regulatory requirements at any stage during the regulatory process, our contract manufacturers or we may be subject to sanctions, including:

         o        fines

         o        product recalls or seizures

         o        injunctions

         o refusal of regulatory agencies to review pending market approval applications or supplements to approval applications

         o        total or partial suspension of production

         o        civil penalties

         o        withdrawals of previously approved marketing applications

         o        criminal prosecution

 We and our contract manufacturers will be required to comply with applicable good manufacturing practices regulations, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance records and documentation. Manufacturing facilities must be approved before we can use them in commercial manufacturing of our products and are subject to inspection by regulatory agencies. We and our contract manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other regulatory requirements, which could have a material adverse affect on our business, financial condition and results of operations.

EVEN IF WE ARE ABLE TO COMMERCIALIZE OUR PRODUCTS, OUR PRODUCTS MAY NOT GAIN MARKET ACCEPTANCE

Whether or not any our products gain market acceptance among physicians, patients, healthcare payers and the medical community, as well as the degree of market acceptance of any of our products, will depend on a number of factors, including:

         o establishment and demonstration of clinical usefulness and safety and documented in label claims

         o        cost-effectiveness of the products

         o        their potential advantage over alternative products

         o        reimbursement policies of governments and third-party payers

         o        marketing and distribution support for the products

For example, we will not be the first company to have an intranasal flu vaccine on the market. The success of other products in this market segment in establishing the market, their pricing, their clinical usefulness or other potential advantages or disadvantages, will very likely have a major impact on the success of our product. Thus far, the only other intranasal flu vaccine on the market, FluMist, has generated smaller than expected revenues and has not met most expectations for market share of the influenza vaccine market in the United States. If our products do not achieve significant market acceptance, our business, financial condition and results of operations will be harmed.

In addition, third-party payers such as government health administration authorities, managed care providers and private health insurers are increasingly challenging the price and examining the cost effectiveness of medical products and services. If these third-party payers fail to provide adequate coverage for our products, the market acceptance of the products may be adversely affected.

Finally, although we do have distribution and purchase contracts for the US market related to our Fluviral product, there can be no assurance that pricing of flu vaccines will continue to stay the same or rise in the future. If the market does not accept our product or flu vaccine products in general are not valued by the market, then our distribution agreements may not lead to profitable operations, or there may be pressure by our partners to re-negotiate these contracts, particularly

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if they are incurring losses.

WE DEPEND ON LICENSES AND SIMILAR CONTRACTUAL ARRANGEMENTS WITH THIRD PARTIES IN ORDER TO DEVELOP OUR PRODUCTS AND TO CARRY OUT OUR RESEARCH AND DEVELOPMENT PROGRAMS

We currently hold a number of important intellectual property licenses including:

         o an exclusive license from the University of Tennessee Research Corporation covering know-how, technology and several issued patents and patent applications relating to the development of a vaccine against Group A Streptococcus;

         o an exclusive license from the Walter Reed Army Institute of Research relating to our Proteosome technology; and

         o an exclusive license for Canada from the National Research Council of Canada in connection with the intellectual property relating to the NeisVac-C vaccine

These licenses, and others, are important because we rely on them to develop our products. There can be no assurance that these licenses will not be terminated by our licensors or that they will be renewed when necessary. We may also acquire additional licenses to technologies developed by other companies or academic institutions. Pursuant to the terms of these agreements, we may be required to exercise diligence in bringing products to market and to make milestone payments that, in some instances, could be substantial. We may also be obligated to make royalty payments on the net sales, if any, of products resulting from our licensed technology and, in some instances, could be responsible for the costs of filing and prosecuting patent applications. For example, we are obligated to pay Walter Reed Army Institute royalties on the sale of our FluINsure vaccine, and to make two milestone payments to the University of Tennessee Research Corporation in connection with the development of our StreptAvax vaccine. We cannot assure you that the licenses we currently have will be maintained in good standing or that the underlying technology or patent rights which are the subject of the licenses will continue to be of any value to us.

COMPETITION IN OUR TARGETED MARKETS IS INTENSE AND DEVELOPMENTS BY OTHER COMPANIES COULD RENDER OUR PRODUCTS OR TECHNOLOGIES NON-COMPETITIVE

The biotechnology industry is highly competitive and subject to significant and rapid technological change. Developments by other companies within the industry could render our products or technologies non-competitive. Competitors have developed technologies that could form the basis for competitive products. Some of these products may be more effective or have an entirely different approach or means of accomplishing the desired effect than our products. We expect technological competition from biotechnology companies and academic research institutions to increase over time.

Many of our competitors and potential competitors have substantially greater product development capabilities and financial, scientific, marketing and human resources than we do. Our competitors may succeed in developing products earlier and obtaining regulatory approvals and patent protection for such products more rapidly than we can.

There are several companies that have marketed injectable flu vaccines on the market. There are also several products on the market and in development that compete with NeisVac-C vaccine. For a list of the primary competitors known to us, please see "Vaccines - Competition".

OTHER THAN IN THE CASE OF PRODUCING INFLUENZA VACCINE, OUR LACK OF COMMERCIAL MANUFACTURING EXPERIENCE MEANS THAT WE WILL HAVE TO INCUR SUBSTANTIAL COSTS TO DEVELOP

MANUFACTURING FACILITIES OR CONTRACT WITH THIRD PARTIES OVER WHOM WE HAVE LIMITED CONTROL TO DEVELOP OUR PRODUCTS

In order to be successful, our products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. Other than our influenza plant in Quebec City and a leased facility in Laval, both of which are related to Fluviral production in Canada, we do not have facilities to commercially manufacture our products or the Proteosome proteins under development and we must initially obtain the small amounts of products we require for clinical studies from contract manufacturing companies or our own pilot-scale facilities. In order to manufacture our products under development in commercial quantities, we will need to develop manufacturing facilities or contract with third parties to manufacture our products. We may not be able to develop or otherwise secure access to appropriate facilities and manufacturing contracts with third parties may not be available to us on favourable terms, if at all.

OUR PRODUCTS AND PRODUCT CANDIDATES ARE COMPLEX AND DIFFICULT TO MANUFACTURE ON A LARGE-SCALE BASIS, WHICH COULD CAUSE US TO DELAY PRODUCT LAUNCHES, EXPERIENCE SHORTAGES OF PRODUCTS OR PREVENT US FROM OFFERING PRODUCTS ON A VOLUME BASIS.

Most of our products are biologics, which are complex and difficult to manufacture. Unlike chemical pharmaceuticals, a biologic product generally cannot be sufficiently characterized (in terms of its physical and chemical properties) to rely on assaying of the finished product alone to ensure that the product will perform in the intended manner. Accordingly, it is essential to be able to both validate and control the manufacturing process in order to show that the process works and is made strictly and consistently in compliance with that process. Slight deviations anywhere in the manufacturing process, including quality control, labeling and packaging, may result in unacceptable changes in the products that may result in lot failures or product recalls. Manufacturing processes that are used to produce the smaller quantities of material needed for research and development purposes may not be successfully scaled up to allow production of commercial quantities at reasonable cost, or at all. All of these difficulties are compounded when dealing with novel biologic products that require novel manufacturing processes. Additionally, manufacturing is subject to extensive government regulation. Even a minor change in a manufacturing process requires regulatory approval, which, in turn, may require further clinical studies.

EXCEPT FOR OUR FLUVIRAL INFLUENZA VACCINE, OUR LACK OF MARKETING AND SALES EXPERIENCE MEANS THAT WE MUST RELY ON THE EFFORTS OF OTHERS TO COMMERCIALIZE OUR PRODUCTS

Other than for our Fluviral vaccine and the NeisVac-C vaccine in Canada, we do not have a marketing, sales or distribution capability. For Fluviral sales in the US, should we obtain regulatory approval, we have entered into arrangements with third parties to market and sell most of what we can or expect to produce. These arrangements may be terminated in certain circumstances. For all other products, we may not be able to enter into marketing and sales arrangements with others on favourable terms, if at all. For the Fluviral product in the US, and to the extent that we enter into marketing and sales arrangements with other companies for other products, our revenues will depend on the efforts of others and which efforts may not be successful. If we are unable to enter into or maintain satisfactory third-party arrangements, such as our US Fluviral distribution arrangement, then we must develop a marketing and sales force, which may need to be substantial in size, in order to achieve commercial success for any product. We may not successfully develop or obtain the necessary marketing and sales experience or have sufficient resources to do so. If we fail to establish successful marketing and sales capabilities or to enter into or maintain successful marketing arrangements with third parties, such as for our Fluviral product, our business, financial condition and results of operations will be materially adversely affected.

IF WE ARE UNABLE TO ENROLL SUFFICIENT PATIENTS AND CLINICAL INVESTIGATORS TO COMPLETE OUR CLINICAL TRIALS, OUR DEVELOPMENT PROGRAMS COULD BE DELAYED OR TERMINATED

The rate of completion of our clinical trials, and those of our collaborators, is significantly dependent upon the rate of enrollment of patients and clinical investigators. Patient enrollment is a function of many factors, including:

     o efforts of the sponsor and clinical sites involved to facilitate timely enrollment;

     o    patient referral practices of physicians;

     o    design of the protocol;

     o    eligibility criteria for the study in question;

     o    perceived risks and benefits of the drug under study;

     o    the size of the patient population;

     o    availability of competing therapies;

     o    availability of clinical trial sites; and

     o    proximity of and access by patients to clinical sites.


We may have difficulty obtaining sufficient patient enrollment or clinician participation to conduct our clinical trials as planned, and we may need to expend substantial additional funds to obtain access to resources or delay or modify our plans significantly. These considerations may lead us to consider the termination of ongoing clinical trials or development of a product for a particular indication. This is especially problematic when considering that we have limited time windows each year to conduct clinical trials relating to our Fluviral or FluINsure vaccines since many of the clinical tests (such as for efficacy) must begin prior to and be conducted during the influenza season.

OUR COLLABORATIONS WITH SCIENTIFIC ADVISORS AND ACADEMIC INSTITUTIONS MAY BE SUBJECT TO RESTRICTION AND CHANGE

We work with scientific advisors and academic collaborators who assist us in our research and development efforts. Almost all of our preclinical and research programs are heavily reliant upon such collaborators. These scientists are not our employees and may have other commitments that limit their availability to us. Our scientific advisors and academic collaborators generally agree not to compete with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, although our scientific advisors and academic collaborators sign agreements not to disclose our confidential information, it is possible that valuable proprietary knowledge may become publicly known which would compromise our competitive advantage.

DIFFICULTIES WE MAY ENCOUNTER MANAGING GROWTH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

We have experienced a period of rapid and substantial growth that has placed and, if such growth continues, will continue to place a strain on our administrative and operational infrastructure. If we are unable to manage this growth effectively, particularly, for example as a result of our acquisition of the Shire vaccine assets, our business, results of operations or financial condition may be materially adversely affected. Our ability to manage our operations and growth effectively requires us to continue to improve our operational, financial and management controls, reporting systems and procedures and hiring programs. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. If we are unable to improve our controls and systems to meet the needs of an expanding enterprise, we could experience production delays and problems with our reporting systems, and these problems could harm our business.

ACQUISITIONS OF COMPANIES OR TECHNOLOGIES MAY RESULT IN DISRUPTIONS TO OUR BUSINESS

As part of our business strategy, we may acquire additional assets or businesses principally related to, or complementary to, our current operations. Any such acquisitions will be accompanied by certain risk including:

     o    exposure to unknown liabilities of acquired companies;

     o    higher than anticipated acquisition costs and expenses;

     o the difficulty and expense of integrating operations and personnel of acquired companies;

     o    disruption of our ongoing business;

     o    diversion on management's time and attention; and

     o    possible dilution to shareholders.


We may not be able to successfully overcome these risks and other problems associated with acquisitions and this may adversely affect our business.

THE ACQUISITION OF THE VACCINE BUSINESS OF SHIRE MAY RESULT IN DISRUPTIONS TO OUR BUSINESS

As described earlier in this Annual Information Form, we purchased the vaccine business previously conducted by Shire. This transaction has exposed our Company to a number of risks including:

     o changing the nature of the Company from an R&D focus to a company with commercial operations, including manufacturing, marketing, distribution and sales;

     o the difficulty and expense of integrating the operations of the acquired business with our own business. In particular, the geographic distances between the location of the business being acquired and the location of many of our management personnel might make full integration of the acquired business more difficult;

     o the possibility that the anticipated benefits of the acquisition will not materialize;

     o    diversion of management's time and attention;

     o the need to finance increased costs of operations and debt resulting from the acquisition; and

     o the loss of key employees of the acquired business as a result of change in management.

With the acquisition of the vaccine business of Shire, we have become a company that is involved in the manufacture, sales and distribution of vaccine products currently in Canada but with plans to expand at least into the US market in the foreseeable future. Our management will have to adapt to this new line of business.

If we are unable to overcome or manage these risks or other problems associated with this acquisition, our business could be negatively affected.

GOVERNMENTAL INVESTIGATIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

We operate globally in complex legal and regulatory environments that often vary among jurisdictions. The failure to comply with applicable laws, rules and regulations in these jurisdictions may result in civil and criminal legal proceedings. In the United States, for example, there may be federal and state governmental investigations into pricing, marketing and reimbursement of prescription drug products. These investigations could result in related restitution or civil false claims act litigation on behalf of the federal or state governments, as well as related proceedings initiated against us by or on behalf of consumers and private payers. Such proceedings may result in trebling of damages awarded or fines in respect of each violation of law. Criminal proceedings may also be initiated against us or individuals.

                       RISKS RELATED TO OWNING OUR SHARES

OUR SHARE PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE HIGHLY VOLATILE

The market price of our common shares has been highly volatile and is likely to continue to be volatile. Factors such as announcements of technological innovations, new commercial products, patents, the development of technologies (by us or others), acquisitions, financings, results of clinical studies, regulatory actions, publications, events affecting our competitors, financial results or public concern over the safety or effectiveness of biotechnology products and other factors could have a significant effect on the market price of our common shares.

OUR SHAREHOLDER RIGHTS PLAN CONTAINS PROVISIONS THAT MAY DELAY OR PREVENT A CHANGE OF CONTROL

In the event that any shareholder becomes a beneficial holder of 20% or more of our common shares, other than pursuant to a permitted bid, our shareholder rights plan contains provisions which would allow all shareholders, other than the beneficial holder in question, to acquire additional common shares at significant discounts to the then current market price of the shares. These provisions could have the effect of delaying or preventing a change of control of our company.

            INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None of the directors or executive officers of the Company, no person or company that is the direct or indirect beneficial owner of, or who exercises control or direction over, more than 10% of the outstanding common shares and no associate or affiliate of any of the foregoing has any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the current financial year that has materially affected, or will materially affect, the Company.

                                 DIVIDEND POLICY

For the foreseeable future, the Company intends to retain all earnings, if any, for general and corporate purposes. The payment of dividends in the future will depend on the earnings and financial condition of the Company and on such other factors as the Board of Directors of the Company may consider appropriate.

           OFF-BALANCE SHEET TRANSACTIONS AND CONTRACTUAL COMMITMENTS

We have no relationships with any "special purpose" entities and have no commercial commitments with related parties. The only contractual obligations are in the form of operating leases, capital leases, notes payable and future research and development expenditures.

                     PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table provides information about the fees billed to us for professional services rendered by KPMG LLP, our principal accountant, during fiscal 2004 and 2003, respectively:

                                                                   AGGREGATE FEES BILLED BY OUR
                                                                       PRINCIPAL ACCOUNTANT
                                                             ---------------------------------------
                                                                       2004                     2003
                                                             --------------            -------------
     Audit fees                                              $      363,788            $     328,113
     Audit-related fees                                             200,589                   24,786
     Non-audit services                                             268,790                   74,100
     Total fees                                              $      833,167            $     426,999

For the year ended December 31, 2004, the total amount of fees paid by the Company to KPMG LLP for professional services rendered was $833,167. These fees were paid as follows:

AUDIT FEES - Audit fees were paid for services rendered by the auditors for the audit of the Company's annual consolidated financial statements for the year ended December 31, 2004 and the review of the Company's quarterly consolidated financial statements for 2004 and services provided in connection with statutory and regulatory filings or engagements, including accounting consultations on specific issues related to the year-end audit.

AUDIT RELATED FEES - Audit related fees were paid for assurance and related services that are reasonably related to the performance of services that are traditionally performed by an independent auditor, and which are not reported under the audit fees item above. These services consisted of general advice and consultations on accounting standards, assistance related to due diligence and the acquisition of the Shire businesses during the year.

NON-AUDIT SERVICES - Non-audit services include tax fees paid for tax compliance services, including the review of original and amended tax returns, assistance with questions regarding tax audits and assistance in completing routine tax schedules and calculations.

                   INTERNAL CONTROLS - REPORT FROM MANAGEMENT

The Company maintains a set of disclosure controls and procedures designed to ensure that information required to be disclosed is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms. The

Company's principal executive and financial officers have evaluated the Company's controls and procedures as of the end of the period covered by this report.


There were no significant changes to the Company's internal controls over financial reporting that occurred during the period covered by this report or in other factors that materially affected, or would be reasonably likely to materially affect, the Company's internal control over financial reporting that could significantly affect those controls subsequent to the date of their last evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

                                 CODE OF ETHICS

The Company adopted a code of ethics for their principal executive officers, principal financial officer, principal accounting officer or controller, and/or persons performing similar functions. The portion of our Code of Business Conduct which applies to our senior officers is filed as Exhibit 1 to this annual report.

                          CRITICAL ACCOUNTING ESTIMATES

The preparation of Company's financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of the valuation of investments, medical technology and other assets, the useful lives of assets for depreciation and amortization, stock-based compensation, the amounts recorded as revenue and deferred licensing revenue and accrued liabilities, and the allocation of the purchase price on an acquisition.

                             ADDITIONAL INFORMATION

The Company will provide to any person, upon request to the Secretary of the
Company:

(a) when securities of the Company are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of securities of the Company,

               (i) one copy of this Annual Information Form together with one copy of any document, or the pertinent pages from any document, incorporated by referenced in this Annual Information Form;

              (ii) one copy of the audited consolidated financial statements of the Company for the years ended December 31, 2004 and 2003 together with the accompanying report of the auditors thereon and one copy of any interim financial statements of the Company subsequent to such financial statements;

             (iii) one copy of the most recent Information Circular of the Company; and

              (iv) one copy of any other document that is incorporated by reference into the preliminary short form prospectus or the short form prospectus other than those referred to above; or

(b)      at any other time, one copy of any of the documents referred to in
         (a)(i), (ii) and (iii) above, provided that the Company may require the payment of a reasonable charge if the request is made by a person who is not a security holder in the Company.

Additional information including directors' and officers' remuneration and indebtedness, principal holders of the Company's securities, options to purchase securities and interest of insiders in material transactions, where applicable, is contained in the most recent Information Circular of the Company and additional financial information is provided in the audited consolidated financial statements of the Company for the year ended December 31, 2004 and Management Discussion and Analysis thereof.

Documents filed by the Company with Canadian securities regulators are available at www.sedar.com.

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This Annual Information Form contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in the sections entitled "Business of ID Biomedical - General," "Vaccines, "Gene-Based Testing", and "Risk Factors". These statements involve known and unknown risks, uncertainties and other factors, including the risks outlined under the section entitled "Risk Factors," which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

     o marketing and/or commercialization of our products and technologies under development;

     o decisions and the timing of those decisions made by the various health regulatory agencies relative to the Company's technology and products, particularly Fluviral in the US;

     o the Company's ability to successfully complete pre-clinical and clinical development of its products;

     o    our estimates for future revenues and profitability;

     o our estimates regarding our capital requirements and our needs for additional financing;

     o    market acceptance of the Company's technology and products;

     o plans for future products, technologies and services and for enhancements of existing products, technologies and services;

     o the Company's ability to obtain and enforce timely patent and other intellectual property protection and to avoid or license third party intellectual property covering its technology and products;

     o our ability to attract customers and establish and maintain corporate alliances relating to the development and commercialization of our technology and products;

     o sources of revenues and anticipated revenues, including licenses of our intellectual property, collaborative agreements and the continued viability and duration of those agreements; and

     o    the ability to obtain sufficient financial resources.

In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "continue," "estimate," "expect," "intent," "may," "might," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks in this Annual Information Form in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this Annual Information Form, and we are no obligation to update any of these forward-looking statements after the date of this Annual Information Form to conform such statements to actual results, unless required by law. You should read this Annual Information Form completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

                           GLOSSARY OF TECHNICAL TERMS

Adjuvant A substance or drug added to a vaccine to increase the immune response and the therapeutic or prophylactic benefit of the vaccine.

AE                                            Adverse Event

Antibody A type of protein produced by the immune system and released into serum and tissue fluids in response to exposure to a foreign substance (antigen). Antibodies bind tightly to such foreign substances and help eliminate them from the body.

Antigen Any foreign or non-self substance that, when introduced into the body, causes the immune system to create an antibody.

Assay                                         A test for a particular substance.

Bacteria A large group of typically single celled microorganisms, some of which are disease causing.

Biological                                    Biological pathogens released
Warfare Agents                                intentionally or accidentally, or
                                              naturally occurring, that result
                                              in disease or death. Human
                                              exposure to these agents may occur
                                              through inhalation, skin
                                              (cutaneous) exposure, or ingestion
                                              of contaminated food or water.

Biotechnology                                 The application of organisms,
                                              biological systems or biological
                                              processes to manufacturing and
                                              service industries including any
                                              process in which organisms,
                                              tissues, cells, organelles or
                                              isolated enzymes are used to
                                              convert biological or other raw
                                              materials to products of greater
                                              value - also includes the design
                                              and use of reactors, fermentors
                                              and downstream processing,
                                              analytical and control equipment
                                              associated with biological
                                              manufacturing processes.

Clinical trials                               Studies in which human
                                              subjects are used to assess the
                                              immunogenicity, safety and
                                              effectiveness of a new drug or
                                              vaccine.

CPT Cycling Probe Technology - a proprietary technology for detecting target DNA that uses the target to catalyze the conversion of chimeric probes to shorter, detectable fragments.

Delivery System                               A modification to the physical
                                              form, enclosure, or attachment to
                                              a carrier substance of a drug or
                                              vaccine that is intended to
                                              improve the delivery or function
                                              of the drug or vaccine in the
                                              body.

DNA Deoxyribonucleic Acid - a complex biological polymer found in the cell nucleus of all living organisms which contains all the genetic information necessary to direct all aspects of cellular function - it also carries and transmits the genetic information in most organisms (an exception being the RNA viruses).



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ELISA                                         Enzyme-Linked Immunosorbent
                                              Assay used for measuring the
                                              level of immunoglobulins
                                              produced in sera following
                                              immunization

FDA United States Food and Drug Administration - the government agency which regulates the use and sale of medical products in the United States.

GMP                                           Good Manufacturing Practices

GMT Geometric Mean Titer, a measure of the level of specific antibodies in body fluids following immunization

GrAS Group A, beta-hemolytic streptococci - bacteria that can cause rheumatic fever, as well as, deep or superficial infections of the skin, but most commonly cause "strep throat."

Hemagglutinin Protein (HA)                    Protein on the surface of
                                              influenza virus that mediates
                                              infection and agglutinates red
                                              blood cells

IgA                                           Immunoglobulin of class A found
                                              mainly in blood

IgG                                           Immunoglobulin of class G found
                                              mainly in blood

Immune Response                               An adaptive response in which the
                                              immune system recognizes a
                                              foreign substance or organism
                                              and produces antibodies and/or
                                              cells that interact specifically
                                              with the foreign material and
                                              contain, neutralize, or
                                              eliminate it.

Immunity                                      The condition of being able to
                                              resist a particular disease.

IND Abbreviation for "Investigational New Drug Application" - a comprehensive document submitted to the FDA or TPP or other similar authorities in seeking approval to conduct clinical trials in humans.

Infectious Diseases                           Diseases caused by bacteria,
                                              viruses, parasites, etc., which
                                              can be spread from one organism to
                                              another.

Mucosa The layer of tissue lining the hollow internal organs in vertebrates (respiratory, intestinal and urigenital tracts) and separating the internal milieu from the environment. Mucosal surfaces are usually covered by secretions that lubricate them and help eliminate foreign substances.

Mucosal Immune Response                       An immune response that stops
                                              invading organisms at the
                                              mucosal surface, before they can
                                              reach the internal organs.

Nasal                                         Via the nose.

Pathogen                                      A specific causative agent (such
                                              as a bacterium or virus) of
                                              disease.



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Pneumococcal                                  A nonmotile, gram-positive
                                              bacterium (STREPTOCOCCUS
                                              PNEUMONIAE) that is the most
                                              common cause of bacterial
                                              pneumonia, associated with
                                              meningitis and other infectious
                                              diseases.

Preclinical studies                           Experiments that evaluate
                                              the efficacy and safety of new
                                              drugs or vaccines in animals prior
                                              to, and in parallel with, studies
                                              in humans.

Prophylactic                                  Vaccines designed to produce an
                                              immune response that prevents a
                                              disease or condition.

Protein A macromolecule comprising a specific sequence of amino acids which, when folded in its natural shape, has a unique biological activity.

Proteosome                                    Microparticles of specific
                                              purified bacterial membrane
                                              proteins that serve as both a
                                              delivery system and adjuvant for
                                              vaccines.

Safety Trials                                 Clinical trials designed
                                              principally to evaluate the
                                              incidence of adverse reactions and
                                              significant side effects of a drug
                                              or a vaccine.

Salivary secretory IgA                        Immunoglobulin of class A found
                                              in mucosal secretions including
                                              saliva

Secreted cytokine patterns                    The variety of small proteins
                                              that control immune responses
                                              that are secreted by cells of
                                              the immune system

Serum hemagglutination-inhibiting (HAI)       A test that measures the level of
                                              serum antibodies against influenza
                                              HA protein based on the ability to
                                              prevent influenza virus from
                                              agglutinating red blood cells

Shigellosis                                   Intestinal disease caused by
                                              bacteria of the genus Shigella,
                                              and characterized by diarrhea,
                                              abdominal discomfort and fever.

Split-viron                                   A virus preparation containing
                                              membrane proteins separated from
                                              the virus particle using
                                              detergents or organic solvents

STREPTOCOCCUS PNEUMONIAE                      Gram-positive bacterium
                                              that causes diseases of the
                                              sinuses and lungs, and can also
                                              invade the blood and central
                                              nervous system.

Therapeutic                                   Vaccines designed to produce an
                                              immune response that treats, cures
                                              or improves an existing disease or
                                              condition.



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Thimerosal                                    A mercury containing organic
                                              compound used as a preservative in
                                              a number of biological products,
                                              including influenza vaccines.

Toxin A product of the metabolic activities of a living organism that causes disease or dysfunction in another organism.

TPP Abbreviation for "Therapeutic Products Programme" - the unity within the Health Protection
                                              Branch of Health Canada
                                              responsible for supervising the
                                              drug development and approval
                                              process in Canada.

Type 1 immune response                        The type of immune response
                                              characterized predominantly by
                                              the production of cytokines that
                                              stimulate cellular immunity,
                                              antibodies and non-allergic
                                              responses

Type 2 immune response                        The type of immune response
                                              characterized predominantly by
                                              the production of cytokines that
                                              stimulate the production of
                                              antibodies and allergic
                                              responses

Vaccine A preparation of non-living microorganisms, living attenuated organisms, or living fully virulent organisms that are administered to produce or artificially increase immunity to a particular disease.

Virus A type of "germ." Viruses contain a protein coat surrounding a core of genetic material, and may or may not be surrounded by a membrane envelope. They have no metabolic machinery of their own, and must invade living cells to multiply. They are probably the most common agents of infectious disease in humans and animals.

WHO World Health Organization - an international agency which assists countries to research, co-ordinate and target health care related resources and provides regional and national structures in the prevention and control of diverse health concerns.



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                                    EXHIBIT 1

                   CODE OF ETHICS FOR OUR PRINCIPAL EXECUTIVE

                      OFFICERS AND SENIOR FINANCIAL OFFICER

SET FORTH BELOW IS A CODE OF ETHICS THAT COMPLIES WITH THE REQUIREMENTS OF
SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002 AND ANY CANADIAN SECURITIES REGULATIONS.

INTRODUCTION

This Code of Ethics is applicable to the Company's principal executive officers, principal financial officer or any person performing similar functions (which are referred to in this Code of Ethics as "Financial Managers"). References in this Code of Ethics to the Company mean the Company or any of its subsidiaries.

While the Company and its shareholders expect honest and ethical conduct in all aspects of our business from all employees, the Company and its shareholders expect the highest possible standards of honest and ethical conduct from our Financial Managers. You are setting an example for other employees and are expected to foster a culture of transparency, integrity and honesty. Compliance with this Code (and the code of Business Conduct and Ethics) is a condition to your employment and any violations will be dealt with appropriately and, if warranted, severely.

In accordance with the rules of the US Securities and Exchange Commission (the "SEC") and Canadian Securities regulations, any change or waiver of this code will be disclosed in our annual report on Form 40-F.

CONFLICTS OF INTEREST

A conflict of interest occurs when your personal interests interfere, or appear to interfere, in any way, with the interest of the Company. A conflict of interest can arise either when you have an interest that may make it difficult for you to perform your professional obligations fully or when you otherwise take action for your direct or indirect benefit or the direct or indirect benefit of a third party that is not consistent with the interests of the Company. Conflicts of interests also arise when you, or a member of your family, receive improper personal benefits as a result of your position in the Company. Loans to, or guarantees of obligations of, any employees, officers, directors or any of their family members are likely to pose conflicts of interest, as are transactions of any kind between the Company and any other entity in which you or any member of your family have a material interest.

As a Financial Manager, it is imperative that you avoid any investments, interest, association or other relationship that interferes, might interfere, or might be thought to interfere, with your independent exercise of judgment in the Company's best interest and other wise with your professional obligations to the Company.

Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest must be disclosed as soon as possible to the chairman of the Audit Committee and/or Chairman of the Corporate Governance Committee.

ACCURATE PERIODIC REPORTS

As you are aware, full, fair, accurate, timely and understandable disclosure in the reports and



                                      -83-
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other documents that we file with, or submit to, the SEC and in our other public communications is critical for us to maintain our good reputation, to comply with our obligations under the securities laws and to meet the expectations of our shareholders and other members of the investment community. You are to exercise the highest standard of care in preparing such reports, documents and other public communications, or in ensuring that such reports, documents and other public communications are prepared, in accordance with the guidelines set forth below.

     o Compliance with generally accepted accounting principles is required at all times. However, technical compliance with GAAP may not be sufficient and, to the extent that technical compliance with GAAP would render financial information that the Company reports misleading, additional disclosure will be required.

     o Compliance with the Company's system of internal accounting controls is required at all times, and no action designed to circumvent such controls and procedures will be tolerated.

     o Compliance with the Company's disclosure controls and procedures is required at all times, and no action designed to circumvent such controls and procedures will be tolerated.

FINANCIAL RECORDS

Financial Managers are responsible for establishing and managing our financial reporting systems to ensure that:

     o    All financial transactions are properly authorized.

     o All records fairly and accurately reflect the transactions or occurrences to which they relate.

     o All records fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses.

     o The Company's accounting records do not contain any false or intentionally misleading entries.

     o No transactions are intentionally misclassified as to accounts, departments or accounting periods.

     o All transactions are supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

     o No information is concealed from the internal auditors, the independent auditors, the Audit Committee or the full board of directors.

COMPLIANCE WITH LAWS

Financial Managers are expected to comply with both the letter and spirit of all applicable laws and government rules and regulations. You will be responsible for establishing and maintaining procedures to:

     o Educate members of the finance department about applicable laws and governmental rules and regulations.



                                      -84-
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     o    Monitor compliance of the finance department with applicable laws and governmental rules and regulations.

     o Identify any possible violations of applicable laws and governmental rules and regulations and report to the Audit Committee and correct in a timely and effective manner any violations of applicable laws or governmental rules and regulations.

ETHICAL CONDUCT

Financial Managers will promote the highest standards of ethical and honest conduct in the finance department. You will be responsible for establishing and maintaining procedures that:

     o    Encourage and reward professional integrity.

     o Eliminate any pressure or incentive to achieve specific financial results by altering any records or the entries, or wilfully misapplying accounting polices or GAAP, or by entering into transactions that are designed to circumvent accounting controls or otherwise disguise the true nature of the transaction.

     o Encourage members of the finance department to report deviations from accounting policies and practices.

COMPLIANCE WITH THIS CODE

If you fail to comply with this Code of Ethics or applicable laws, rules or regulations (including without limitation all rules and regulations of the SEC) you will be subject to disciplinary measures, up to and including discharge from the Company.

You are expected to report violations of this Code of Ethics promptly to the Chairman of the Audit Committee and/or the Chairman of the Corporate Governance Committee.


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